As filed with the Securities and Exchange Commission on March 18, 2010

Registration No. 333-162947

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5 to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

MaxLinear, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	3674	14-1896129
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2051 Palomar Airport Road, Suite 100

Carlsbad, California 92011

(760) 692-0711

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Kishore Seendripu, Ph.D.

2051 Palomar Airport Road, Suite 100

Carlsbad, California 92011

(760) 692-0711

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Douglas H. Collom

Robert F. Kornegay

Anthony G. Mauriello

Wilson Sonsini Goodrich & Rosati,

Professional Corporation

12235 El Camino Real, Suite 200

San Diego, California 92103

Telephone: (858) 350-2300

Telecopy: (858) 350-2399

Bruce K. Dallas Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, California 94025 Telephone: (650) 752-2000 Telecopy: (650) 752-2111

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Issued March 18, 2010

5,434,783 Shares

CLASS A COMMON STOCK

MaxLinear, Inc. is offering 4,166,667 shares of its Class A common stock, and the selling stockholders are offering 1,268,116 shares of Class A common stock. We will not receive any proceeds from the sale of shares by the selling stockholders. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $11.00 and $13.00 per share.

We have applied to list our Class A common stock on the New York Stock Exchange, Inc. under the symbol “MXL.”

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 8.

PRICE $              A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to MaxLinear	Proceeds to Selling Stockholders
Per Share	$	$	$	$
Total	$	$	$	$

We and the selling stockholders have granted the underwriters the right to purchase up to an additional 815,217 shares of Class A common stock to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of Class A common stock to purchasers on                 , 2010.

MORGAN STANLEY	DEUTSCHE BANK SECURITIES

UBS INVESTMENT BANK

THOMAS WEISEL PARTNERS LLC

NEEDHAM & COMPANY, LLC

                    , 2010

# Cable

# Mobile

MAXLINEAR

MXL111SF
QJ265.04B
0928 A RGM
MXL241SF
QJ3Y7.05
0933 TYW
MXL5005S
D3947.01
0751 VSM

# Consumer

# Automotive

You should rely only on the information contained in this prospectus and in any free writing prospectus prepared by or on behalf of us. Neither we, the selling stockholders nor the underwriters have authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any related free writing prospectus. This prospectus is an offer to sell only the shares offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

Until,             , 2010 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

For investors outside the United States: Neither we, the selling stockholders nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus outside of the United States.

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PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our Class A common stock. You should read the entire prospectus carefully, including “Risk Factors” beginning on page 8 and our consolidated financial statements and related notes included elsewhere in this prospectus, before making an investment decision.

MAXLINEAR, INC.

We are a provider of highly integrated, radio-frequency analog and mixed-signal semiconductor solutions for broadband communications applications. Our high performance radio-frequency, or RF, receiver products capture and process digital and analog broadband signals to be decoded for various applications. These products include both RF receivers and RF receiver systems-on-chip, or SoCs, which incorporate our highly integrated radio system architecture and the functionality necessary to demodulate broadband signals. Our initial products have principally been incorporated into, and our revenue has been largely attributable to, mobile handsets in Japan, in-vehicle entertainment devices in Japan and set top boxes in Europe. As we have expanded our product portfolio, however, we have developed products that enable the display of broadband video in a wide range of additional electronic devices, including cable boxes, digital televisions, personal computers and netbooks. We combine our high performance RF and mixed-signal semiconductor design skills with our expertise in digital communications systems, software and embedded systems to provide highly integrated semiconductor devices that are manufactured using low-cost complementary metal oxide semiconductor, or CMOS, process technology.

We are a fabless semiconductor company and primarily sell our products through distributors to original equipment manufacturers, or OEMs, module makers and original design manufacturers, or ODMs. During 2009, we sold our products to more than 35 end user customers, including Panasonic Corporation, Murata Manufacturing Co., Ltd., MTC Co., Ltd., Alps Electric Co., Ltd., Mico Electrical (Hong Kong) Ltd., and Sony Corporation. From inception through December 31, 2009, we shipped 75 million RF receivers and RF receiver SoCs.

For the year ended December 31, 2009, approximately 96% of our net revenue related to sales through distributors, all of which are located in Asia. Tomen Electronics Corporation was our largest distributor, accounting for 54% of our total net revenue for 2009.

Recent technological advances in the display and broadcast TV markets are driving dramatic changes in the way consumers access and experience multimedia content. These advances include the ongoing worldwide conversion from analog to digital television broadcasting; the increasing availability of high-speed broadband and wireless connectivity; rapid improvements in display technology; the transition from standard to high definition television; and the proliferation of multimedia content accessible through terrestrial broadcast digital television, cable, satellite and telecommunications carrier services. As a result, system designers are adding enhanced television functionality to set top boxes and digital televisions. Television also is being incorporated in stationary and mobile electronic devices that previously did not include this functionality, such as mobile handsets, PCs and netbooks. Each electronic device equipped with broadcast digital TV or video functionality must incorporate one or more RF receivers that reliably capture and process broadcast signals. As a result of these trends, RF receiver technology is being deployed in a variety of devices for the cable, consumer, mobile and automotive markets. RF receivers incorporate RF, digital and analog signal processing functions. According to IMS Research, in a work commissioned on our behalf, as of February 10, 2010, the worldwide market for silicon tuners and demodulators is projected to be $2.4 billion in 2010 and $3.4 billion in 2013, representing a 13% compound annual growth rate.

For the past several decades, the RF receiver technology of choice has been the electro-mechanical can tuner. Despite field-proven performance attributes such as signal clarity, can tuners are often prohibitively large in size and have high power consumption, low reliability and high cost, especially in systems requiring multiple RF receivers in a single device. In response, silicon RF receiver solutions have been developed that eliminate some of the mechanical and discrete electronic components found in can tuners. However, existing silicon RF receivers typically have been designed using a conventional radio system architecture that employs multiple external discrete components, although fewer than in traditional can tuners. In addition, these silicon RF receivers have been fabricated using expensive, special purpose semiconductor manufacturing processes such as gallium arsenide and silicon germanium process technologies.

We combine our high performance analog and mixed-signal semiconductor design skills with our expertise in digital communications systems, software and embedded systems to develop RF receivers and RF receiver SoCs. Our solutions have the following key features:

•	Proprietary Radio Architecture. Using our proprietary CMOS-based radio architecture, we leverage both analog and digital signal processing to improve system performance across multiple products.

•

High Signal Clarity Performance. We design our RF receivers and RF receiver SoCs to provide high signal clarity performance under the wide range of challenging signal conditions encountered in cable, consumer, mobile and in-vehicle applications. We believe that signal clarity is more critical in television compared to other communications applications such as voice and data, because signal loss and interference have a more adverse impact on the end user experience of television.

•

Highly Integrated Solution. Our products integrate on a single chip the functionality associated with traditional analog and digital integrated circuits and other expensive discrete components. This high level of integration has the cost benefits associated with smaller silicon die area, fewer external components and better power efficiency.

•

Low Power. Our products enable our customers to reduce power consumption in consumer electronic devices without compromising the stringent performance requirements of applications such as broadcast television. The benefits of low power consumption increase with the number of RF receivers included in a system.

•

Scalable Platform. Our product families share a highly modular, core radio system architecture, which enables us to offer RF receiver and RF receiver SoC solutions that meet the requirements of a wide variety of geographies, broadcast standards and applications. As a result, our customers can minimize the design resources required to develop applications for multiple market segments.

•

Space Efficient Solution. Our highly integrated CMOS-based RF receivers and RF receiver SoCs have an extremely small silicon die size, require minimal external components and consume very little power. This enables our customers to design multi-receiver applications, such as cable set top boxes, in an extremely small form factor.

Our objective is to be the leading provider of mixed signal RF receivers and RF receiver SoC solutions for stationary and mobile broadband video and data communications applications and, in the future, to leverage this core competency to expand into other communications markets with similar performance requirements. The key elements of our strategy are:

•

Extend Technology Leadership in RF Receivers and RF Receiver SoCs. We believe that our success has been, and will continue to be, largely attributable to our RF and mixed signal design capability, which we leverage to develop high-performance, low-cost semiconductor solutions for broadband communications applications.

•	Leverage and Expand our Existing Customer Base. We target customers who are leaders in their respective markets. We intend to continue to focus on sales to customers who are leaders in our current target markets and to build on our relationships with these leading customers to define and enhance our product roadmap.

•

Target Additional High-Growth Markets. We intend to leverage our core competency in developing highly integrated RF receivers and RF receiver SoCs in standard CMOS process technology to address additional segments of the broadband communications and connectivity markets that we believe offer high growth potential.

•

Expand Global Presence. Due to the global nature of our supply chain and customer locations, we intend to continue to expand our sales, design and technical support organization both in the United States and overseas.

•

Attract and Retain Top Talent. We are committed to recruiting and retaining highly talented personnel with proven expertise in the design, development, marketing and sales of communications integrated circuits. We believe that our ability to attract the best engineers is a critical component of our future growth and success in our chosen markets.

Risks Affecting Us

Our business is subject to numerous risks, which are highlighted in the section entitled “Risk Factors” immediately following this prospectus summary. These risks represent challenges to the successful implementation of our strategy and to the growth and future profitability of our business. Some of these risks are:

•	we depend on a limited number of customers for a substantial portion of our revenue;

•	we rely on third parties for our manufacturing operations, including wafer fabrication, assembly and test;

•	we face intense competition and expect competition to increase in the future;

•	our business depends in part on the timing and development of the global transition from analog to digital television;

•	we need to develop and introduce new or enhanced products on a timely basis;

•	we need to penetrate new and existing markets in order to continue to grow our business; and

•

your ability to influence corporate matters that require stockholder approval will be limited by our dual class common stock structure and the substantial high vote Class B common stock ownership position of our founders, executive officers, employees and directors and their affiliates who will, in the aggregate, own 77% of our common stock on an economic basis and 92% of the total votes on certain matters after giving effect to the offering—See “Description of Capital Stock.”

Corporate History and Information

We incorporated in the State of Delaware in September 2003. Our executive offices are located at 2051 Palomar Airport Road, Suite 100, Carlsbad, California 92011, and our telephone number is (760) 692-0711. Our website address is www.MaxLinear.com. Information contained on, or accessible through, our website or the websites of the selling stockholders is not incorporated by reference into this prospectus, and should not be considered to be part of this prospectus.

In this prospectus, unless the context otherwise requires, the “Company,” “we,” “us” and “our” refer to MaxLinear, Inc. and its subsidiaries.

The names “MxL” and “digIQ” are our registered trademarks. All other trademarks and trade names appearing in this prospectus are the property of their respective owners.

THE OFFERING

Class A common stock offered by us	4,166,667 shares

Class A common stock offered by the selling stockholders	1,268,116 shares

Class A common stock to be outstanding after this offering	5,434,783 shares (6,250,000 if the underwriters exercise their over-allotment in full)

Class B common stock to be outstanding after this offering	23,994,947 shares (23,804,730 if the underwriters exercise their over-allotment in full)

Total Class A common stock and Class B common stock to be outstanding after this offering	29,429,730 shares

Over-allotment option	815,217 shares of Class A common stock

Use of proceeds	We intend to use the net proceeds to us from this offering for general corporate purposes, including working capital. We also may use a portion of the net proceeds to us to acquire complementary businesses, products, services or technologies. We will not receive any of the net proceeds from the sale of shares of Class A common stock by the selling stockholders. See “Use of Proceeds.”

Proposed New York Stock Exchange symbol	“MXL”

The number of shares of our Class A and Class B common stock to be outstanding following this offering is based on 25,263,063 shares of our common stock outstanding as of December 31, 2009 and excludes:

•

4,951,385 shares of our Class B common stock issuable upon the exercise of options outstanding as of December 31, 2009 under our 2004 Stock Plan, with a weighted average exercise price of $3.38 per share;

•	208,692 shares of our Class B common stock issuable upon the exercise of options granted after December 31, 2009 under our 2004 Stock Plan, with a weighted average exercise price of $9.03 per share;

•

9,319,269 shares of our Class A common stock reserved for future issuance under our stock-based compensation plans, including 277,678 shares under our 2004 Stock Plan and 9,041,591 shares of our Class A common stock reserved for future issuance under our 2010 Equity Incentive Plan, which will become effective in connection with this offering and contains provisions that will automatically increase its share reserve each year, as more fully described in “Management—Employee Benefit Plans”; and

•

645,827 shares of our Class A common stock reserved for future issuance under our 2010 Employee Stock Purchase Plan, which will become effective in connection with this offering and contains provisions that will automatically increase its share reserve each year, as more fully described in “Management—Employee Benefit Plans.”

Unless otherwise noted, the information in this prospectus reflects and assumes the following:

•	the conversion of all outstanding shares of our convertible preferred stock into an aggregate of 14,526,083 shares of Class B common stock upon the closing of this offering;

•	no exercise of options outstanding as of December 31, 2009;

•	the filing of our amended and restated certificate of incorporation immediately prior to the effectiveness of this offering; and

•	no exercise by the underwriters of their over-allotment option.

Two managing partners of Mission Ventures, one of our principal stockholders, including Edward E. Alexander, who is a member of our Board of Directors, have indicated their interest in purchasing up to an aggregate of $875,000 of our Class A common stock in the offering from the underwriters, at the initial public offering price.

SUMMARY CONSOLIDATED FINANCIAL DATA

We have derived the summary consolidated statement of operations data for the years ended December 31, 2007, 2008 and 2009 from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future.

	Years Ended December 31,
	2007	2008	2009
	(in thousands, except per share amounts)
Consolidated Statement of Operations Data:
Net revenue	$9,696	$31,331	$51,350
Cost of net revenue	4,896	12,675	17,047

Gross profit	4,800	18,656	34,303
Operating expenses:
Research and development	9,924	14,310	19,790
Selling, general and administrative	4,296	6,356	9,921

Total operating expenses	14,220	20,666	29,711

(Loss) income from operations	(9,420)	(2,010)	4,592
Interest income	654	179	51
Interest expense	(78)	(74)	(52)
Other income (expense), net	135	(9)	(32)

(Loss) income before income taxes	(8,709)	(1,914)	4,559
Provision for income taxes	—	—	230

Net (loss) income	(8,709)	(1,914)	4,329
Net income allocable to preferred stockholders	—	—	(3,691	)(1)

Net (loss) income attributable to common stockholders	$(8,709)	$(1,914)	$638

Net (loss) income per share attributable to common stockholders:
Basic	$(0.93)	$(0.19)	$0.06

Diluted	$(0.93)	$(0.19)	$0.06

Shares used to compute net (loss) income per share attributable to common stockholders:
Basic	9,364	9,861	10,129

Diluted	9,364	9,861	11,512

Pro forma net income per share attributable to common stockholders (unaudited):
Basic			$0.18

Diluted			$0.17

Shares used to compute pro forma net income per share attributable to common stockholders (unaudited):
Basic			24,655

Diluted			26,038

(1)

Please see Note 1 to our consolidated financial statements for an explanation of the method used to calculate net income allocable to preferred stockholders and net (loss) income attributable to common stockholders, including the method used to calculate the number of shares used in the computation of the per share amounts.

	As of December 31, 2009
	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)(3)(4)
	(in thousands)
		(unaudited)
Consolidated Balance Sheet Data:
Cash	$17,921	$17,921	$61,368
Working capital	11,029	11,029	56,067
Total assets	35,773	35,773	76,882
Convertible preferred stock	35,351	—	—
Total stockholders’ (deficit) equity	(19,475)	15,876	58,576

(1)	The pro forma balance sheet data in the table above reflects the conversion of all outstanding shares of convertible preferred stock into Class B common stock.
(2)	The pro forma as adjusted balance sheet data in the table above reflects the pro forma conversion described above plus the sale of shares of our Class A common stock in this offering and the application of the net proceeds at an initial public offering price of $12.00 per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
(3)	A $1.00 increase (decrease) in the assumed initial public offering price of $12.00 per share, the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value by $3.9 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of 1 million shares in the number of shares offered by us would increase (decrease) our pro forma as adjusted net tangible book value by approximately $11.2 million. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.
(4)	As of December 31, 2009, we had deferred offering costs of $2.3 million of which $0.7 million had been paid and $1.6 million was accrued. These amounts are reflected in the application of the proceeds from this offering.

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including our consolidated financial statements and related notes, before deciding whether to purchase shares of our Class A common stock. If any of the following risks is realized, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that event, the price of our Class A common stock could decline and you could lose part or all of your investment.

Risks Related to Our Business

We depend on a limited number of customers for a substantial portion of our revenue, and the loss of, or a significant reduction in orders from, one or more of our major customers could have a material adverse effect on our revenue and operating results.

In the year ended December 31, 2009, Panasonic, Murata and MTC accounted for 23%, 13% and 12%, respectively, of our net revenue, and our ten largest customers collectively accounted for 83% of our net revenue. Our operating results for the foreseeable future will continue to depend on sales to a relatively small number of customers and on the ability of these customers to sell products that incorporate our RF receivers or RF receiver SoCs. In the future, these customers may decide not to purchase our products at all, may purchase fewer products than they did in the past, or may alter their purchasing patterns. Factors that could affect our revenue from these large customers include the following:

•

substantially all of our sales to date have been made on a purchase order basis, which permits our customers to cancel, change or delay product purchase commitments with little or no notice to us and without penalty; and

•	some of our customers have sought or are seeking relationships with current or potential competitors which may affect their purchasing decisions.

Delays in development could impair our relationships with our strategic customers and negatively impact sales of the products under development. Moreover, it is possible that our customers may develop their own product or adopt a competitor’s solution for products that they currently buy from us. If that happens, our sales would decline and our business, financial condition and results of operations could be materially and adversely affected.

In addition, our relationships with some customers may deter other potential customers who compete with these customers from buying our products. To attract new customers or retain existing customers, we may offer these customers favorable prices on our products. In that event, our average selling prices and gross margins would decline. The loss of a key customer, a reduction in sales to any key customer or our inability to attract new significant customers could seriously impact our revenue and materially and adversely affect our results of operations.

We face intense competition and expect competition to increase in the future, which could have an adverse effect on our revenue, revenue growth rate, if any, and market share.

The global semiconductor market in general, and the RF receiver market in particular, are highly competitive. We compete in different target markets to various degrees on the basis of a number of principal competitive factors, including our products’ performance, features and functionality, energy efficiency, size, ease of system design, customer support, product roadmap, reputation, reliability and price, as well as on the basis of our customer support, the quality of our product roadmap and our reputation. We expect competition to increase and intensify as more and larger semiconductor companies as well as the internal resources of large, integrated original equipment manufacturers, or OEMs, enter our markets. Increased competition could result in price pressure, reduced profitability and loss of market share, any of which could materially and adversely affect our business, revenue, revenue growth rates and operating results.

As our products are integrated into a variety of stationary and mobile electronic devices, we compete with suppliers of both can tuners and traditional silicon RF receivers. Our competitors range from large, international companies offering a wide range of semiconductor products to smaller companies specializing in narrow markets and internal engineering groups within mobile device, television and STB manufacturers, some of which may be our customers. Our primary competitors include Analog Devices, Inc., Broadcom Corporation, Entropic Communications, Inc., Maxim Integrated Products, Inc., Microtune, Inc., Newport Media Inc., NXP B.V., Silicon Laboratories Inc. and Xceive Corporation. We expect competition in the markets in which we participate to increase in the future as existing competitors improve or expand their product offerings. In addition, we believe that a number of other public and private companies are in the process of developing competing products for digital television and other broadband communication applications. Because our products often are building block semiconductors which provide functions that in some cases can be integrated into more complex integrated circuits we also face competition from manufacturers of integrated circuits, some of which may be existing customers that develop their own integrated circuit products.

Our ability to compete successfully depends on elements both within and outside of our control, including industry and general economic trends. During past periods of downturns in our industry, competition in the markets in which we operate intensified as manufacturers of semiconductors reduced prices in order to combat production overcapacity and high inventory levels. Many of our competitors have substantially greater financial and other resources with which to withstand similar adverse economic or market conditions in the future. Moreover, the competitive landscape is changing as a result of consolidation within our industry as some of our competitors have merged with or been acquired by other competitors, and other competitors have begun to collaborate with each other. These developments may materially and adversely affect our current and future target markets and our ability to compete successfully in those markets.

Our business, revenue and revenue growth, if any, will depend in part on the timing and development of the global transition from analog to digital television, which is subject to numerous regulatory and business risks outside our control.

For the year ended December 31, 2009, a substantial majority of our revenue was attributable to demand for our products in the consumer market, consisting principally of sales of products ultimately incorporated in digital to analog converter boxes for sale to consumers in the European Union, or EU, as well as in automotive navigation displays and digital televisions in Japan. We expect a significant portion of our revenue in future periods to depend on the demand for digital to analog converter boxes, in Europe and for automotive digital TV, PCTV and digital televisions in Japan. In contrast to the United States, where the transition from analog to digital television occurred on a national basis in June 2009, in Europe the digital transition is being phased in on a local and regional basis and is expected to occur over several years. Most countries in Western Europe are expected to convert completely to digital television by 2012, with the transition in Eastern Europe expected to continue through 2015. Similarly, in Japan there is a government mandate to completely switch off analog TV transmissions by 2012. As a result, our future revenue will depend in part on government mandates requiring conversion from analog to digital television and on the timing and implementation of those mandates. If the transition to digital TV standards did not take place or were substantially delayed in Europe or other international markets, our business, revenue, operating results and financial condition would be materially and adversely affected.

If we fail to develop and introduce new or enhanced products on a timely basis, our ability to attract and retain customers could be impaired and our competitive position could be harmed.

We operate in a dynamic environment characterized by rapidly changing technologies and industry standards and technological obsolescence. To compete successfully, we must design, develop, market and sell new or enhanced products that provide increasingly higher levels of performance and reliability and meet the cost expectations of our customers. The introduction of new products by our competitors, the market acceptance of products based on new or alternative technologies, or the emergence of new industry standards could render our existing or future products obsolete. Our failure to anticipate or timely develop new or enhanced products or technologies in response to technological shifts could result in decreased revenue and our competitors winning more competitive bid processes, known as “design wins.” In particular, we may experience difficulties with product design, manufacturing, marketing or certification that could delay or prevent our development, introduction or marketing of new or enhanced products. If we fail to introduce new or enhanced products that meet the needs of our customers or penetrate new markets in a timely fashion, we will lose market share and our operating results will be adversely affected.

If we fail to penetrate new markets, our revenue, revenue growth rate, if any, and financial condition could be materially and adversely affected.

Currently, we sell most of our products to Japanese manufacturers of applications for the mobile electronic device market and the automotive TV display market in Japan, and to Chinese manufacturers of set top boxes for sale in the European market. Our future revenue growth, if any, will depend in part on our ability to expand beyond these markets with our RF receivers and RF receiver SoCs, particularly in markets for cable set top boxes, automotive entertainment, set top boxes for internet protocol television, or IPTV, and digital television on personal computers, or PCTV. Each of these markets presents distinct and substantial risks. If any of these markets does not develop as we currently anticipate or if we are unable to penetrate them successfully, it could materially and adversely affect our revenue and revenue growth rate, if any.

In the future, we expect cable set top boxes to represent our largest North American target market. The North American cable set top box market is dominated by only a few OEMs, including Motorola Inc., Cisco Systems, Inc., Arris Group, Inc. and Thomson S.A. These OEMs are large, multinational corporations with substantial negotiating power relative to us. Securing design wins with any of these companies will require a substantial investment of our time and resources. Even if we succeed, additional testing and operational certifications will be required by the OEMs’ customers, which include large cable television companies such as Comcast Corporation and Time Warner Cable Inc. In addition, our products will need to be compatible with other components in our customers’ designs, including components produced by our competitors or potential competitors. There can be no assurance that these other companies will support or continue to support our products.

Finally, the markets for IPTV and PCTV are new, still developing and relatively small. We have sold limited quantities of our products into these markets and cannot predict how or to what extent demand for our products in these markets will develop.

If we fail to penetrate these or other new markets upon which we target our resources, our revenue and revenue growth rate, if any, likely will decrease over time and our financial condition could suffer.

To date, a substantial portion of our revenue has been attributable to demand for our products in markets for mobile electronic devices and the growth of these overall markets. These markets may not grow and develop in ways that we currently expect and are subject to substantial regulatory and market risks, any of which could have a material adverse effect on our business, revenue and operating results.

Sales of our products to customers in the mobile electronic device market accounted for a significant portion of our revenue for the year ended December 31, 2009. The development of the market for mobile digital television will depend, among other factors, on regulatory decisions concerning adoption of mobile digital television standards, decisions by regulators and service providers concerning mobile television product offerings and agreements between service providers and content providers relating to economic aspects of mobile digital television broadcasts. Predicting how the global market for mobile digital television will develop is difficult because it is relatively new and subject to substantial regulatory and market risks, which vary from country to country.

Because of differences in international broadcast standards, government regulations and incentive structures, we expect substantial differences in the development of mobile television markets across different geographic markets. Major geographic markets have selected different broadcast standards and, once a standard is chosen, substantial infrastructure changes may be required to implement the standard and make mobile television generally available. We believe that it is unlikely that many service providers will commit to make mobile digital television available before a standard is selected and an implementation schedule established for their geographic service markets. In March 2008, the EU endorsed its standard for digital television, DVB-H; however, this spectrum is not yet available in all EU member countries. In October 2009, North America adopted ATSC-M/H, which is also referred to as A/153, as a digital mobile broadcast standard. Implementation of both DVB-H and ATSC-M/H will require substantial infrastructure improvements.

In addition to risks relating to standard-setting, we also expect governmental regulation of the pricing and content of mobile broadcasting and business decisions by service providers and content providers to have a material impact on the development of individual markets for mobile electronic devices. In 2009 and 2008, substantially all of the digital mobile television revenue was attributable to the Japanese market. From April 2006 until the end of March 2008, the Japanese government required that digital television programs broadcast on terrestrial digital television also be offered free of charge to the Japanese consumers on their mobile handsets. Moreover, until recently, Japanese service providers implemented pricing structures that subsidized the purchase of new handheld devices. In contrast, the European market has been characterized by subscription-based mobile digital television services, resulting in slower consumer adoption rates. Development of the European market has also been adversely affected by delays in agreements between service providers and content providers concerning the economic terms on which service providers will make these broadcasts available to subscribers. In China, conditional access issues relating to government control of content availability may limit the development of its mobile digital television market.

A portion of our mobile electronics customers supply the automotive entertainment market, which presents distinct risks. We cannot predict whether a substantial market will develop for broadcast digital television in automobiles, or if it does develop, whether we will be able to compete successfully in this market. Moreover, even if a market for broadcast digital television in automobiles does develop, government safety regulations could prohibit or limit the availability of broadcast television in automobiles. In addition, customers in the automotive market establish very demanding specifications for quality, performance and reliability. Minor product defects could damage our reputation in the automobile industry and result in a loss of future sales, even with customers with which we already may have obtained design wins.

As a result, we are unable to predict the timing or direction of the development of mobile digital television markets with any accuracy. In addition, because some of our products are not limited in the devices or geographic areas in which they may be deployed and we sell our products principally to distributors for subsequent sale to end user manufacturers, we cannot always determine with accuracy how, where or into which applications our products are being deployed. Delays in the development of, or unexpected developments in, these markets could have an adverse effect on order activity by mobile device manufacturers and, as a result, on our business, revenue, operating results and financial condition.

We rely on a limited number of third parties to manufacture, assemble and test our products, and the failure to manage our relationships with our third-party contractors successfully could adversely affect our ability to market and sell our products.

We do not have our own manufacturing facilities. We operate an outsourced manufacturing business model that utilizes third-party foundry and assembly and test capabilities. As a result, we rely on third-party foundry wafer fabrication and assembly and test capacity, including sole sourcing for many components or products. Currently, all of our products are manufactured by United Microelectronics Corporation, or UMC, at foundries in Taiwan and Singapore. We also use third-party contractors for all of our assembly and test operations, including Advanced Semiconductor Engineering Inc., Siliconware Precision Industries Co., Ltd., Unisem (M) Berhad, Jiangyin Changdian Advanced Packaging Co., Ltd., Casio Micronics Co., Ltd., Giga Solution Technology Co., Ltd. and SIGURD Microelectronics Corp.

Relying on third party manufacturing, assembly and testing presents significant risks to us, including the following:

•	failure by us, our customers, or their end customers to qualify a selected supplier;

•	capacity shortages during periods of high demand;

•	reduced control over delivery schedules and quality;

•	shortages of materials;

•	misappropriation of our intellectual property;

•	limited warranties on wafers or products supplied to us; and

•	potential increases in prices.

The ability and willingness of our third-party contractors to perform is largely outside our control. If one or more of our contract manufacturers or other outsourcers fails to perform its obligations in a timely manner or at satisfactory quality levels, our ability to bring products to market and our reputation could suffer. For example, in the event that manufacturing capacity is reduced or eliminated at one or more facilities, including as a response to the recent worldwide decline in the semiconductor industry, manufacturing could be disrupted, we could have difficulties fulfilling our customer orders and our net revenue could decline. In addition, if these third parties fail to deliver quality products and components on time and at reasonable prices, we could have difficulties fulfilling our customer orders, our net revenue could decline and our business, financial condition and results of operations would be adversely affected.

Additionally, our manufacturing capacity may be similarly reduced or eliminated at one or more facilities due to the fact that our fabrication and assembly and test contractors are all located in the Pacific Rim region, principally in Taiwan and Singapore. The risk of earthquakes in these geographies is significant due to the proximity of major earthquake fault lines, and Taiwan in particular is also subject to typhoons and other Pacific storms. Earthquakes, fire, flooding, or other natural disasters in Taiwan or the Pacific Rim region, or political unrest, war, labor strikes, work stoppages or public health crises, such as outbreaks of H1N1 flu, in countries where our contractors’ facilities are located could result in the disruption of our foundry, assembly or test capacity. Any disruption resulting from these events could cause significant delays in shipments of our products until we are able to shift our manufacturing, assembly or test from the affected contractor to another third-party vendor. There can be no assurance that alternative capacity could be obtained on favorable terms, if at all.

We do not have any long-term supply contracts with our contract manufacturers or suppliers, and any disruption in our supply of products or materials could have a material adverse affect on our business, revenue and operating results.

We currently do not have long-term supply contracts with any of our third-party vendors, including UMC. We make substantially all of our purchases on a purchase order basis, and neither UMC nor our other contract manufacturers are required to supply us products for any specific period or in any specific quantity. We expect that it would take approximately nine to twelve months to transition performance of our foundry or assembly services to new providers. Such a transition would likely require a qualification process by our customers or their end customers. We generally place orders for products with some of our suppliers approximately four to five months prior to the anticipated delivery date, with order volumes based on our forecasts of demand from our customers. Accordingly, if we inaccurately forecast demand for our products, we may be unable to obtain adequate and cost-effective foundry or assembly capacity from our third-party contractors to meet our customers’ delivery requirements, or we may accumulate excess inventories. On occasion, we have been unable to adequately respond to unexpected increases in customer purchase orders and therefore were unable to benefit from this incremental demand. None of our third-party contractors has provided any assurance to us that adequate capacity will be available to us within the time required to meet additional demand for our products.

To address capacity considerations, we are in the process of qualifying another semiconductor fabricator, but this qualification is not complete. Qualification will not occur if we identify a defect in the fabricator’s manufacturing process or if our customers choose not to invest the time and expense required to qualify the proposed fabricator. If full qualification of the fabricator does not occur, we may not be able to sell all of the materials produced by this fabricator or to fulfill demand for our products, which would adversely affect our business, revenue and operating results. In addition, the resulting write-off of unusable inventories would have an adverse effect on our operating results.

Average selling prices of our products could decrease rapidly, which could have a material adverse effect on our revenue and gross margins.

We may experience substantial period-to-period fluctuations in future operating results due to the erosion of our average selling prices. From time to time, we have reduced the average unit price of our products in anticipation of competitive pricing pressures, new product introductions by us our or competitors and for other reasons. We expect that we will have to do so again in the future. If we are unable to offset any reductions in our average selling prices by increasing our sales volumes or introducing new products with higher operating margins, our revenue and gross margins will suffer. To maintain our gross margins, we must develop and introduce new products and product enhancements on a timely basis and continually reduce our and our customers’ costs. Failure to do so would cause our revenue and gross margins to decline.

Due to our limited operating history and our sell-through revenue recognition policy, we may have difficulty accurately predicting our future revenue and appropriately budgeting our expenses.

We were incorporated in 2003 and did not begin to generate product revenue until the end of the fourth quarter of 2006. As a result, we have only a limited operating history from which to predict future revenue. This limited operating experience, combined with the rapidly evolving nature of the markets in which we sell our products, substantial uncertainty concerning how these markets may develop and other factors beyond our control, reduces our ability to accurately forecast quarterly or annual revenue. In addition, because we record revenue from sales when our products are shipped to end customers by our distributors, some of the revenue we record in a quarter may be derived from sales of products shipped to distributors during previous quarters. This revenue recognition policy reduces our ability to forecast quarterly or annual revenue accurately. We are currently expanding our staffing and increasing our expense levels in anticipation of future revenue growth. If our revenue does not increase as anticipated, we could incur significant losses due to our higher expense levels if we are not able to decrease our expenses in a timely manner to offset any shortfall in future revenue.

We may not sustain our growth rate, and we may not be able to manage any future growth effectively.

We have experienced significant growth in a short period of time. Our net revenue increased from approximately $9.7 million in 2007 to approximately $51.4 million in 2009. We may not achieve similar growth rates in future periods. You should not rely on our operating results for any prior quarterly or annual periods as an indication of our future operating performance. If we are unable to maintain adequate revenue growth, our financial results could suffer and our stock price could decline.

To manage our growth successfully and handle the responsibilities of being a public company, we believe we must effectively, among other things:

•

recruit, hire, train and manage additional qualified engineers for our research and development activities, especially in the positions of design engineering, product and test engineering and applications engineering;

•	add additional sales personnel and expand sales offices;

•	implement and improve our administrative, financial and operational systems, procedures and controls; and

•

enhance our information technology support for enterprise resource planning and design engineering by adapting and expanding our systems and tool capabilities, and properly training new hires as to their use.

If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities or develop new products and we may fail to satisfy customer requirements, maintain product quality, execute our business plan or respond to competitive pressures.

Our customers require our products and our third-party contractors to undergo a lengthy and expensive qualification process which does not assure product sales.

Prior to purchasing our products, our customers require that both our products and our third-party contractors undergo extensive qualification processes, which involve testing of the products in the customer’s system and rigorous reliability testing. This qualification process may continue for six months or more. However, qualification of a product by a customer does not assure any sales of the product to that customer. Even after successful qualification and sales of a product to a customer, a subsequent revision to the RF receiver or RF receiver SoC, changes in our customer’s manufacturing process or our selection of a new supplier may require a new qualification process, which may result in delays and in us holding excess or obsolete inventory. After our products are qualified, it can take an additional six months or more before the customer commences volume production of components or devices that incorporate our products. Despite these uncertainties, we devote substantial resources, including design, engineering, sales, marketing and management efforts, to qualifying our products with customers in anticipation of sales. If we are unsuccessful or delayed in qualifying any of our products with a customer, sales of this product to the customer may be precluded or delayed, which may impede our growth and cause our business to suffer.

We are subject to risks associated with our distributors’ product inventories and product sell-through. Should any of our distributors cease or be forced to stop distributing our products, our business would suffer.

We currently sell substantially all of our products to customers through our distributors, who maintain their own inventories of our products. Sales to distributors accounted for 96% of our net revenue in the year ended December 31, 2009. If our distributors are unable to sell an adequate amount of their inventories of our products in a given quarter to manufacturers and end users or if they decide to decrease their inventories of our products for any reason, our sales to these distributors and our revenue may decline. In addition, if some distributors decide to purchase more of our products than are required to satisfy end customer demand in any particular quarter, inventories at these distributors would grow in that quarter. These distributors likely would reduce future orders until inventory levels realign with end customer demand, which could adversely affect our product revenue in a subsequent quarter.

Our reserve estimates with respect to the products stocked by our distributors are based principally on reports provided to us by our distributors, typically on a monthly basis. To date, we believe that this data typically has been accurate. To the extent that this resale and channel inventory data is inaccurate or not received in a timely manner, we may not be able to make reserve estimates for future periods accurately or at all.

We are subject to order and shipment uncertainties, and differences between our estimates of customer demand and product mix and our actual results could negatively affect our inventory levels, sales and operating results.

Our revenue is generated on the basis of purchase orders with our customers rather than long-term purchase commitments. In addition, our customers can cancel purchase orders or defer the shipments of our products under certain circumstances. Our products are manufactured using a silicon foundry according to our estimates of customer demand, which requires us to make separate demand forecast assumptions for every customer, each of which may introduce significant variability into our aggregate estimate. We have limited visibility into future customer demand and the product mix that our customers will require, which could adversely affect our revenue forecasts and operating margins. Moreover, because our target markets are relatively new, many of our customers have difficulty accurately forecasting their product requirements and estimating the timing of their new product introductions, which ultimately affects their demand for our products. Historically, because of this limited visibility, actual results have been different from our forecasts of customer demand. Some of these differences have been material, leading to excess inventory or product shortages and revenue and margin forecasts above those we were actually able to achieve. These differences may occur in the future, and the adverse impact of these differences between forecasts and actual results could grow if we are successful in selling more products to some customers. In addition, the rapid pace of innovation in our industry could render significant portions of our inventory obsolete. Excess or obsolete inventory levels could result in unexpected expenses or increases in our reserves that could adversely affect our business, operating results and financial condition. Conversely, if we were to underestimate customer demand or if sufficient manufacturing capacity were unavailable, we could forego revenue opportunities, potentially lose market share and damage our customer relationships. In addition, any significant future cancellations or deferrals of product orders or the return of previously sold products due to manufacturing defects could materially and adversely impact our profit margins, increase our write-offs due to product obsolescence and restrict our ability to fund our operations.

Winning business is subject to lengthy competitive selection processes that require us to incur significant expenditures. Even if we begin a product design, a customer may decide to cancel or change its product plans, which could cause us to generate no revenue from a product and adversely affect our results of operations.

We are focused on securing design wins to develop RF receivers and RF receiver SoCs for use in our customers’ products. These selection processes typically are lengthy and can require us to incur significant design and development expenditures and dedicate scarce engineering resources in pursuit of a single customer opportunity. We may not win the competitive selection process and may never generate any revenue despite incurring significant design and development expenditures. These risks are exacerbated by the fact that some of our customers’ products likely will have short life cycles. Failure to obtain a design win could prevent us from offering an entire generation of a product, even though this has not occurred to date. This could cause us to lose revenue and require us to write off obsolete inventory, and could weaken our position in future competitive selection processes.

After securing a design win, we may experience delays in generating revenue from our products as a result of the lengthy development cycle typically required. Our customers generally take a considerable amount of time to evaluate our products. The typical time from early engagement by our sales force to actual product introduction runs from nine to twelve months for the consumer market, to as much as 12 to 36 months for the automotive TV display market. The delays inherent in these lengthy sales cycles increase the risk that a customer will decide to cancel, curtail, reduce or delay its product plans, causing us to lose anticipated sales. In addition, any delay or cancellation of a customer’s plans could materially and adversely affect our financial results, as we may have incurred significant expense and generated no revenue. Finally, our customers’ failure to successfully market and sell their products could reduce demand for our products and materially and adversely affect our business, financial condition and results of operations. If we were unable to generate revenue after incurring substantial expenses to develop any of our products, our business would suffer.

Our operating results are subject to substantial quarterly and annual fluctuations and may fluctuate significantly due to a number of factors that could adversely affect our business and our stock price.

Our revenue and operating results have fluctuated in the past and are likely to fluctuate in the future. These fluctuations may occur on a quarterly and on an annual basis and are due to a number of factors, many of which are beyond our control. These factors include, among others:

•	changes in end-user demand for the products manufactured and sold by our customers;

•	the receipt, reduction or cancellation of significant orders by customers;

•	fluctuations in the levels of component inventories held by our customers;

•	the gain or loss of significant customers;

•	market acceptance of our products and our customers’ products;

•	our ability to develop, introduce and market new products and technologies on a timely basis;

•	the timing and extent of product development costs;

•	new product announcements and introductions by us or our competitors;

•	incurrence of research and development and related new product expenditures;

•	seasonality or cyclical fluctuations in our markets;

•	currency fluctuations;

•	fluctuations in IC manufacturing yields;

•	significant warranty claims, including those not covered by our suppliers;

•	changes in our product mix or customer mix;

•	intellectual property disputes;

•	loss of key personnel or the shortage of available skilled workers; and

•	the effects of competitive pricing pressures, including decreases in average selling prices of our products.

The foregoing factors are difficult to forecast, and these, as well as other factors, could materially adversely affect our quarterly or annual operating results. We typically are required to incur substantial development costs in advance of a prospective sale with no certainty that we will ever recover these costs. A substantial amount of time may pass between a design win and the generation of revenue related to the expenses previously incurred, which can potentially cause our operating results to fluctuate significantly from period to period. In addition, a significant amount of our operating expenses are relatively fixed in nature due to our significant sales, research and development costs. Any failure to adjust spending quickly enough to compensate for a revenue shortfall could magnify its adverse impact on our results of operations.

We may be unable to make the substantial and productive research and development investments which are required to remain competitive in our business.

The semiconductor industry requires substantial investment in research and development in order to develop and bring to market new and enhanced technologies and products. Many of our products originated with our research and development efforts and have provided us with a significant competitive advantage. Our research and development expense was $9.9 million in 2007, $14.3 million in 2008 and $19.8 million in 2009. In 2008, we increased our research and development expenditures as compared to prior periods as part of our strategy of devoting focused research and development efforts on the development of innovative and sustainable product platforms. Although we have reduced research and development spending in connection with the current economic downturn, we are committed to investing in new product development in order to stay competitive in our markets and plan to invest in process development and maintain research and development fabrication capabilities in order to develop manufacturing processes for devices that are invented internally. We do not know whether we will have sufficient resources to maintain the level of investment in research and development required to remain competitive. In addition, we cannot assure you that the technologies which are the focus of our research and development expenditures will become commercially successful.

Our business would be adversely affected by the departure of existing members of our senior management team.

Our success depends, in large part, on the continued contributions of our senior management team, in particular, the services of Kishore Seendripu, Ph.D., our Chairman, President and Chief Executive Officer, Curtis Ling, Ph.D., our Chief Technical Officer and a Director, and Madhukar Reddy, Ph.D., our Vice President, IC and RF Systems Engineering. None of our senior management team is bound by written employment contracts to remain with us for a specified period. In addition, we have not entered into non-compete agreements with members of our senior management team. The loss of any member of our senior management team could harm our ability to implement our business strategy and respond to the rapidly changing market conditions in which we operate.

If we are unable to attract, train and retain qualified personnel, especially our design and technical personnel, we may not be able to execute our business strategy effectively.

Our future success depends on our ability to retain, attract and motivate qualified personnel, including our management, sales and marketing and finance, and especially our design and technical personnel. We do not know whether we will be able to retain all of these personnel as we continue to pursue our business strategy. Historically, we have encountered difficulties in hiring and retaining qualified engineers because there is a limited pool of engineers with the expertise required in our field. Competition for these personnel is intense in the semiconductor industry. As the source of our technological and product innovations, our design and technical personnel represent a significant asset. The loss of the services of one or more of our key employees, especially our key design and technical personnel, or our inability to retain, attract and motivate qualified design and technical personnel, could have a material adverse effect on our business, financial condition and results of operations.

We are subject to warranty claims, product liability and product recalls.

From time to time, we are subject to warranty or product liability claims that may require us to make significant expenditures to defend these claims or pay damage awards. In the event of a warranty claim, we may also incur costs if we compensate the affected customer. We maintain product liability insurance, but this insurance is limited in amount and subject to significant deductibles. There is no guarantee that our insurance will be available or adequate to protect against all claims. We also may incur costs and expenses relating to a recall of one of our customers’ products containing one of our devices. The process of identifying a recalled product in devices that have been widely distributed may be lengthy and require significant resources, and we may incur significant replacement costs, contract damage claims from our customers and reputational harm. Costs or payments made in connection with warranty and product liability claims and product recalls could materially affect our financial condition and results of operations.

The complexity of our products could result in unforeseen delays or expenses caused by undetected defects or bugs, which could reduce the market acceptance of our new products, damage our reputation with current or prospective customers and adversely affect our operating costs.

Highly complex products like our RF receivers and RF receiver SoCs may contain defects and bugs when they are first introduced or as new versions are released. Due to our limited operating history, defects and bugs that may be contained in our products may not yet have manifested. We have in the past experienced, and may in the future experience, defects and bugs. If any of our products contains defects or bugs, or has reliability, quality or compatibility problems, we may not be able to successfully correct these problems. Consequently, our reputation may be damaged and customers may be reluctant to buy our products, which could materially and adversely affect our ability to retain existing customers and attract new customers, and our financial results. In addition, these defects or bugs could interrupt or delay sales to our customers. If any of these problems are not found until after we have commenced commercial production of a new product, we may be required to incur additional development costs and product recall, repair or replacement costs. These problems may also result in claims against us by our customers or others. As a result, our operating costs could be adversely affected.

We may face claims of intellectual property infringement, which could be time-consuming, costly to defend or settle and result in the loss of significant rights.

The semiconductor industry is characterized by companies that hold large numbers of patents and other intellectual property rights and that vigorously pursue, protect and enforce intellectual property rights. From time to time, third parties may assert against us and our customers and distributors their patent and other intellectual property rights to technologies that are important to our business.

Claims that our products, processes or technology infringe third-party intellectual property rights, regardless of their merit or resolution, could be costly to defend or settle and could divert the efforts and attention of our management and technical personnel. In addition, many of our customer and distributor agreements require us to indemnify and defend our customers or distributors from third-party infringement claims and pay damages in the case of adverse rulings. Claims of this sort also could harm our relationships with our customers or distributors and might deter future customers from doing business with us. We do not know whether we will prevail in these proceedings given the complex technical issues and inherent uncertainties in intellectual property litigation. If any pending or future proceedings result in an adverse outcome, we could be required to:

•	cease the manufacture, use or sale of the infringing products, processes or technology;

•	pay substantial damages for infringement;

•	expend significant resources to develop non-infringing products, processes or technology;

•	license technology from the third-party claiming infringement, which license may not be available on commercially reasonable terms, or at all;

•	cross-license our technology to a competitor to resolve an infringement claim, which could weaken our ability to compete with that competitor; or

•	pay substantial damages to our customers or end users to discontinue their use of or to replace infringing technology sold to them with non-infringing technology.

Any of the foregoing results could have a material adverse effect on our business, financial condition and results of operations.

We utilize a significant amount of intellectual property in our business. If we are unable to protect our intellectual property, our business could be adversely affected.

Our success depends in part upon our ability to protect our intellectual property. To accomplish this, we rely on a combination of intellectual property rights, including patents, copyrights, trademarks and trade secrets in the United States and in selected foreign countries where we believe filing for such protection is appropriate. Effective patent, copyright, trademark and trade secret protection may be unavailable, limited or not applied for in some countries. Some of our products and technologies are not covered by any patent or patent application. We cannot guarantee that:

•	any of our present or future patents or patent claims will not lapse or be invalidated, circumvented, challenged or abandoned;

•	our intellectual property rights will provide competitive advantages to us;

•	our ability to assert our intellectual property rights against potential competitors or to settle current or future disputes will not be limited by our agreements with third parties;

•	any of our pending or future patent applications will be issued or have the coverage originally sought;

•	our intellectual property rights will be enforced in jurisdictions where competition may be intense or where legal protection may be weak;

•

any of the trademarks, copyrights, trade secrets or other intellectual property rights that we presently employ in our business will not lapse or be invalidated, circumvented, challenged, or abandoned; or

•	we will not lose the ability to assert our intellectual property rights against or to license our technology to others and collect royalties or other payments.

In addition, our competitors or others may design around our protected patents or technologies. Effective intellectual property protection may be unavailable or more limited in one or more relevant jurisdictions relative to those protections available in the United States, or may not be applied for in one or more relevant jurisdictions. If we pursue litigation to assert our intellectual property rights, an adverse decision in any of these legal actions could limit our ability to assert our intellectual property rights, limit the value of our technology or otherwise negatively impact our business, financial condition and results of operations.

Monitoring unauthorized use of our intellectual property is difficult and costly. Unauthorized use of our intellectual property may have occurred or may occur in the future. Although we have taken steps to minimize the risk of this occurring, any such failure to identify unauthorized use and otherwise adequately protect our intellectual property would adversely affect our business. Moreover, if we are required to commence litigation, whether as a plaintiff or defendant, not only would this be time-consuming, but we would also be forced to incur significant costs and divert our attention and efforts of our employees, which could, in turn, result in lower revenue and higher expenses.

We also rely on customary contractual protections with our customers, suppliers, distributors, employees and consultants, and we implement security measures to protect our trade secrets. We cannot assure you that these contractual protections and security measures will not be breached, that we will have adequate remedies for any such breach or that our suppliers, employees or consultants will not assert rights to intellectual property arising out of such contracts.

In addition, we have a number of third-party patent and intellectual property license agreements. For example, we are a party to license agreements with Texas Instruments and NEC Electronics relating to demodulator technologies that are licensed specifically for the use in our products for cable set top boxes and mobile television handsets for the ISDB-T segment market in Japan and South America, respectively. Some of these license agreements require us to make one-time payments or ongoing royalty payments. Also, a few of our license agreements contain most-favored nation clauses or other price restriction clauses which may effect the amount we may charge for our products, processes or technology. We cannot guarantee that the third-party patents and technology we license will not be licensed to our competitors or others in the semiconductor industry. In the future, we may need to obtain additional licenses, renew existing license agreements or otherwise replace existing technology. We are unable to predict whether these license agreements can be obtained or renewed or the technology can be replaced on acceptable terms, or at all.

In connection with settling a trademark dispute with Linear Technology Corporation, we agreed not to register the “MAXLINEAR” mark or any other marks containing the term “LINEAR”. We may continue to use “MAXLINEAR” as a corporate identifier, including to advertise our products and services, but may not use that mark on our products. The agreement does not affect our ability to use our registered trademark “MxL”, which we use on our products. Due to our agreement not to register the “MAXLINEAR” mark, our ability to effectively prevent third parties from using the “MAXLINEAR” mark in connection with similar products or technology may be affected. If we are unable to protect our trademarks, we may experience difficulties in achieving and maintaining brand recognition and customer loyalty.

The use of open source software in our products, processes and technology may expose us to additional risks and harm our intellectual property.

Our products, processes and technology sometimes utilize and incorporate software that is subject to an open source license. Open source software is typically freely accessible, usable and modifiable. Certain open source software licenses require a user who intends to distribute the open source software as a component of the user’s software to disclose publicly part or all of the source code to the user’s software. In addition, certain open source software licenses require the user of such software to make any derivative works of the open source code available to others on unfavorable terms or at no cost. This can subject previously proprietary software to open source license terms.

While we monitor the use of all open source software in our products, processes and technology and try to ensure that no open source software is used in such a way as to require us to disclose the source code to the related product, processes or technology when we do not wish to do so, such use could inadvertently occur. Additionally, if a third party software provider has incorporated certain types of open source software into software we license from such third party for our products, processes or technology, we could, under certain circumstances, be required to disclose the source code to our products, processes or technology. This could harm our intellectual property position and have a material adverse effect on our business, results of operations and financial condition.

We rely on third parties to provide services and technology necessary for the operation of our business. Any failure of one or more of our vendors, suppliers or licensors to provide these services or technology could have a material adverse effect on our business.

We rely on third-party vendors to provide critical services, including, among other things, services related to accounting, billing, human resources, information technology, network development, network monitoring, in-licensing and intellectual property that we cannot or do not create or provide ourselves. We depend on these vendors to ensure that our corporate infrastructure will consistently meet our business requirements. The ability of these third-party vendors to successfully provide reliable and high quality services is subject to technical and operational uncertainties that are beyond our control. While we may be entitled to damages if our vendors fail to perform under their agreements with us, our agreements with these vendors limit the amount of damages we may receive. In addition, we do not know whether we will be able to collect on any award of damages or that these damages would be sufficient to cover the actual costs we would incur as a result of any vendor’s failure to perform under its agreement with us. Any failure of our corporate infrastructure could have a material adverse effect on our business, financial condition and results of operations. Upon expiration or termination of any of our agreements with third-party vendors, we may not be able to replace the services provided to us in a timely manner or on terms and conditions, including service levels and cost, that are favorable to us and a transition from one vendor to another vendor could subject us to operational delays and inefficiencies until the transition is complete.

Additionally, we incorporate third-party technology into and with some of our products, and we may do so in future products. The operation of our products could be impaired if errors occur in the third-party technology we use. It may be more difficult for us to correct any errors in a timely manner if at all because the development and maintenance of the technology is not within our control. There can be no assurance that these third parties will continue to make their technology, or improvements to the technology, available to us, or that they will continue to support and maintain their technology. Further, due to the limited number of vendors of some types of technology, it may be difficult to obtain new licenses or replace existing technology. Any impairment of the technology or our relationship with these third parties could have a material adverse effect on our business.

Our business, financial condition and results of operations could be adversely affected by the political and economic conditions of the countries in which we conduct business and other factors related to our international operations.

We sell our products throughout the world. Sales to end customers in Asia accounted for 99% and 97% of our net revenue in the years ended December 31, 2009 and 2008, respectively. Sales to end customers in Japan accounted for 54% and 87% of our net revenue in the years ended December 31, 2009 and 2008, respectively. In addition, approximately 19% of our employees are located outside of the United States, including 30 in Asia and one in Europe. All of our products are manufactured, assembled and tested in Asia, and all of our major distributors are located in Asia. Multiple factors relating to our international operations and to particular countries in which we operate could have a material adverse effect on our business, financial condition and results of operations. These factors include:

•	changes in political, regulatory, legal or economic conditions;

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restrictive governmental actions, such as restrictions on the transfer or repatriation of funds and foreign investments and trade protection measures, including export duties and quotas and customs duties and tariffs;

•	disruptions of capital and trading markets;

•	changes in import or export licensing requirements;

•	transportation delays;

•	civil disturbances or political instability;

•	geopolitical turmoil, including terrorism, war or political or military coups;

•	public health emergencies;

•	differing employment practices and labor standards;

•	limitations on our ability under local laws to protect our intellectual property;

•	local business and cultural factors that differ from our customary standards and practices;

•	nationalization and expropriation;

•	changes in tax laws;

•	currency fluctuations relating to our international operating activities; and

•	difficulty in obtaining distribution and support.

Substantially all of our products are manufactured in Taiwan. Any conflict or uncertainty in this country, including due to natural disaster or public health or safety concerns, could have a material adverse effect on our business, financial condition and results of operations. In addition, if the government of any country in which our products are manufactured or sold sets technical standards for products manufactured in or imported into their country that are not widely shared, it may lead some of our customers to suspend imports of their products into that country, require manufacturers in that country to manufacture products with different technical standards and disrupt cross-border manufacturing relationships which, in each case, could have a material adverse effect on our business, financial condition and results of operations.

We also are subject to risks associated with international political conflicts involving the U.S. government. For example, we were recently instructed by the U.S. Department of Homeland Security to cease using Polar Star International Company Limited, a distributor based in Hong Kong, that delivered third-party products, to a political group that the U.S. government did not believe should have been provided with the products in question. As a result, we immediately ceased all business operations with that distributor. The loss of Polar Star as a distributor did not materially delay shipment of our products because Polar Star was a non-exclusive distributor and we had in place alternative distribution arrangements. However, we cannot provide assurances that similar disruptions of distribution arrangements in the future will not result in delayed shipments until we are able to identify alternative distribution channels, which could include a requirement to increase our direct sales efforts. Loss of a key distributor under similar circumstances could have an adverse effect on our business, revenues and operating results.

If we suffer losses to our facilities or distribution system due to catastrophe, our operations could be seriously harmed.

Our facilities and distribution system, and those of our third-party contractors, are subject to risk of catastrophic loss due to fire, flood or other natural or man-made disasters. A number of our facilities and those of our contract manufacturers are located in areas with above average seismic activity. The UMC foundries that manufacture all of our wafers are located in Taiwan and Singapore, and all of the third-party contractors who assemble and test our products also are located in Asia. In addition, our headquarters are located in Southern California. The risk of an earthquake in the Pacific Rim region or Southern California is significant due to the proximity of major earthquake fault lines. For example, in 2002 and 2003, major earthquakes occurred in Taiwan. Any catastrophic loss to any of these facilities would likely disrupt our operations, delay production, shipments and revenue and result in significant expenses to repair or replace the facility. In particular, any catastrophic loss at our Carlsbad, California, Singapore or Shanghai facilities would materially and adversely affect our business.

Our business is subject to various governmental regulations, and compliance with these regulations may cause us to incur significant expenses. If we fail to maintain compliance with applicable regulations, we may be forced to recall products and cease their manufacture and distribution, and we could be subject to civil or criminal penalties.

Our business is subject to various international and U.S. laws and other legal requirements, including packaging, product content, labor and import/export regulations. These regulations are complex, change frequently and have generally become more stringent over time. We may be required to incur significant costs to comply with these regulations or to remedy violations. Any failure by us to comply with applicable government regulations could result in cessation of our operations or portions of our operations, product recalls or impositions of fines and restrictions on our ability to conduct our operations. In addition, because many of our products are regulated or sold into regulated industries, we must comply with additional regulations in marketing our products.

Our products and operations are also subject to the rules of industrial standards bodies, like the International Standards Organization, as well as regulation by other agencies, such as the U.S. Federal Communications Commission. If we fail to adequately address any of these rules or regulations, our business could be harmed.

We must conform the manufacture and distribution of our semiconductors to various laws and adapt to regulatory requirements in all countries as these requirements change. If we fail to comply with these requirements in the manufacture or distribution of our products, we could be required to pay civil penalties, face criminal prosecution and, in some cases, be prohibited from distributing our products in commerce until the products or component substances are brought into compliance.

We have identified deficiencies in our internal control over financial reporting in the past. If we fail to maintain effective internal control over financial reporting in the future, the accuracy and timing of our financial reporting may be adversely affected.

In connection with the audit of our consolidated financial statements for the year ended December 31, 2008, we, together with our independent registered public accounting firm, identified a material weakness in our internal control over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness related to our lack of staffing of personnel that oversee our financial statement close process. Specifically, we determined that we did not have accounting personnel with a sufficient level of technical expertise to provide required oversight for our accounting and financial reporting functions. For example, we did not have either a controller or director of financial reporting.

Through the date of this prospectus, we have taken steps intended to remediate this material weakness, primarily through the hiring of additional accounting and finance personnel with technical accounting and financial reporting experience. In particular, during 2009 we increased the size and expertise of our accounting staff. We are, however, still in the process of recruiting additional personnel and continue to rely on consultants within our finance organization. We are currently recruiting a Chief Financial Officer, and when he or she is retained, our current Vice President, Finance and Treasurer will assume full-time responsibility for treasury and financial planning functions. We are also recruiting a full-time financial reporting manager and a consultant to act as an internal auditor. In December 2009, we hired a full-time controller, who also serves as our Chief Accounting Officer. As a result of the additional finance staff hired during 2009 we determined that the material weakness that existed as of December 31, 2008 had been remediated.

Any inability to recruit and retain the finance personnel we require would have an adverse impact on our ability to accurately and timely prepare our financial statements. We may be unable to locate and hire qualified finance professionals with requisite technical and public company experience when and as needed. In addition, new employees will require time and training to learn our business and operating processes and procedures. If our finance and accounting organization is unable for any reason to respond adequately to the increased demands that will result from being a public company, the quality and timeliness of our financial reporting may suffer, which could result in the identification of material weaknesses in our internal control. Any consequences resulting from inaccuracies or delays in our reported financial statements could have an adverse effect on the trading price of our Class A common stock as well as an adverse effect on our business, operating results and financial condition.

If we fail to enhance our internal control over financial reporting to meet the demands that will be placed upon us as a public company, including the requirements of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act, we may be unable to report our financial results timely and accurately and prevent fraud. The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure. In particular, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act. We expect to incur significant expense and devote substantial management effort toward ensuring compliance with Section 404.

If we are not able to comply with the requirements of Section 404 in a timely manner, or if we fail to remedy any material weakness and maintain effective internal control over our financial reporting in the future, our financial statements may be inaccurate, our ability to report our financial results on a timely and accurate basis may be adversely affected, our access to the capital markets may be restricted, the trading price of our Class A common stock may decline and we may be subject to sanctions or investigation by regulatory authorities, including the SEC or the New York Stock Exchange, or the NYSE. We may also be required to restate our financial statements from prior periods.

We are subject to the cyclical nature of the semiconductor industry.

The semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving standards, short product life cycles and wide fluctuations in product supply and demand. The industry is experiencing a significant downturn during the current global recession. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. The current downturn and any future downturns could have a material adverse effect on our business and operating results. Furthermore, any upturn in the semiconductor industry could result in increased competition for access to third-party foundry and assembly capacity. We are dependent on the availability of this capacity to manufacture and assemble our RF receivers and RF receiver SoCs. None of our third-party foundry or assembly contractors has provided assurances that adequate capacity will be available to us in the future.

Our products must conform to industry standards in order to be accepted by end users in our markets.

Generally, our products comprise only a part of a communications device. All components of these devices must uniformly comply with industry standards in order to operate efficiently together. We depend on companies that provide other components of the devices to support prevailing industry standards. Many of these companies are significantly larger and more influential in driving industry standards than we are. Some industry standards may not be widely adopted or implemented uniformly, and competing standards may emerge that may be preferred by our customers or end users. If larger companies do not support the same industry standards that we do, or if competing standards emerge, market acceptance of our products could be adversely affected, which would harm our business.

Products for communications applications are based on industry standards that are continually evolving. Our ability to compete in the future will depend on our ability to identify and ensure compliance with these evolving industry standards. The emergence of new industry standards could render our products incompatible with products developed by other suppliers. As a result, we could be required to invest significant time and effort and to incur significant expense to redesign our products to ensure compliance with relevant standards. If our products are not in compliance with prevailing industry standards for a significant period of time, we could miss opportunities to achieve crucial design wins. We may not be successful in developing or using new technologies or in developing new products or product enhancements that achieve market acceptance. Our pursuit of necessary technological advances may require substantial time and expense.

Risks Relating to Our Class A Common Stock and this Offering

The dual class structure of our common stock as contained in our charter documents will have the effect of allowing our founders, executive officers, employees and directors and their affiliates to limit your ability to influence corporate matters that you may consider unfavorable.

We will sell Class A common stock in this offering. All currently outstanding shares of our common and preferred stock, including all shares held by our founders, executive officers, directors and their affiliates, and employees will be converted into shares of our Class B common stock immediately prior to the closing of this offering. For a period of seven years following this offering, the dual class structure of our common stock will have the following effects with respect to the holders of our Class A common stock:

•	allows the holders of our Class B common stock to have the sole right to elect two management directors to the Board of Directors;
•

with respect to change of control matters, allows the holders of our Class B common stock to have ten votes per share compared to the holders of our Class A common stock who will have one vote per share on these matters; and

•

with respect to the adoption of or amendments to our equity incentive plans, allows the holders of our Class B common stock to have ten votes per share compared to the holders of our Class A common stock who will have one vote per share on these matters, subject to certain limitations described under the caption “Description of Capital Stock”.

Thus, our dual class structure will limit your ability to influence corporate matters and, as a result, we may take actions that our stockholders do not view as beneficial, which may adversely affect the market price of our Class A common stock.

The concentration of our capital stock ownership with our founders, executive officers, employees and our directors and their affiliates will limit your ability to influence corporate matters.

We anticipate that our founders, executive officers, employees and our directors and their affiliates, will together own approximately 77% of our Class B common stock, representing approximately 92% of the voting power of our outstanding capital stock with respect to change of control matters and the adoption of or amendment to our equity incentive plans. In particular, following this offering, our founders and our Chairman, President and Chief Executive Officer, Dr. Seendripu, together will control approximately 31% of our outstanding Class B common stock, representing approximately 37% of the voting power of our outstanding capital stock with respect to change of control matters and the adoption of or amendment to our equity incentive plans. Dr. Seendripu and the other founders therefore will have significant influence over the management and affairs of the company and over all matters requiring stockholder approval, including the election of two Class B directors and significant corporate transactions, such as a merger or other sale of our company or its assets, for the foreseeable future.

In addition, because of this dual class structure, our executive officers and directors and employees will continue, for a period of seven years following the closing of this offering, to be able to control some matters submitted to our stockholders for approval even if they come to own less than 50% of the total number of outstanding shares of our common stock. This concentrated control will limit your ability to influence corporate matters and, as a result, we may take actions that our stockholders do not view as beneficial. As a result, the market price of our Class A common stock could be adversely affected.

Our management team may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a return.

The net proceeds from this offering may be used for general corporate purposes, including working capital. We may also use a portion of the net proceeds to acquire complementary businesses, products, services or technologies. However, we do not have any agreements or commitments for any specific acquisitions at this time. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or market value. Until the net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our Class A common stock.

Provisions in our certificate of incorporation and bylaws, as amended and restated upon the closing of this offering, may have the effect of delaying or preventing a change of control or changes in our management. Our amended and restated certificate of incorporation and amended and restated bylaws to become effective upon completion of this offering will include provisions that:

•	authorize our Board of Directors to issue, without further action by the stockholders, up to 25,000,000 shares of undesignated preferred stock;

•	require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

•

specify that special meetings of our stockholders can be called only by our Board of Directors, our Chairman of the Board of Directors, the President of the Company or by unanimous written consent of our directors appointed by the holders of Class B common stock;

•

establish an advance notice procedure for stockholder approvals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our Board of Directors;

•

establish that our Board of Directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered terms and with one Class B director being elected to each of Classes II and III;

•

provide for a dual class common stock structure, which provides our founders, current investors, executives and employees with significant influence over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets;

•	provide that our directors may be removed only for cause;

•

provide that vacancies on our Board of Directors may be filled only by a majority of directors then in office, even though less than a quorum, other than any vacancy in the two directorships reserved for the designees of the holders of Class B common stock, which may be filled only by the affirmative vote of the holders of a majority of the outstanding Class B common stock or by the remaining director elected by the Class B common stock (with the consent of founders holding a majority in interest of the Class B common stock over which the founders then exercise voting control);

•	specify that no stockholder is permitted to cumulate votes at any election of directors; and

•	require supermajority votes of the holders of our common stock to amend specified provisions of our charter documents.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board of Directors, which is responsible for appointing the members of our management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder. See “Description of Capital Stock” elsewhere in this prospectus.

Our share price may be volatile and you may be unable to sell your shares at or above the offering price, if at all.

The initial public offering price for the shares of our Class A common stock was determined by negotiations between us and representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. The market price of our Class A common stock could be subject to wide fluctuations in response to many risk factors listed in this section, and others beyond our control, including:

•	actual or anticipated fluctuations in our financial condition and operating results;

•	overall conditions in the semiconductor market;

•	addition or loss of significant customers;

•	changes in laws or regulations applicable to our products;

•	actual or anticipated changes in our growth rate relative to our competitors;

•	announcements of technological innovations by us or our competitors;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	competition from existing products or new products that may emerge;

•	issuance of new or updated research or reports by securities analysts;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	disputes or other developments related to proprietary rights, including patents, litigation matters and our ability to obtain intellectual property protection for our technologies;

•	announcement or expectation of additional financing efforts;

•	sales of our Class A or Class B common stock by us or our stockholders;

•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

•	the expiration of contractual lock-up agreements with our executive officers, directors and stockholders; and

•	general economic and market conditions.

Furthermore, the stock markets recently have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our Class A common stock. If the market price of our Class A common stock after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, especially due to our dual-class voting structure, our share price and trading volume could decline.

The trading market for our Class A common stock will depend on the research and reports that securities or industry analysts publish about us or our business, especially with respect to our unique dual-class voting structure as to the election of directors, change of control matters and matters related to our equity incentive plans. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our shares or change their opinion of our shares, our share price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

Of our total outstanding shares after this offering, 23,994,947 shares, or 82%, will be restricted from immediate resale but may be sold into the market in the near future. Future sales of our Class A common stock in the public market could cause our share price to decline.

Sales of a substantial number of shares of our Class A common stock in the public market after this offering, or the perception that these sales might occur, could depress the market price of our Class A common stock and could impair our ability to raise capital through the sale of additional equity securities. Based on the total number of outstanding shares of our common stock as of December 31, 2009, upon completion of this offering, we will have 5,434,783 shares of Class A common stock and 23,994,947 shares of Class B common stock outstanding, assuming no exercise of our outstanding options.

All of the shares of Class A common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act of 1933, as amended, or the Securities Act, except for any shares held by our affiliates as defined in Rule 144 under the Securities Act. 23,994,947 shares of Class B common stock outstanding after this offering, based on shares outstanding as of December 31, 2009, will be restricted as a result of securities laws, lock-up agreements or other contractual restrictions that restrict transfers for at least 180 days after the date of this prospectus, subject to certain extensions.

The underwriters may, in their sole discretion, release all or some portion of the shares subject to lock-up agreements prior to expiration of the lock-up period. See “Shares Eligible for Future Sale” elsewhere in this prospectus.

After this offering, the holders of 14,526,083 shares of Class B common stock, or 57.5% of our total outstanding common stock, based on shares outstanding as of December 31, 2009, will be entitled to rights with respect to registration of these shares under the Securities Act pursuant to a registration rights agreement. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement” elsewhere in this prospectus. In addition, upon exercise of outstanding options by our executive officers and certain other employees, our executive officers and those other employees will be entitled to rights with respect to registration of the Class B common stock acquired on exercise. Shares of our Class B common stock automatically will convert into shares of our Class A common stock upon any sale or transfer, whether or not for value, except for certain transfers described in our amended and restated certificate of incorporation to become effective upon completion of this offering. See “Description of Capital Stock” elsewhere in this prospectus. If these holders of our Class B common stock, by exercising their registration rights, sell a large number of shares, they could adversely affect the market price for our Class A common stock. If we file a registration statement for the purposes of selling additional shares to raise capital and are required to include shares held by these holders pursuant to the exercise of their registration rights, our ability to raise capital may be impaired. We intend to file a registration statement on Form S-8 under the Securities Act to register approximately 9,965,096 shares of our common stock for issuance under our 2010 Equity Incentive Plan and 2010 Employee Stock Purchase Plan. Once we register these shares, they can be freely sold in the public market upon issuance and once vested, subject to a 180-day lock-up period and other restrictions provided under the terms of the applicable plan and/or the option agreements entered into with option holders.

No public market for our Class A common stock currently exists and an active trading market may not develop or be sustained following this offering.

Prior to this offering, there has been no public market for our Class A common stock. Although we have applied to list our Class A common stock on the NYSE, an active trading market may not develop following the completion of this offering or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, the listing requirements of the NYSE and other applicable securities rules and regulations. None of our senior executives has managed a public company. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations. Although we have already hired additional staff to comply with these requirements, we may need to hire more employees in the future, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our Board of Directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our Board of Directors. Accordingly, investors must rely on sales of their Class A common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. The forward-looking statements are contained principally in “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “Compensation Discussion and Analysis.” Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions and the negatives of those terms.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including those described in “Risk Factors” and elsewhere in this prospectus. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

This prospectus also contains estimates and other information concerning our industry, including market size and growth rates, that are based on industry publications, surveys and forecasts, including those generated by IMS Research, iSuppli and Infonetics Research. This information involves a number of assumptions and limitations. Although we believe the information in these industry publications, surveys and forecasts is reliable, we have not independently verified the accuracy or completeness of the information. The industry in which we operate is subject to a high degree of uncertainty and risk due to variety of factors, including those described in “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications, surveys and forecasts.

USE OF PROCEEDS

We estimate that the net proceeds to us from our sale of 4,166,667 shares of Class A common stock in this offering at an assumed initial public offering price of $12.00 per share, the midpoint of the price range set forth on the front cover of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses, will be approximately $42.7 million, or $49.7 million if the underwriters’ over-allotment option is exercised in full. We will not receive any proceeds from the sale of Class A common stock by the selling stockholders. A $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) the net proceeds to us from this offering by $3.9 million, assuming the number of shares offered by us, as set forth on the front cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions.

The principal purposes of this offering are to create a public market for our Class A common stock, obtain additional capital, facilitate our future access to the public equity markets, increase awareness of our company among potential customers and improve our competitive position. We intend to use the net proceeds received by us in this offering for general corporate purposes, including working capital. In addition, we also may use a portion of the net proceeds to acquire complementary businesses, products, services or technologies. The amount and timing of these expenditures will vary depending on a number of factors, including competitive and technological developments and the rate of growth, if any, of our business.

Pending their use, we plan to invest our net proceeds from this offering in short-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government. Our management will have broad discretion in the application of the net proceeds from this offering to us, and investors will be relying on the judgment of our management regarding the application of the proceeds.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our common stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our Board of Directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our Board of Directors may deem relevant.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2009 on:

•	an actual basis;

•

on a pro forma basis to reflect the conversion of all outstanding shares of our convertible preferred stock into 14,526,083 shares of our Class B common stock and the conversion of all outstanding shares of our common stock into 10,736,980 shares of our Class B common stock upon the closing of this offering; and

•

on a pro forma as adjusted basis to reflect (i) our receipt of the net proceeds from our sale of 4,166,667 shares of our Class A common stock and (ii) the sale of 1,268,116 shares by the selling stockholders of our Class A common stock (after giving effect to the conversion of these shares of our Class B common stock into Class A common stock) in this offering at an assumed initial public offering price of $12.00 per share, the midpoint of the price range set forth on the front cover of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

The information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of December 31, 2009
	Actual	Pro Forma	Pro Forma As Adjusted (1)
	(unaudited)
	(in thousands, except share and per share amounts)
Capital lease obligations, including current portion	$239	$239	$239
Convertible preferred stock, $0.0001 par value; 22,492,225 shares authorized(2):
Series A convertible preferred stock, 11,696,000 shares authorized; 7,553,590 shares issued and outstanding, liquidation preference of $15,351, actual; no shares issued and outstanding, pro forma and pro forma as adjusted	15,351	—	—
Series B convertible preferred stock, 10,796,225 shares authorized; 6,972,493 shares issued and outstanding, liquidation preference of $20,000, actual; no shares issued and outstanding, pro forma and pro forma as adjusted	20,000	—	—
Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value: no shares authorized, issued or outstanding, actual; 25,000,000 shares authorized, no shares issued or outstanding, pro forma and pro forma as adjusted	—	—	—
Common stock, $0.0001 par value: 48,333,351 shares authorized, 10,736,980 shares issued and outstanding, actual; 550,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	1	—	—
Class A common stock, $0.0001 par value: no shares authorized, issued and outstanding, actual; 500,000,000 shares authorized, no shares issued and outstanding, pro forma; 500,000,000 shares authorized, 5,434,783 shares issued and outstanding, pro forma as adjusted	—	1	1
Class B common stock, $0.0001 par value: no shares authorized, issued and outstanding, actual; 500,000,000 shares authorized, 25,263,063 shares issued and outstanding, pro forma; 500,000,000 shares authorized, 23,994,947 shares issued and outstanding, pro forma as adjusted	—	2	2
Additional paid-in capital (1)	2,301	37,650	80,350
Accumulated deficit	(21,777)	(21,777)	(21,777)

Total stockholders’ equity (deficit) (1)	(19,475)	15,876	58,576

Total capitalization (1)	$16,115	$16,115	$58,815

(1)	A $1.00 increase (decrease) in the assumed initial public offering price of $12.00 per share, the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease) each of additional paid-in capital, total stockholders’ equity and total capitalization by $3.9 million, assuming that the number of shares of Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1 million shares in the number of shares of Class A common stock offered by us would increase (decrease) cash, cash equivalents and available-for-sale securities and each of working capital, total assets and total stockholders’ equity by approximately $11.2 million. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.
(2)	Upon certain change in control events that may be outside of our control, including our liquidation, sale or transfer of control, holders of the convertible preferred stock can cause its redemption. Accordingly, these shares are considered contingently redeemable and have been classified as temporary equity on our balance sheets instead of in stockholders’ deficit. We have adjusted the carrying values of the convertible preferred stock to their liquidation values at each period end.

The number of shares of our Class A and Class B common stock to be outstanding following this offering is based on 25,263,063 shares of our common stock outstanding as of December 31, 2009 and excludes:

•

4,951,385 shares of our Class B common stock issuable upon the exercise of options outstanding as of December 31, 2009 under our 2004 Stock Plan, with a weighted average exercise price of $3.38 per share;

•	208,692 shares of our Class B common stock issuable upon the exercise of options granted after December 31, 2009 under our 2004 Stock Plan, with a weighted average exercise price of $9.03 per share;

•

9,319,269 shares of our Class A common stock reserved for future issuance under our stock-based compensation plans, including 277,678 shares under our 2004 Stock Plan and 9,041,591 shares of our Class A common stock reserved for future issuance under our 2010 Equity Incentive Plan, which will become effective in connection with this offering and contains provisions that will automatically increase its share reserve each year, as more fully described in “Management—Employee Benefit Plans”; and

•

645,827 shares of our Class A common stock reserved for future issuance under our 2010 Employee Stock Purchase Plan, which will become effective in connection with this offering and contains provisions that will automatically increase its share reserve each year, as more fully described in “Management—Employee Benefit Plans.”

DILUTION

If you invest in our Class A common stock, your interest will be diluted to the extent of the difference between the amount per share paid by purchasers of shares of our Class A common stock in this initial public offering and the pro forma as adjusted net tangible book value per share of our Class A and Class B common stock immediately after completion of this offering.

At December 31, 2009, our net tangible book deficit was approximately $19.5 million, or $1.81 per share of common stock. Net tangible book deficit per share represents the amount of our tangible assets less our liabilities, divided by the shares of common stock outstanding at December 31, 2009. After giving effect to the conversion of all of our outstanding common stock and preferred stock into Class B common stock, which will occur immediately prior to this offering, and (i) our sale of 4,166,667 shares of Class A common stock (ii) the sale of 1,268,116 shares by the selling stockholders of our Class A common stock in this offering at an assumed initial public offering price of $12.00, the midpoint of the price range set forth on the front cover of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value at December 31, 2009 would have been $58.6 million, or $1.99 per share of common stock. This represents an immediate increase in pro forma as adjusted net tangible book value of $1.36 per share to existing stockholders and an immediate dilution of $10.01 per share to new investors.

The following table illustrates this dilution:

Assumed initial public offering price per share of Class A common stock		$12.00
Pro forma net tangible book value per share as of December 31, 2009	$0.63
Increase in pro forma as adjusted net tangible book value per share attributable to new investors	1.36

Pro forma as adjusted net tangible book value per share after this offering		1.99

Pro forma dilution per share to new investors in this offering		$10.01

If the underwriters exercise their over-allotment option in full, the pro forma net tangible book value per share of our Class A and Class B common stock after giving effect to this offering would be approximately $2.18 per share, and the dilution in pro forma net tangible book value per share to investors in this offering would be approximately $9.82 per share of Class A common stock.

The following table summarizes, on a pro forma as adjusted basis as of December 31, 2009, the total number of shares of Class A common stock purchased from us, the total consideration paid to us and the average price per share paid to us by existing stockholders and by new investors purchasing shares of Class A common stock in this offering at the initial public offering price of $12.00, the midpoint of the price range set forth on the front cover of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses:

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing stockholders before this offering	25,263,063	86%	$36,235,194	42%	$1.43
New public investors	4,166,667	14	50,000,004	58	12.00

Totals	29,429,730	100%	$86,235,198	100%

Except as otherwise indicated, the discussion and tables above assume no exercise of the underwriters’ option to purchase additional shares, no exercise of any outstanding options and no sale of our Class A common stock by the selling stockholders. The sale of 1,268,116 shares of our Class A common stock to be sold by the selling stockholders in this offering will reduce the number of shares held by existing stockholders to 23,994,947, or 82% of the total shares outstanding, and will increase the number of shares held by investors participating in this offering to 5,434,783, or 18% of the total shares outstanding. In addition, if the underwriters’ option to purchase additional shares is exercised in full, the number of shares held by existing stockholders will be reduced to 79% of the total number of shares of common stock to be outstanding upon completion of this offering, and the number of shares of common stock held by investors participating in this offering will be further increased to 6,250,000, or 21% of the total number of shares of common stock to be outstanding upon completion of the offering.

A $1.00 increase (decrease) in the assumed initial public offering price of $12.00 per share, the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value by $3.9 million, assuming that the number of shares of Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each increase of 1 million shares in the number of shares of Class A common stock offered by us, together with a $1.00 increase in the assumed offering price of $12.00 per share, would increase our pro forma as adjusted net tangible book value by approximately $16.0 million. Similarly, each decrease of 1 million shares in the number of shares of Class A common stock offered by us would decrease our pro forma as adjusted net tangible book value by approximately $11.2 million. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

The table above excludes the following shares:

•

4,951,385 shares of our Class B common stock issuable upon the exercise of options outstanding as of December 31, 2009 under our 2004 Stock Plan, with a weighted average exercise price of $3.38 per share;

•	208,692 shares of our Class B common stock issuable upon the exercise of options granted after December 31, 2009 under our 2004 Stock Plan, with a weighted average exercise price of $9.03 per share;

•

9,319,269 shares of our common stock reserved for future issuance under our stock-based compensation plans, including 277,678 shares under our 2004 Stock Plan and 9,041,591 shares of common stock reserved for issuance under our 2010 Equity Incentive Plan, which will become effective in connection with this offering, and any future increase in shares reserved for issuance under such plan; and

•

645,827 shares of our common stock reserved for future issuance under our 2010 Employee Stock Purchase Plan, which will become effective in connection with this offering and any future increase in shares reserved for issuance under such plan.

To the extent that any of these options are exercised, new options are issued under our stock-based compensation plans or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering. If all our outstanding options had been exercised, the pro forma net tangible book value as of December 31, 2009 would have been $32.6 million, or $1.08 per share of Class A and Class B common stock, and the pro forma net tangible book value after this offering would have been $75.3 million, or $2.19 per share of Class A and Class B common stock, causing dilution to new investors of $9.81 per share of Class A common stock.

SELECTED CONSOLIDATED FINANCIAL DATA

We have derived the selected consolidated statement of operations data for the fiscal years ended December 31, 2007, 2008 and 2009 and selected consolidated balance sheet data as of December 31, 2008 and 2009 from our audited consolidated financial statements and related notes included elsewhere in this prospectus. We have derived the statement of operations data for the fiscal years ended December 31, 2005 and 2006 and the balance sheet data as of December 31, 2005, 2006 and 2007 from our audited consolidated financial statements not included in this prospectus. Our historical results are not necessarily indicative of the results to be expected for any future period. The following selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Years Ended December 31,
	2005	2006	2007	2008	2009
	(in thousands, except per share amounts)
Consolidated Statement of Operations Data:
Net revenue	$8	$578	$9,696	$31,331	$51,350
Cost of net revenue	—	507	4,896	12,675	17,047

Gross profit	8	71	4,800	18,656	34,303
Operating expenses:
Research and development	4,169	7,810	9,924	14,310	19,790
Selling, general and administrative	1,243	2,321	4,296	6,356	9,921

Total operating expenses	5,412	10,131	14,220	20,666	29,711

(Loss) income from operations	(5,404)	(10,060)	(9,420)	(2,010)	4,592
Interest income	364	343	654	179	51
Interest expense	(20)	(17)	(78)	(74)	(52)
Other income (expense), net	(55)	(20)	135	(9)	(32)

(Loss) income before income taxes	(5,115)	(9,754)	(8,709)	(1,914)	4,559
Provision for income taxes	—	—	—	—	230

Net (loss) income	(5,115)	(9,754)	(8,709)	(1,914)	4,329
Accretion to liquidation value of preferred stock	—	(92)	—	—	—
Net income allocable to preferred stockholders	—	—	—	—	(3,691	)(1)

Net (loss) income attributable to common stockholders	$(5,115)	$(9,846)	$(8,709)	$(1,914)	$638

Net (loss) income per share attributable to common stockholders:
Basic	$(0.81)	$(1.23)	$(0.93)	$(0.19)	$0.06

Diluted	$(0.81)	$(1.23)	$(0.93)	$(0.19)	$0.06

Shares used to compute net (loss) income per share attributable to common stockholders:
Basic	6,278	8,031	9,364	9,861	10,129

Diluted	6,278	8,031	9,364	9,861	11,512

Pro forma net income per share attributable to common stockholders (unaudited):
Basic					$0.18

Diluted					$0.17

Shares used to compute pro forma net income per share attributable to common stockholders (unaudited):
Basic					24,655

Diluted					26,038

(1)

Please see Note 1 to our consolidated financial statements for an explanation of the method used to calculate net income allocable to preferred stockholders and net (loss) income attributable to common stockholders, including the method used to calculate the number of shares used in the computation of the per share amounts.

	As of December 31,
	2005	2006	2007	2008	2009
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and investments available-for-sale	$9,442	$19,481	$8,973	$9,720	$17,921
Working capital	9,143	18,762	10,292	8,406	11,029
Total assets	10,455	22,323	14,603	16,723	35,773
Capital lease obligations, net of current portion	174	90	301	238	115
Convertible preferred stock(1)	15,351	35,351	35,351	35,351	35,351
Total stockholders’ (deficit)	(5,636)	(15,427)	(23,914)	(25,363)	(19,475)

(1)	Upon certain change in control events that may be outside of our control, including our liquidation, sale or transfer of control, holders of the convertible preferred stock can cause its redemption. Accordingly, these shares are considered contingently redeemable and have been classified as temporary equity on our balance sheets instead of in stockholders’ deficit. We have adjusted the carrying values of the convertible preferred stock to their liquidation values at each period end.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus.

Overview

We are a provider of highly integrated, radio-frequency analog and mixed-signal semiconductor solutions for broadband communications applications. Our high performance radio-frequency, or RF, receiver products capture and process digital and analog broadband signals to be decoded for various applications. These products include both RF receivers and RF receiver systems-on-chip, or SoCs, which incorporate our highly integrated radio system architecture and the functionality necessary to demodulate broadband signals. Our current products enable the display of broadband video content in a wide range of electronic devices, including cable and terrestrial set top boxes, digital televisions, mobile handsets, personal computers, netbooks and in-vehicle entertainment devices.

The history of our product development and sales and marketing efforts is as follows:

•

From 2003 to 2005, we were primarily engaged in the design and development of our core CMOS-based radio architecture platform technology, our digital demodulation platform technology and our global digital television RF receiver product platform.

•

In 2006, we commenced shipments of our global digital television RF receiver product for set top box and PC applications and began design and development of our first-generation mobile digital television RF receiver product and our second-generation global digital television RF receiver product platform.

•

In 2007, we introduced and began shipping our first commercially available mobile digital television receiver and our digital television RF receiver product for automotive applications. Also in that year, we began development of our second-generation mobile digital RF receiver product.

•

In 2008, we began development of our third generation mobile digital television receiver product, our cable television digital RF receiver product and our global hybrid digital/analog television RF receiver product.

•

In 2008, we began commercial shipments of our second generation global digital television RF receiver products, our second generation mobile digital television RF receiver product, our second generation digital television receiver product for automotive applications and our third generation mobile digital RF receiver product.

•

In 2009, we commenced development of our mobile digital SoC product and our cable television RF receiver SoC product. We also began commercial shipments of our first generation cable television receiver product, our global digital television RF receiver product for the netbook market and our cable television RF receiver SoC product.

Our net revenue has grown from approximately $600,000 in fiscal 2006 to $51.4 million in fiscal 2009. Through December 31, 2008, a substantial majority of our net revenue was derived from sales of our mobile handset digital television receivers in the Japanese market, and the balance was generated from sales of our global digital television RF receiver products. In 2009, a substantial majority of our net revenue was derived from sales of global digital television RF receiver products for digital set top box applications, as well as automotive navigation displays and digital televisions. During this period, sales of our mobile digital handset television receivers into Japan continued to represent a significant portion of our revenue. Our ability to achieve revenue growth in the future will depend, among other factors, on our ability to further penetrate existing markets, the timing of the global transition from analog to digital television, our ability to obtain design wins with manufacturers of set top boxes for the cable industry, trends in the development markets for mobile digital television and our ability to penetrate additional markets.

Through December 31, 2009, substantially all of our sales have been to customers outside the United States. Sales to customers in Asia accounted for 92%, 97% and 99% of net revenue in the years ended December 31, 2007, 2008 and 2009, respectively. Because many of our customers or their OEM manufacturers are located in Asia, we anticipate that a majority of our revenue will continue to come from sales to customers in that region. Although a large percentage of our sales are made to customers in Asia, we believe that a significant number of the systems designed by these customers and incorporating our semiconductor products are then sold to end users outside Asia. For example, we believe revenue generated from sales of our digital terrestrial set top box products during the year ended December 31, 2009 related principally to sales to Asian set top box manufacturers delivering products into European markets. To date, all of our sales have been denominated in United States dollars.

A significant portion of our net revenue has historically been generated by a limited number of customers. For the year ended December 31, 2009, Panasonic, Murata and MTC represented 23%, 13% and 12%, respectively, of net revenue. In the case of Panasonic, we sell multiple products into disparate end user applications such as modules for televisions, in-vehicle or automotive applications and mobile handsets. Substantially all of our sales to these and other customers are through distributors based in Asia. Although we actually sell the products to, and are paid by, the distributors, we refer to these end customers as our customers.

We have incurred substantial losses from the time of our incorporation. We achieved profitability on a quarterly basis in the second quarter of fiscal 2008 and were again profitable in each quarter of fiscal 2009. As of December 31, 2009, we had an accumulated deficit of $21.8 million.

Our business depends on winning competitive bid selection processes, known as design wins, to develop semiconductors for use in our customers’ products. These selection processes are typically lengthy, and as a result, our sales cycles will vary based on market served, whether the design-win is with an existing or a new customer and whether our product being designed in our customer’s device is a first generation or subsequent generation product. Our customers’ products can be complex and, if our engagement results in a design win, can require significant time to define, design and result in volume production. Because the sales cycle for our products is long, we can incur significant design and development expenditures in circumstances where we do not ultimately recognize any revenue. We do not have any long-term purchase commitments with any of our customers, all of whom purchase our products on a purchase order basis. Once one of our products is incorporated into a customer’s design, however, we believe that our product is likely to remain a component of the customer’s product for its life cycle because of the time and expense associated with redesigning the product or substituting an alternative chip. Product life cycles in our target markets will vary by application. For example, in the digital set top box market a design-in can have a product life cycle of 18 to 24 months. In the automotive sector, the product life cycle of a design-in can range from 36 to 60 months. In the mobile television sector, the product life cycle can range from 12 to 36 months.

Critical Accounting Policies and Estimates

Our consolidated financial statements and the related notes included elsewhere in this prospectus are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and any related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Changes in accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ significantly from the estimates made by our management. We evaluate our estimates and assumptions on an ongoing basis. To the extent that there are material differences between these estimates and our actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected.

We believe that the following accounting policies involve a greater degree of judgment and complexity than our other accounting policies. Accordingly, these are the policies we believe are the most critical to understanding and evaluating our consolidated financial condition and results of operations.

Revenue Recognition

Our revenue is generated from sales of our RF receiver and RF receiver SoC products. We recognize revenue when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery of goods has occurred; the sales price is fixed or determinable; collectibility is reasonably assured; and title to products has transferred to the customer, which, based on the terms of our agreement with the customer, may occur on shipment or customer receipt.

We record revenue based on facts available at the time of sale. Amounts that are not probable of collection once the product has shipped and title has transferred to the customer are deferred until the amount that is probable of collection can be determined. Items that are considered when determining the amounts that will be ultimately collected are the customer’s overall creditworthiness and payment history, rights to return unsold product, rights to price protection, payment terms conditioned on sale or use of product by the customer, or extended payment terms granted to the customer.

In 2006 and 2007, for distributor transactions, revenue was recorded upon shipment of products to the distributors as title of the inventory transferred to the distributor, the sales price was known, collectibility was reasonably assured and no right of return existed. In 2008, our relationship with our distributors changed such that we increased our direct interaction and negotiations with our end customers, increased the number of end customers and requested our distributors to carry additional inventory. These changes created variability in the ultimate amount to be collected upon shipment to the distributor whereby we could no longer consider the price as fixed and determinable. As a result, since 2008, for distributor transactions, revenue is not recognized until product is shipped to the end customer and the amount that will ultimately be collected is determinable. Upon shipment of products to these distributors, title to the inventory transfers to the distributor and the distributor is invoiced, generally with 30-day terms. On shipments where revenue is not recognized, we record a trade receivable for the selling price as there is a legally enforceable right to payment, relieving the inventory for the carrying value of goods shipped since legal title has passed to the distributor, and record the corresponding gross profit in our consolidated balance sheet as a component of deferred revenue and deferred profit, representing the difference between the receivable recorded and the cost of inventory shipped.

In 2009, we began providing rebates of free product to end customers based on volume purchases. We estimate that all of the rebates will be achieved, reduce the average selling price of the product sold under the rebate program and defer revenue for the difference between the amount billed to the customer and the adjusted average selling price. Once the targeted level is achieved, the deferred revenue is recognized as revenue as rebated products are shipped to the end customer.

Allowance for Doubtful Accounts

We perform ongoing credit evaluations of our customers and adjust credit limits based on each customers’ credit worthiness, as determined by our review of current credit information. We continuously monitor collections and payments from our customers and maintain an allowance for doubtful accounts based upon our historical experience, our anticipation of uncollectible accounts receivable and any specific customer collection issues that we have identified. While our credit losses have historically been insignificant, we may experience higher credit loss rates in the future than we have in the past. Our receivables are concentrated in relatively few customers. Therefore, a significant change in the liquidity or financial position of any one significant customer could make collection of our accounts receivable more difficult, require us to increase our allowance for doubtful accounts and negatively affect our working capital.

Inventory Valuation

We continually assess the recoverability of our inventory based on assumptions about demand and market conditions. Forecasted demand is determined based on historical sales and expected future sales. We value our inventory at the lower of standard cost (which approximates actual cost on a first-in, first-out basis) or its current estimated market value. We reduce our inventory to the estimated lower of cost or market value on a part-by-part basis to account for its obsolescence or lack of marketability. Reductions are calculated as the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required that may adversely affect our operating results. If actual market conditions are more favorable, we may have higher gross profits when products are sold.

Income Taxes

We account for income taxes under the asset and liability approach. We record a valuation allowance to reduce our net deferred tax assets to the amount that we believe is more likely than not to be realized. In assessing the need for a valuation allowance, we consider historical levels of income, projections of future income, expectations and risks associated with estimates of future taxable income and ongoing prudent and practical tax planning strategies. To the extent that we believe it is more likely than not that some portion of our deferred tax assets will not be realized, we would increase the valuation allowance against the deferred tax assets. Realization of our deferred tax assets is dependent primarily upon future U.S. taxable income. Our judgments regarding future profitability may change due to future market conditions, changes in U.S. or international tax laws and other factors. These changes, if any, may require possible material adjustments to these deferred tax assets, resulting in a reduction in net income or an increase in net loss in the period when such determinations are made.

We are subject to income taxes in the United States and foreign countries, and are subject to routine corporate income tax audits in many of these jurisdictions. We believe that our tax return positions are fully supported, but tax authorities are likely to challenge certain positions, which may not be fully sustained. However, our income tax expense includes amounts intended to satisfy income tax assessments that result from these challenges. Determining the income tax expense for these potential assessments and recording the related assets and liabilities requires management judgment and estimates. We believe that our provision for uncertain tax positions, including related interest and penalties, is adequate based on information currently available to us. The amount ultimately paid upon resolution of audits could be materially different from the amounts previously included in income tax expense and therefore could have a material impact on our tax provision, net income and cash flows. Our overall provision requirement could change due to the issuance of new regulations or new case law, negotiations with tax authorities, resolution with respect to individual audit issues, or the entire audit, or the expiration of statutes of limitations.

In addition to our current research and development center in Shanghai, we are in the process of expanding our international operations and staff to better support our expansion into international markets. We expect this business expansion will include an international structure that, among other things, consists of research and development cost-sharing arrangements, certain licenses and other contractual arrangements between us and our wholly owned foreign subsidiaries, both existing and currently contemplated. We anticipate that these prospective arrangements will result in an increasing percentage of our consolidated pre-tax income being subject to foreign tax at relatively lower tax rates when compared to the U.S. federal statutory tax rate. As a result, our effective tax rate is expected to be lower than the U.S. federal statutory rate. However, the realization of any expected tax benefits is contingent upon several factors, including the judgments of tax authorities in several jurisdictions and thus cannot be assured.

Stock-Based Compensation

Effective January 1, 2006, we adopted authoritative guidance for stock-based compensation, which requires us to measure the cost of employee services received in exchange for equity incentive awards, including stock options, based on the grant date fair value of the award. The fair value is estimated using the Black-Scholes option pricing model. The resulting cost is recognized over the period during which the employee is required to provide services in exchange for the award, which is usually the vesting period. We recognize compensation expense over the vesting period using the straight-line method and classify these amounts in the statements of operations based on the department to which the related employee reports.

We account for stock options issued to non-employees in accordance with authoritative guidance for equity based payments to non-employees. Stock options issued to non-employees are accounted for at their estimated fair value determined using the Black-Scholes option-pricing model. The fair value of options granted to non-employees is re-measured as they vest, and the resulting increase in value, if any, is recognized as expense during the period the related services are rendered.

For further information regarding our methodology for determining our historical stock compensation expense, see “—Historical Stock-Based Compensation Expense” later in this section.

Results of Operations

The following describes the line items set forth in our consolidated statements of operations.

Net Revenue. Net revenue is generated from sales of our RF receivers and RF receiver SoCs. Substantially all of our end customers purchase products indirectly from us through distributors. Although we actually sell the products to, and are paid by, the distributors, we refer to these end customers as our customers.

Cost of Net Revenue. Cost of net revenue includes the cost of finished silicon wafers processed by third-party foundries, primarily by UMC, an affiliate of one of our stockholders; costs associated with our outsourced packaging and assembly, test and shipping; costs of personnel and equipment associated with manufacturing support, logistics and quality assurance; amortization of production mask costs; cost of production load boards and sockets; and an allocated portion of our occupancy costs.

Research and Development. Research and development expense includes personnel-related expenses, including stock-based compensation, new product engineering mask costs, prototype integrated circuit packaging and test costs, computer-aided design software license costs, intellectual property license costs, reference design development costs, development testing and evaluation costs, depreciation expense and allocated occupancy costs. Research and development activities include the design of new products, refinement of existing products and design of test methodologies to ensure compliance with required specifications. All research and development costs are expensed as incurred.

Selling, General and Administrative. Selling, general and administrative expense includes personnel-related expenses, including stock-based compensation, distributor and other third-party sales commissions, field application engineering support, travel costs, professional and consulting fees, legal fees, depreciation expense and allocated occupancy costs.

Interest Income. Interest income consists of interest earned on our cash, cash equivalents and investment balances.

Interest Expense. Interest expense consists primarily of imputed interest on capital leases generally related to purchases of property and equipment.

Other Income (expense). Other income (expense) generally consists of income (expense) generated from minor non-operating transactions.

Provision for Income Taxes. In each period since our inception, we have recorded a valuation allowance for the full amount of our deferred tax asset, as the realization of the full amount of our deferred tax asset is uncertain. As a result, through December 31, 2009, we have not recorded any federal or state income tax benefit derived from the deferred tax asset in our statements of operations. Since we became profitable for the year ended December 31, 2009, a provision for income taxes has been recorded as we are unable to fully offset our alternative minimum taxable income due to limitations in our ability to fully utilize net operating loss carryforwards. In addition, the ability to use net operating loss carryforwards for state tax purposes in California is currently suspended.

The following table sets forth our consolidated statement of operations data as a percentage of net revenue for the periods indicated.

	Years Ended December 31,
	2007	2008	2009
Net revenue	100%	100%	100%
Cost of net revenue	50	40	33

Gross profit	50	60	67

Operating expenses:
Research and development	102	46	39
Selling, general and administrative	44	20	19

Total operating expenses	146	66	58

(Loss) income from operations	(96)	(6)	9
Interest income	7	1	—
Interest expense	(1)	—	—
Other income (expense), net	—	(1)	(1)

(Loss) income before income taxes	(90)	(6)	8
Provision for income taxes	—	—	—

Net (loss) income	(90)%	(6)%	8%

Comparison of the Fiscal Years Ended December 31, 2007, 2008 and 2009

Net Revenue

	Years Ended December 31,			% Change
	2007	2008	2009	2008	2009
	(dollars in thousands)
Net revenue	$9,696	$31,331	$51,350	223%	64%

Net revenue for the year ended December 31, 2009 increased by $20.0 million from 2008 primarily due to an increase in shipments of our worldwide digital terrestrial television RF receiver products. A substantial portion of the increase in our digital terrestrial television RF receiver products is attributable to shipments of digital-to-analog converter set top boxes for European end markets and to a lesser extent to an increase in shipments to the automotive digital television and PCTV markets in Japan. The increase in shipments of digital terrestrial RF receiver products was offset by an $8.7 million decrease in shipments and revenue from our mobile digital television RF receiver products for the Japanese handset market, which reflected a phase-out of consumer handset subsidies by Japanese service providers beginning in the middle of 2008. We expect sales of our second-generation global digital terrestrial device to continue to account for a substantial portion of our revenue and revenue growth, if any, as the European market undergoes a multi-year country-by-country conversion from analog to digital television as a result of the increasing attach rates of digital television features in the automotive, PC and television markets. During 2009, our second-generation digital terrestrial device was successfully adopted by several digital-to-analog television converter set top box makers, principally original device manufacturers in China, for delivery in European end markets. Because some of our products may be deployed in multiple devices or geographic areas and our customers consist principally of distributors who sell our products to end customers, we do not always know how or where our products are deployed. As a result, although we have been able to quantify our Japanese mobile handset revenue based on unique characteristics of the Japanese market and our product for that market, we generally do not expect to be able to quantify our revenue by product in future filings.

Net revenue for the year ended December 31, 2008 increased by $21.6 million from 2007 primarily due to a higher volume and a full year of shipments of our existing mobile digital television RF receiver and release to production and shipment of our second-generation global digital terrestrial television RF receiver and automotive television RF receiver products. In particular, $17.5 million of the $21.6 million increase in net revenue in 2008 was due to shipments and sales of our mobile digital television RF receiver products for the Japanese mobile handset market, which was released to production in the second half of 2007. As a result, 2008 was the first full year of volume shipments of our Japanese mobile handset products.

Cost of Net Revenue and Gross Profit

	Years Ended December 31,			% Change
	2007	2008	2009	2008	2009
	(dollars in thousands)
Cost of net revenue	$4,896	$12,675	$17,047	159%	34%
% of net revenue	50%	40%	33%
Gross profit	$4,800	$18,656	$34,303	289%	84%
% of net revenue	50%	60%	67%

Cost of net revenue and gross profit increased by $4.4 million and $15.7 million, respectively, from 2008 to 2009. The increase in cost of net revenue was principally due to increased sales of our second-generation global digital television RF receiver product. Cost of net revenue increased at a lesser rate than the increase in net revenue, however, principally as a result of improved unit costs associated with lower silicon die and manufacturing expenses as we transitioned our second generation global digital television RF receiver product to a 0.13µ CMOS manufacturing process technology from an 0.18µ technology. Lower package and assembly costs due to the choice of a smaller package and reduced test costs due to higher wafer yields were also significant contributors to the decrease in cost of net revenue. The rise in shipments and, to a lesser extent, the reduction in per unit manufacturing cost of the second-generation global digital television RF receiver products resulted in the increase in both the absolute gross profit and the gross profit percentage of net revenue in 2009 compared to 2008. We currently expect that gross profit percentage will fluctuate from quarter to quarter in the future based on changes in product mix, average selling prices, or manufacturing costs.

Cost of net revenue and gross profit increased by $7.8 million and $13.9 million, respectively, from 2007 to 2008. The increase in cost of net revenue was primarily attributable to increased revenue from product shipments in 2008 relative to 2007. Gross profit and gross profit percentage increased in 2008 relative to 2007 principally because of increased revenue from second-generation products in 2008, which were introduced in 2007 and benefited from an improvement in manufacturing costs during the year due to lower unit wafer, assembly, packaging and test costs. In addition, our 2008 gross profit percentage benefited from a beneficial product mix.

Research and Development

	Years Ended December 31,			% Change
	2007	2008	2009	2008	2009
	(dollars in thousands)
Research and development	$9,924	$14,310	$19,790	44%	38%
% of net revenue	102%	46%	39%

Research and development expense for 2009 was $19.8 million, an increase of $5.5 million, or 38%, from 2008. The increase was primarily attributable to an increase in the number of new product development and existing product enhancement initiatives undertaken during 2009, relating primarily to our RF receiver SoC products. Incremental personnel-related costs of $3.1 million (including $0.3 million of stock-based compensation expense) contributed the largest portion of the increase, reflecting growth in our average full-time-equivalent headcount in 2009 compared to the prior year, as well as 2009 bonus accruals of $0.7 million that did not apply in 2008, when no bonuses were accrued or paid on a company-wide basis. Also contributing to the increase were $1.1 million of acquired intellectual property, $0.8 million of computer-aided design and related software license costs associated with the increase in the scope and number of our research and development projects, $0.4 million of facility-related costs associated with the need for larger scale operations and $0.4 million related to supplies, travel and other costs. These increases were offset by a decrease of $0.3 million related to the timing of various engineering test activities in 2009. We expect our research and development expenses to increase in absolute dollars as we continue to focus on expanding our product portfolio and enhancing existing products.

Research and development expense for 2008 was $14.3 million, an increase of $4.4 million, or 44%, from 2007. The increase in absolute research and development expense in 2008 relative to 2007 was primarily attributable to an increase in personnel and in the number of new product or product enhancement projects. These additional projects resulted in increased personnel-related costs of $3.5 million as well as $0.5 million of increased license or technology acquisition costs, including costs of computer aided design software licenses. In addition, we experienced $0.4 million of net increases in other expenses, including facility costs and project specific supplies and testing costs.

Selling, General and Administrative

	Years Ended December 31,			% Change
	2007	2008	2009	2008	2009
	(dollars in thousands)
Selling, general and administrative	$4,296	$6,356	$9,921	48%	56%
% of net revenue	44%	20%	19%

Selling, general and administrative expense for 2009 was $9.9 million, or 19% of net revenue, an increase of $3.6 million, or 56%, from 2008. The year-to-year increase was primarily attributable to costs associated with the need for larger scale operations as a result of increased demand for our products and increased expenses as we prepared to become a public reporting company. Specifically, the increase was attributable to an additional $2.0 million of personnel-related costs, including $0.7 million of incremental sales commissions, 2009 bonus accruals of $0.5 million and $0.3 million of incremental stock-based compensation expense; an additional $0.7 million of increased legal and accounting expenses, $0.5 million of incremental consulting expenses and $0.4 million of additional supplies, travel and facility-related costs. We expect selling, general and administrative expenses to increase in absolute dollars in the future as we expand our sales, finance and administrative personnel and as we incur incremental expenses associated with being a public company.

Selling, general and administrative expense for 2008 was $6.4 million, or 20% of net revenue, an increase of $2.1 million, or 48%, from 2007. In 2007, selling, general and administrative expense was $4.3 million or 44% of net revenue, an increase of 85% from $2.3 million, or 402% of net revenue in 2006. The increase in selling, general and administrative expense in 2008 results from our increasing revenue and the larger scope of our business in 2008. Specifically, sales commissions to distributors contributed $1.0 million of the increase from 2007 to 2008, consulting and personnel costs contributed $0.4 million, travel-related expenses contributed $0.1 million, and legal expenses associated with patent filings contributed $0.3 million.

Other Income (Expense)

	Years Ended December 31,
	2007	2008	2009
	(in thousands)
Interest income	$654	$179	$51
Interest expense	$(78)	$(74)	$(52)
Other income (expense), net	$135	$(9)	$(32)

Interest income in 2009 decreased from 2008 due to earning lower yields on cash and investments in 2009. Interest income in 2008 decreased from 2007 due to lower cash and investment balances in 2008 resulting from the use of our cash and investment balances to fund our operations.

Interest expense in 2009 decreased from 2008 due to lower outstanding debt balances. Interest expense in 2008 remained relatively consistent with 2007 due to relatively insignificant changes in the outstanding debt balances as a result of normally scheduled principal reductions.

Other income (expense), net in 2009 consisted primarily of the write-off of the carrying value of leasehold improvements in connection with vacating certain leased facilities. Other income (expense), net in 2007 consisted primarily of net settlement payments received from a supplier as compensation for defective products.

Quarterly Results of Operations

The following table sets forth our unaudited consolidated statements of operations data for each of the eight quarters in the period ended December 31, 2009. The quarterly data have been prepared on the same basis as the audited consolidated financial statements included elsewhere in this prospectus. You should read this information together with our consolidated financial statements and related notes included elsewhere in this prospectus.

	Three Months Ended
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009
	(in thousands)
Net revenue	$5,865	$9,878	$7,833	$7,755	$8,771	$11,176	$16,200	$15,203
Cost of net revenue	2,750	4,145	3,025	2,755	3,062	3,898	5,564	4,523

Gross profit	3,115	5,733	4,808	5,000	5,709	7,278	10,636	10,680

Operating expenses:
Research and development	2,915	3,447	4,058	3,890	3,863	4,955	5,324	5,648
Selling, general and administrative	1,264	1,613	1,566	1,913	1,736	2,119	2,941	3,125

Total operating expenses	4,179	5,060	5,624	5,803	5,599	7,074	8,265	8,773

(Loss) income from operations	(1,064)	673	(816)	(803)	110	204	2,371	1,907
Interest income	65	44	41	29	9	—	18	24
Interest expense	(18)	(18)	(17)	(21)	(17)	(9)	(14)	(12)
Other income (expense), net	(1)	(1)	1	(8)	—	(27)	—	(5)

(Loss) income before income taxes	(1,018)	698	(791)	(803)	102	168	2,375	1,914
Provision for income taxes	—	—	—	—	10	15	209	(4)

Net (loss) income	$(1,018)	$698	$(791)	$(803)	$92	$153	$2,166	$1,918

The following table sets forth our unaudited consolidated statement of operations data for each of the eight quarters in the period ended December 31, 2009 as a percentage of net revenue for the periods indicated.

	Three Months Ended
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009
Net revenue	100%	100%	100%	100%	100%	100%	100%	100%
Cost of net revenue	47	42	39	36	35	35	34	30

Gross profit	53	58	61	64	65	65	66	70

Operating expenses:
Research and development	50	35	52	50	44	44	33	37
Selling, general and administrative	22	16	20	25	20	19	18	20

Total operating expenses	72	51	72	75	64	63	51	57

(Loss) income from operations	(19)	7	(11)	(11)	1	2	15	13
Interest income	1	—	1	—	—	—	—	—
Interest expense	—	—	—	—	—	—	—	—
Other income (expense), net	1	—	—	1	—	(1)	(1)	—

(Loss) income before income taxes	(17)	7	(10)	(10)	1	1	14	13
Provision for income taxes	—	—	—	—	—	—	1	—

Net (loss) income	(17)%	7%	(10)%	(10)%	1%	1%	13%	13%

Net revenue has generally increased over the eight quarters presented due to continued new product introductions and our success in acquiring new customers in different target markets. In 2008, we introduced and commenced commercial shipments of our second-generation global digital television RF receiver and second-generation mobile digital television RF receiver products. In 2009, we began shipping in volume quantities of our third-generation mobile digital television RF receiver product. In the third quarter of 2009, we also introduced our first digital cable RF receiver product. In the fourth quarter of 2009, we began commercial shipments of our cable RF receiver SoC product.

Although we have experienced substantial year-over-year increases in our net revenues from 2007 through 2009, our quarter-over-quarter revenues have at times fluctuated, notably in the third and fourth quarters of 2008 and in the fourth quarter of 2009. We believe these fluctuations have reflected changes in the end-user application markets for products deploying our integrated circuits and, in late 2008, a substantially adverse macroeconomic environment. For example, in 2008, Japanese cell-phone operators phased out mobile handset subsidies, contributing in part to the decline in net revenues in late 2008 as a decline in overall handset shipments in Japan led to lower unit sales of our mobile digital television RF receiver products. Also contributing to the decline in revenue in the second half of 2008 was the global financial and economic crisis, which resulted in reduced orders for our global digital television RF receiver products designed for the European set top digital to analog converter box market. We entered this market as the global financial crisis began and observed that OEMs did not appear to replenish inventories at expected rates in the initial months after the crisis began. Order activity for these products accelerated in the second and third quarters of 2009, however, which we believe reflected pent-up demand as well as accelerated fulfillment requirements by converter box manufacturers in response to the pending third quarter 2009 analog shut-off in the Spanish television market.

We believe some of our markets may be influenced by seasonal factors and demand for our European converter box products may fluctuate substantially as major geographic centers in Europe approach their various deadlines to terminate analog television broadcasts. At this time, however, we cannot identify specific seasonality trends for future fiscal periods as we have a limited operating history for comparison, we are continuing to expand our products into new addressable markets, each of which may have unique seasonality characteristics, and we are continuing to experience relatively rapid growth in our net revenue, which may make identifying seasonality trends more difficult. Because of our limited operating history and rapid growth in our revenue, we believe that period-to-period comparisons of revenue and operating results should not be relied upon as indicators of future performance.

Gross profit percentages improved sequentially in each of the quarters starting from the fourth quarter of 2006. Gross profit percentages grew from 53% in the first quarter of 2008 to a high of 70% in the fourth quarter of 2009. Factors contributing to the increase in gross profit percentage were reductions in manufacturing costs attributable to unit wafer, packaging and test costs for all product lines; introduction of our second- and third- generation products with reduced per unit cost of manufacturing due to reduced silicon die-size, less required testing time and improved wafer yields; favorable changes in product mix and shipments to end markets such as the automotive and digital television markets, which have higher average selling prices; and improved operational efficiencies relating to manufacturing overhead cost. Gross profit percentages in the first, second, third and fourth quarters of 2009 were 65%, 65%, 66% and 70%, respectively. We do anticipate that gross profit percentages will fluctuate from quarter to quarter due to changing product mix, selling prices and manufacturing costs.

To accommodate our growth, our operating expenses have generally increased substantially over the eight quarters ending December 31, 2009, with the exception of the fourth quarter of 2008 and first quarter of 2009, when we reduced certain variable expenses in response to global economic uncertainty. These expense reductions resulted primarily from reductions in our headcount and in discretionary costs such as travel-related expenses and professional fees that we determined to reduce in light of the economic environment. Increases in our operating expenses have been largely attributable to growing investments in our research and development organization, which investment we believe will be necessary to secure our future product roadmap, and to a lesser extent increases in our selling, general and administrative expenses. Among our research and development investments, we have increased our research and development personnel, invested in computer-aided design software to enhance our design capabilities, licensed or acquired intellectual property to augment our product offerings; increased the frequency of our engineering development mask releases to increase the speed of product development; expanded our product prototype and reference platform design capability; and increased production load board and socket costs along with production test capability. We expect our research and development expenses will continue to increase in absolute dollars for the foreseeable future.

We have also increased our selling, general and administrative expenses as required to support our revenue growth and the larger scope of our business. In particular, we have increased staff to expand and maintain our sales, marketing and administrative activities. Selling, general and administrative expenses increased substantially in the third and fourth quarters of 2009 as we incurred additional accounting and other professional fees, including increased consulting expenses, to prepare for this offering.

Liquidity and Capital Resources

Our principal source of liquidity as of December 31, 2009 consisted of $17.9 million of cash. Since inception, our operations have been financed primarily by net proceeds of approximately $35.3 million from the sales of shares of our preferred stock and, beginning in 2009, by cash generated from operations. We believe our current cash, together with the net proceeds of this offering, will be sufficient to satisfy our liquidity requirements for the next 12 months.

Our primary uses of cash are to fund operating expenses, purchases of inventory and the acquisition of property and equipment. Cash used to fund operating expenses excludes the impact of non-cash items such as depreciation and stock-based compensation and is impacted by the timing of when we pay these expenses as reflected in the change in our outstanding accounts payable and accrued expenses.

Our primary sources of cash are cash receipts on accounts receivable from our shipment of products to distributors and direct customers. Aside from the growth in amounts billed to our customers, net cash collections of accounts receivable are impacted by the efficiency of our cash collections process, which can vary from period to period depending on the payment cycles of our major distributor customers.

Below is a summary of our cash flows provided by (used in) operating activities, investing activities and financing activities for the periods indicated:

	Years Ended December 31,
	2007	2008	2009
	(in thousands)
Net cash (used in) provided by operating activities	$(10,402)	$1,602	$9,860
Net cash provided by investing activities	7,882	157	391
Net cash used in financing activities	(86)	(41)	(250)
Effect of exchange rates on cash and cash equivalents	—	—	1

Net increase (decrease) in cash and cash equivalents	$(2,606)	$1,718	$10,002

Net Cash (Used in) Provided by Operating Activities

Net cash used in operating activities in 2007 primarily reflected the net loss of $8.7 million, growth in accounts receivable and inventories of $1.6 million and $1.0 million, respectively, repayment of amounts due to related party of $0.1 million and $80,000 of other non-cash activities, offset by growth in accounts payable and other accrued expenses and accrued compensation of $0.5 million and $0.2 million, respectively, and $0.5 million of depreciation. Substantially all of our working capital accounts increased in 2007 as a result of our significant revenue growth and related operational spending.

Net cash used in operating activities in 2008 primarily reflected the net loss of $1.9 million, growth in inventory, prepaid and other assets, accrued compensation and accretion of investment (premiums) discounts, net, of $1.7 million, $0.1 million, $0.2 million and $0.1 million, respectively, offset by decreases in accounts receivable of $0.9 million and growth in accounts payable and other accrued expenses, deferred revenue, amortization and depreciation and stock-based compensation of $0.5 million, $3.3 million, $0.6 million and $0.4 million, respectively. Our inventory grew due to our increased purchasing activity in support of our increasing sales forecasts. Our accounts receivable decreased in 2008 as a result of lower distributor purchases in December 2008 as a result of the global economic slowdown. The economic slowdown also resulted in our distributors carrying more inventory at the end of 2008 prior to adjusting their buying in response to market conditions, which resulted in growth in our deferred revenue.

Net cash provided by operating activities in 2009 primarily reflected our net income of $4.3 million, growth in amortization and depreciation, stock-based compensation, reduction in inventory, and increases in accounts payable and accrued expenses (including amounts due to related party), accrued compensation, deferred revenue and deferred profit and other of $0.8 million, $1.0 million, $0.8 million, $5.1 million, $1.2 million, $6.6 million and $0.1 million, respectively, offset by decreases in accounts receivable and prepaid and other assets of $8.4 million and $1.7 million, respectively. Our accounts receivable increased as a result of significantly higher distributor shipments in 2009 and our inventory decreased as a result of sales and production being more closely matched in 2009. Our accounts payable and accrued expenses increased in 2009 in support of our increased production volumes and overall operational growth. Deferred revenue and deferred profit increased as our revenue grew and our distributors carried higher inventory balances.

Net Cash Provided by Investing Activities

Net cash provided by investing activities during the years ended December 31, 2007, 2008 and 2009 consisted of sales of investment securities, net of purchases, of $8.2 million, $1.1 million and $1.8 million, respectively. Purchases of property and equipment accounted for $0.3 million in 2007, $0.9 million in 2008 and $1.4 million in 2009.

Net Cash Used in Financing Activities

Net cash used in financing activities during the year ended December 31, 2007 consisted of $121,000 for the repayment of equipment financing, offset by $35,000 of net proceeds from the exercise of stock options.

Net cash used in financing activities during the year ended December 31, 2008 consisted of $89,000 for the repayment of equipment financing, offset by $48,000 of net proceeds from the exercise of stock options.

Net cash used in financing activities during the year ended December 31, 2009 consisted of $108,000 for the repayment of equipment financing and $747,000 for costs paid in connection with our initial public offering, offset by $605,000 of net proceeds from the exercise of stock options.

Contractual Obligations, Commitments and Contingencies

The following table summarizes our outstanding contractual obligations as of December 31, 2009:

	Payments Due by Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years
	(in thousands)
Capital lease obligations (including interest)	$278	$151	$125	$2
Operating lease obligations	2,393	476	1,079	838
Software license agreements	2,926	1,602	1,324	—
Purchase obligations	4,380	4,380	—	—

Total contractual obligations	$9,977	$6,609	$2,528	$840

During January 2010, we entered into a five-year noncancelable operating lease agreement for a research and development facility in Irvine, CA. The lease is subject to rent holidays and rent increases and is scheduled to commence in April 2010 with an option to extend the lease for an additional five years. Future minimum annual payments under the operating lease for the years 2010, 2011, 2012, 2013, 2014 and 2015 are approximately $20,000; $83,000; $87,000; $90,000; $94,000 and $24,000 respectively.

Warranties and Indemnifications

In connection with the sale of products in the ordinary course of business, we often make representations affirming, among other things, that our products do not infringe on the intellectual property rights of others, and agree to indemnify customers against third-party claims for such infringement. Further, our by-laws require us to indemnify our officers and directors against any action that may arise out of their services in that capacity, and we have also entered into indemnification agreements with respect to all of our directors. We have not been subject to any material liabilities under such provisions and therefore believe that our exposure for these indemnification obligations is minimal. Accordingly, we have no liabilities recorded for these indemnity agreements as of December 31, 2009.

Off-Balance Sheet Arrangements

As part of our ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, or SPEs, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of December 31, 2009, we were not involved in any unconsolidated SPE transactions.

Recent Accounting Pronouncements

Effective January 1, 2009, we implemented the FASB’s revised authoritative guidance for business combinations. This revised guidance requires an acquiring company to measure all assets acquired and liabilities assumed, including contingent considerations and all contractual contingencies, at fair value as of the acquisition date. In addition, an acquiring company is required to capitalize in-process research and development and either amortize it over the life of the product, or write it off if the project is abandoned or impaired. Previously, post-acquisition adjustments related to business combination deferred tax asset valuation allowances and liabilities for uncertain tax positions were generally required to be recorded as an increase or decrease to Goodwill. The revised guidance does not permit this accounting and, generally, requires any such changes to be recorded in current period income tax expense. Thus, all changes to valuation allowances and liabilities for uncertain tax positions established in acquisition accounting, regardless of the guidance used to initially account for the business combination, will be recognized in current period income tax expense. The adoption of the revised guidance did not have an impact on our consolidated financial statements, but the nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions consummated after the effective date of January 1, 2009.

Effective January 1, 2009, we adopted the revised authoritative guidance for the accounting treatment afforded preacquisition contingencies in a business combination. Under the revised guidance, an acquirer is required to recognize at fair value an “asset acquired or liability assumed in a business combination that arises from a contingency if the acquisition-date fair value of the liability can be determined during the measurement period.” If the acquisition-date fair value cannot be determined, the acquirer will apply the authoritative guidance used to evaluate contingencies to determine whether the contingency should be recognized as of the acquisition date or after the acquisition date. The adoption of the revised guidance did not have an impact on our consolidated financial statements, but the nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions consummated after the effective date of January 1, 2009.

Effective April 1, 2009, we adopted FASB’s revised authoritative guidance for fair value measurements, which clarifies the measurement of fair value in a market that is not active, and is effective as of the issue date, including application to prior periods for which financial statements have not been issued. We also adopted additional authoritative guidance for determining whether a market is active or inactive, and whether a transaction is distressed, is applicable to all assets and liabilities (financial and nonfinancial) and which requires enhanced disclosures. The adoption of this guidance did not have a material impact on our consolidated financial position, results of operations or cash flows.

Effective April 1, 2009, we adopted authoritative guidance that provides greater clarity about the credit and noncredit component of an other-than-temporary impairment event and to more effectively communicate when an other-than-temporary impairment event has occurred. The adoption of this guidance, which applies to investments in debt securities, did not have a material impact on our consolidated financial position, results of operations or cash flows.

In October 2009, the FASB issued new standards for revenue recognition with multiple deliverables. These new standards impact the determination of when the individual deliverables included in a multiple-element arrangement may be treated as separate units of accounting. Additionally, these new standards modify the manner in which the transaction consideration is allocated across the separately identified deliverables by no longer permitting the residual method of allocating arrangement consideration. These new standards are effective for us beginning in the first quarter of fiscal year 2011, however early adoption is permitted. We do not expect these new standards to significantly impact our consolidated financial statements.

In October 2009, the FASB issued new standards for the accounting for certain revenue arrangements that include software elements. These new standards amend the scope of pre-existing software revenue guidance by removing from the guidance non-software components of tangible products and certain software components of tangible products. These new standards are effective for us beginning in the first quarter of fiscal year 2011, however early adoption is permitted. We do not expect these new standards to significantly impact our consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Sensitivity

We had cash of $17.9 million at December 31, 2009, which was held for working capital purposes. We do not enter into investments for trading or speculative purposes. We do not believe that we have any material exposure to changes in the fair value of these investments as a result of changes in interest rates due to their short-term nature. Declines in interest rates, however, will reduce future investment income.

Foreign Currency Risk

To date, our international customer and vendor agreements have been denominated almost exclusively in United States dollars. Accordingly, we have limited exposure to foreign currency exchange rates and do not enter into foreign currency hedging transactions. The functional currency of MaxLinear Limited is the United States dollar. The functional currency of MaxLinear Shanghai Limited is the local currency. Accordingly, the effects of exchange rate fluctuations on the net assets of MaxLinear Shanghai Limited’s operations are accounted for as translation gains or losses in accumulated other comprehensive income within stockholders’ equity. We do not believe that a change of 10% in such foreign currency exchange rates would have a material impact on our financial position or results of operations.

Stock-Based Compensation

For a complete discussion of our assumptions and policies relating to stock compensation expense, please refer to the section below captioned “Historical Stock-Based Compensation Expense.”

Historical Stock-Based Compensation Expense

For purposes of determining our historical stock-based compensation expense, we used the Black-Scholes valuation model to calculate the fair value of stock options on the grant date. This model requires inputs such as the expected term of the option, expected volatility and the risk-free interest rate. Our forfeiture rates also affect the amount of aggregate compensation. These inputs are subjective and generally require significant judgment. For each of the three years ended December 31, 2009, we estimated the grant date fair value of stock options using the Black-Scholes option pricing model with the following weighted-average assumptions:

	Years Ended December 31,
	2007	2008	2009
Risk-free interest rate	4.82%	2.78%	2.68%
Dividend yield	—	—	—
Expected life of options (years)	6.25	6.08	6.18
Volatility	70.00%	61.99%	56.00%

We estimated our expected volatility from the historical volatilities of several unrelated public companies within the semiconductor industry because we have little information on the volatility of the price of our common stock, since we have no trading history. When making the selections of our industry peer companies to be used in the volatility calculation, we also considered their stage of development, size and financial leverage.

We calculated the weighted-average expected life of options using the simplified method. This decision was based on the lack of relevant historical data due to our limited historical experience.

We derived the risk-free interest rate assumption from the yield as of the grant date for U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued. We based the assumed dividend yield on the expectation that we will not pay cash dividends in the foreseeable future.

We estimated forfeitures at the time of grant and will revise, if necessary, in subsequent periods if actual forfeitures differ from those estimates. We utilized our historical forfeiture rates to estimate our future forfeiture rate at 5% for 2009. We will continue to evaluate the appropriateness of estimating the forfeiture rate based on actual forfeiture experience, analysis of employee turnover behavior and other factors. Quarterly changes in the estimated forfeiture rate can have a significant effect on stock-based compensation expense as the cumulative effect of adjusting the rate for all stock compensation expense amortization is recognized in the period the forfeiture estimate is changed. If a revised forfeiture rate is higher than the previously estimated forfeiture rate, an adjustment is made that will result in a decrease to the stock-based compensation expense recognized in the consolidated financial statements. If a revised forfeiture rate is lower than the previously estimated forfeiture rate, an adjustment is made that will result in an increase to the stock-based compensation expense recognized in the consolidated financial statements. The effect of forfeiture adjustments during 2007, 2008 and 2009 was insignificant. We will continue to use judgment in evaluating the expected term, volatility and forfeiture rate related to our stock-based compensation on a prospective basis and incorporating these factors in the Black-Scholes option-pricing model.

If in the future, we determine that other methods are more reasonable, or other methods for calculating these assumptions are prescribed by authoritative guidance, the fair value calculated for our stock options could change significantly. Higher volatility and longer expected lives result in an increase to stock-based compensation expense determined at the date of grant. Stock-based compensation expense affects our research and development expense and our selling, general and administrative expense.

In order to determine the grant date fair value of stock option grants, we are required to determine the fair value of our common stock. The exercise price for all stock options granted was at or above the estimated fair value of the underlying common stock as determined on the date of grant by our Board of Directors. Our management did not provide additional valuation information to our Board of Directors relating to grants made in the fourth quarter of 2008 due to extraordinary volatility in global capital markets at that time and our Board of Director’s view that continued reliance on our July 2008 valuation remained appropriate, particularly given our lack of quarterly revenue growth in the second half of 2008.

The following table summarizes, by grant date, the number of stock options granted since January 1, 2008 and the associated per share exercise price, which equaled or exceeded the fair value of our common stock as determined by our Board of Directors, with input from management, for each of these grants:

Grant Date	Number of Options Granted	Exercise Price	Common Stock Fair Value Per Share at Grant Date
January 10, 2008	55,106	$1.16	$1.01
March 4, 2008	313,865	1.16	1.01
March 31, 2008	539,910	1.16	1.01
August 20, 2008	517,500	1.45	1.44
October 1, 2008	350,073	1.45	1.44
December 2, 2008	247,609	1.45	1.44
March 3, 2009	48,217	1.45	0.96
July 28, 2009	427,123	4.26	4.23
July 28, 2009	86,110	4.69	4.23
September 11, 2009	332,590	5.50	5.48
October 16, 2009	206,893	6.55	6.55
October 20, 2009	335,165	6.55	6.55
October 27, 2009	300,649	7.45	7.45
October 27, 2009	226,039	8.19	7.45
November 5, 2009	60,060	7.49	7.49
December 28, 2009	183,924	8.39	8.39
January 14, 2010	67,397	8.72	8.72
February 22, 2010	98,807	9.18	9.18
February 25, 2010	20,988	9.18	9.18
March 3, 2010	21,500	9.18	9.18

Given the absence of an active market for our common stock, our Board of Directors was required to estimate the fair value of our common stock at the time of each grant. Our Board of Directors, which includes members who are experienced in valuing the securities of early-stage companies, considered objective and subjective factors in determining the estimated fair value of our common stock on each option grant date. Factors considered by our Board of Directors included the following:

•	the prices of our convertible preferred stock sold to outside investors in arm’s-length transactions;

•	the rights, preferences and privileges of our convertible preferred stock relative to those of our common stock;

•	our operating and financial performance;

•	the introduction of new products;

•	our stage of development;

•	the fact that option grants involve illiquid securities in a private company;

•	the risks inherent in the development of our products and expansion of our target markets; and

•	the likelihood of achieving a liquidity event, such as an initial public offering or sale of our company, given prevailing market conditions.

Our Board of Directors has performed valuations of our common stock for purposes of granting stock options in a manner consistent with the methods outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. These valuations were prepared in a consistent manner and involved a two-step process. First, we established our enterprise value using the income approach and the market approach. The income approach, which relies on a discounted cash flow analysis, measures the value of a company as the present value of its future economic benefits by applying an appropriate risk-adjusted discount rate to expected cash flows, based on forecasts of revenue and costs. The market approach, which relies on analysis of comparable public companies and comparable acquisitions, measures the value of a company through comparison to comparable companies and transactions. Consideration is given to the financial condition and operating performance of the company being valued relative to those of publicly traded companies operating in the same or similar lines of business. When choosing the comparable companies to be used for the market approach, we focused on companies in the semiconductor industry. Some of the specific criteria we used to select comparable companies within our industry included the business description, business size, projected growth, financial condition and historical operating results. For each valuation report, we prepared a financial forecast to be used in the computation of the enterprise value for both the market approach and the income approach. The financial forecasts took into account our past experience and future expectations. The risks associated with achieving these forecasts were assessed in selecting the appropriate discount rate. As discussed below, there is inherent uncertainty in these estimates. Second, we allocated the resulting equity value among the securities that comprise our capital structure using the Option-Pricing Method. The aggregate value of the common stock derived from the Option-Pricing Method was then divided by the number of common shares outstanding to arrive at the per share common value. We then applied a discount for lack of marketability to reflect the increased risk arising from the inability of holders to readily sell the shares.

In each valuation, we considered the market approach based on analysis of comparable public companies and comparable acquisitions analysis. Ultimately, our Board of Directors determined that these analyses were not appropriate due to our relatively early stage of development and our expectation that we would realize higher growth rates than an industry average calculated based on public company peers. Since the fair value of our common stock has been ultimately determined by our discounted cash flow analyses, our valuations have been heavily dependent on our estimates of revenue, costs and related cash flows. These estimates are highly subjective and subject to frequent change based on both new operating data as well as various macroeconomic conditions that impact our business. Each of our valuations was prepared using data that was consistent with our then-current operating plans that we were using to manage our business.

In addition, our discounted cash flow calculations are sensitive to highly subjective assumptions that we were required to make at each valuation date relating to an appropriate discount rate and an appropriate marketability discount.

Valuation Date	Discount Rate	Discount for Lack of Marketability
June 30, 2007	40%	34.0%
May 30, 2008	40%	40.0%
January 30, 2009	40%	43.0%
July 21, 2009	40%	32.0%
September 1, 2009	40%	17.0%
October 9, 2009	40%	17.0%
October 23, 2009	35%	15.0%
November 3, 2009	35%	15.0%
December 16, 2009	35%	11.5%
January 5, 2010	35%	9.9%
February 11, 2010	35%	8.1%

Our discount rate was determined based on our stage of development at each valuation date and was quantified based on our review of venture capital required rates of return for investments in companies of the equivalent stage of development. From July 2008 through October 9, 2009, we maintained our discount rate at 40%. Effective October 23, 2009, we began using a discount rate of 35%. These rates are within the 30% to 50% range we considered based on the various studies we utilized.

Our discount for lack of marketability is reflective of the increased risk associated with ownership of a privately held stock and the resultant higher yield expected by an investor. We quantified the discount using a put-option model and verified that the resulting value was reasonable by comparing the results to empirical evidence, including studies of restricted stock and private transactions prior to public offerings.

Other specific factors that were considered during the preparation of the various valuations included:

•	significant operating losses for the years ended December 31, 2006, 2007 and 2008;

•	flat revenue growth trends in the second, third and fourth quarters of 2008 as a result of global macroeconomic uncertainty and adverse developments in the Japanese mobile handset market;

•	the absence of a significant initial public offering market throughout 2008 and continuing through the second quarter of 2009; and

•	progress of design wins and other market developments that influence forecasted revenue.

As a result of our Black-Scholes option fair value calculations and the allocation of value to the vesting periods using the straight-line vesting attribution method, we recognized employee stock-based compensation in the statements of operations as follows:

	Years Ended December 31,
	2007	2008	2009
	(in thousands)
Research and development	$154	$293	$570
Selling, general and administrative	37	100	354

	$191	$393	$924

The total compensation cost related to unvested stock option grants not yet recognized as of December 31, 2009 was $7.1 million, and the weighted-average period over which these grants are expected to vest is 3.05 years.

Based on an assumed initial public offering price of $12.00 per share, the intrinsic value of stock options outstanding at December 31, 2009 was $42.7 million, of which $15.1 million and $27.6 million related to stock options that were vested and unvested, respectively, at that date.

BUSINESS

Overview

We are a provider of highly integrated, RF analog and mixed-signal semiconductor solutions for broadband communications applications. Our high performance RF receiver products capture and process digital and analog broadband signals to be decoded for various applications. These products include both RF receivers and RF receiver SoCs, which incorporate our highly integrated radio system architecture and the functionality necessary to demodulate broadband signals. Our current products enable the display of broadband video in a wide range of electronic devices, including cable and terrestrial set top boxes, digital televisions, mobile handsets, personal computers, netbooks and in-vehicle entertainment devices.

We combine our high performance RF and mixed-signal semiconductor design skills with our expertise in digital communications systems, software and embedded systems to provide highly integrated semiconductor devices that are manufactured using low-cost CMOS process technology. In addition, our ability to design analog and mixed-signal circuits in CMOS allows us to efficiently combine analog and digital signal processing functionality in the same integrated circuit. As a result, our RF receivers and RF receiver SoCs have high levels of performance, small silicon die size and low power consumption. Moreover, our proprietary CMOS-based radio system architecture provides to our customers the benefits of superior RF system performance, shorter design cycles, significant design flexibility and low system cost across a broad range of broadband communications applications.

We sell our products to OEMs, module makers and ODMs. During 2009, we sold our products to more than 35 customers, including Panasonic, Murata, MTC, Alps, Mico and Sony. From inception through December 31, 2009, we shipped 75 million RF receivers and RF receiver SoCs. For the year ended December 31, 2009, our net revenue was $51.4 million as compared to $31.3 million in the year ended December 31, 2008.

Industry Background

Recent technological advances in the display and broadcast TV markets are driving dramatic changes in the way consumers access and experience multimedia content. These advances include the ongoing worldwide conversion from analog to digital television broadcasting; the increasing availability of high-speed broadband and wireless connectivity; rapid improvements in display technology; the transition from standard to high definition television; and the proliferation of multimedia content accessible through terrestrial broadcast digital television, cable, satellite and telecommunications carrier services. As a result, system designers are adding enhanced television functionality to set top boxes and digital televisions. Television is also being incorporated in stationary and mobile electronic devices that previously did not include this functionality, such as mobile handsets, PCs and netbooks. Each electronic device equipped with broadcast digital TV or video functionality must incorporate one or more RF receivers that reliably capture and process broadcast signals. We believe that several favorable trends, across multiple target markets, are contributing to the increase in revenue opportunity for providers of RF receivers and RF receiver SoCs. These trends include the following:

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Cable / Broadband Access. Competing cable, satellite and other broadband service providers differentiate their services by providing consumers with bundled video, voice and broadband data, referred to as triple-play services. These services include advanced features, such as, channel guide information, video-on-demand, digital video recording, or DVR, and picture-in-picture viewing. Many set top boxes, including those used for triple-play services, now enable consumers to simultaneously access, and manage multimedia content from multiple locations in the same house. These advanced features require a set top box to simultaneously receive, demodulate and decode multiple signals spread across several channels. Each simultaneously accessed signal requires a dedicated RF receiver. This greatly increases the number of RF receivers required to be deployed in each set top box.

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Consumer / PC. Increasingly, consumers are demanding advanced features in their televisions and are also using non-traditional consumer electronic devices, such as personal computers, netbooks and portable media players, to access broadcast television and other multimedia content. In the traditional television market, system designers are introducing cable and satellite ready televisions equipped with enhanced features such as picture-in-picture and DVR. According to iSuppli, the number of flat panel television systems is expected to reach 228 million units per year in 2013. In addition, advances in display and semiconductor technologies have enabled the adoption of broadcast digital television and other video display functions in non-traditional TV devices such as netbooks, personal computers and portable media players.

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Mobile. Consumers have shown a desire to have access to the same media content “on-the-go” as they have in a stationary environment through a personal computer, television and other multimedia devices. At the same time, the multimedia processing and display capabilities of mobile phones have advanced sufficiently to enable video services with high video quality at a modest cost increase to consumers. Further, the increasing availability of digital TV broadcast worldwide, which is much more robust than analog and resistant to mobile effects such as fading, Doppler conditions and multipath interference, enables mass deployment of mobile video services to consumers. According to Infonetics Research, the worldwide market for mobile video phones is expected to grow from 60.7 million units in 2008 to 397 million units in 2013, representing a compounded annual growth rate of 46%. Recognizing these trends, service providers are targeting mobile video as an important broadband service offering.

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Automotive. The automobile cabin has evolved to provide many of the features and comforts that consumers experience at their homes. In many automobiles, new technologies such as GPS, Bluetooth telephony, video game and DVD playback systems have become standard features. Many vehicles now incorporate video screens in the automobile dashboard and in the back of passenger seats. In areas with more advanced and widespread broadcast digital television transmission, such as Japan, high definition television reception is an increasingly common feature in automotive entertainment systems. As digital broadcast television is implemented in many countries, we expect an increase in the number of automobiles adopting in-vehicle broadcast digital TV.

As a result of these trends, RF receiver technology is being deployed in a variety of devices for the cable, consumer, mobile and automotive markets. The proliferation of applications with advanced features has led to an increase in the number of devices with multiple RF receivers and RF receiver SoCs. RF receivers incorporate RF, digital and analog signal processing functions. According to IMS Research, in a work commissioned on our behalf, as of February 10, 2010, the worldwide market for silicon tuners and demodulators is projected to be $2.4 billion in 2010 and $3.4 billion in 2013, representing a 13% compound annual growth rate.

Challenges Faced by Providers of Systems and RF Receivers

The stringent performance requirements of broadband communications applications and the distinct technological challenges associated with the cable, consumer, mobile and automotive markets present significant obstacles to service providers and system designers. In particular, designing and implementing RF receivers to capture broadcast digital television signals is extremely challenging due in part to the wide frequency band across which broadcast digital television signals are transmitted. As compared to other digital radio technologies, such as cellular, WiFi and Bluetooth, television signals are acquired over a much wider frequency band and encounter many more sources of interference. As a result, traditionally, design and implementation of these RF receivers have been accomplished using conventional radio system architectures that employ multiple discrete components and are fabricated using expensive special purpose semiconductor manufacturing processes, such as silicon germanium and gallium arsenide-based process technologies.

The core challenges of capturing and processing a high quality broadband communications signal are common to the cable, consumer, mobile and automotive markets. These challenges include:

•

Design Challenges of Multiple RF Receivers. System designers and service providers across various markets seek to enhance consumer appeal through the addition of new features in their products. Incorporating more than one RF receiver in an electronic device enables many of these features and advanced applications that are rapidly becoming a part of the standard offering from device makers and service providers. For example, in the cable set top box market, it is necessary to support the simultaneous reception of multiple channels for voice, video and data applications in many system designs. In order to meet such requirements, OEMs must employ multiple RF receivers in their system design. Each additional RF receiver poses new challenges to the system designer, such as increased design complexity, overall cost, circuit board space, power consumption and heat dissipation. In addition, a high level of integration in multiple-receiver designs is necessary to combat the reliability and signal interference issues arising from the close proximity of sensitive RF elements.

•

Signal Clarity Performance Requirements. Television reception requires a robust and clear signal to provide an adequate user experience. One of the core attributes of system performance is signal clarity, often measured by the signal-to-noise ratio parameter, which measures the strength of the desired signal relative to the combined noise and undesired signal strength in the same channel. Television reception requires an RF receiver that has a wide dynamic range and the ability to isolate the desired signal from the undesired signals, which include the noise generated by extraneous radio waves and interferers produced by home networking systems such as WLAN, Bluetooth and MoCA. Traditional RF receiver implementations utilized expensive discrete components, such as bandpass filters, resonance elements and varactor diodes to meet the stringent requirements imposed by broadband television reception. In high speed mobile environments, a method known as diversity combining of radio signals, in which the desired signal is captured using multiple RF receivers and reconstructed into a single signal, has been employed to improve the signal-to-noise ratio. Diversity combining of radio signals requires substantial RF, digital signal processing and software expertise. Both the traditional broadband reception and diversity combining of RF signals in mobile environments are difficult to implement and pose challenges to RF receiver providers.

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Multiple Standards. Worldwide, there are several regional standards for the transmission and reception of broadband analog and digital TV signals. Technical performance, feature requirements and the predominance of a particular means of TV transmission vary regionally. Further, each major geographic region has adopted its own TV standard for cable, terrestrial and satellite transmissions, such as DVB-T/C/S, DOCSIS, ATSC, ISDB-T, DTMB and CMMB. As a result of these multiple standards, there are region specific RF receiver requirements and implementations, which make global standards compliance extremely challenging. Many system designers prefer a multiple standards and protocol compliant solution that was previously not possible. Providers of RF receivers face the design challenge of providing this flexibility to the system designer without any increase in power consumption, or any loss of performance quality or competitiveness.

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Power Consumption. Power consumption is an important consideration for consumers and a critical design specification for system designers. For example, in battery-operated devices such as mobile handsets, netbooks and notebooks, long battery life is a differentiating device attribute. In addition, government sponsored programs, such as Energy Star in the U.S., induce consumers to purchase more energy efficient products. For example, in September 2009, the U.S. Environmental Protection Agency announced that Energy Star compliant televisions would be required to be 40% more energy efficient than their noncompliant counterparts. The addition of one or more RF receivers to a system in order to enable digital TV functionality significantly increases the overall power consumption budget. In fact, in some multiple receiver system designs, a majority of the system’s overall power consumption is attributable to the RF receiver and related components. Providers of RF receivers and RF receiver SoCs are confronted with the design challenge of lowering power consumption while maintaining or improving device performance.

•

Size. The size of electronic components, such as RF receivers, is a key consideration for system designers and service providers. In the mobile market, size is a determining factor for whether or not a particular component, such as an RF receiver is designed into the product. In the past, traditional RF receivers were unable to meet the stringent size requirements required in the mobile market and broadcast television functionality was not incorporated in mobile phones. In the television market, as system designers create thinner flat-screen displays, the size of RF receivers is becoming a significant consideration, especially when multiple RF receivers are incorporated in a single system.

Limitations of Existing RF Receiver Solutions

For the past several decades, the RF receiver technology of choice has been the electro-mechanical can tuner. Despite field-proven performance attributes such as signal clarity, can tuners are often prohibitively large in size and have high power consumption, low reliability and high cost, especially in systems requiring multiple RF receivers in a single device. Further, can tuners utilize multiple external discrete components that limit the use of a system design to a single region or standard. Regional or standard specific customization can be tedious, time consuming and costly for the system designers.

Silicon RF receiver solutions eliminate some of the mechanical and discrete electronic components found in can tuners. However, existing silicon RF receivers typically have been designed using a conventional radio system architecture that employs multiple external discrete components, although fewer than in traditional can-tuners. In addition, these silicon RF receivers have been fabricated using expensive, special purpose semiconductor manufacturing processes such as gallium arsenide and silicon germanium process technologies. The use of multiple components and exotic semiconductor manufacturing process technologies increases system design complexity and overall cost. It reduces the feasibility of further integrating digital baseband circuits on the same chip as the RF receiver. We believe that a new RF receiver technology is required to address the drawbacks of traditional can-tuners and silicon receivers for the cable, consumer, mobile and automotive TV markets.

Our Solution

We are a provider of highly integrated, mixed-signal semiconductor solutions for broadband communications applications. Our products are deployed in a wide range of electronic devices, including cable and terrestrial set top boxes, digital televisions, mobile handsets, personal computers, netbooks and in-vehicle entertainment devices. We combine our high performance analog and mixed-signal semiconductor design skills with our expertise in digital communications systems, software and embedded systems to develop RF receivers and RF receiver SoCs. We integrate our RF receivers with digital demodulation and other communications functions in standard CMOS process technology. Our solutions have the following key features:

•

Proprietary Radio Architecture. Digital signal processing is at the core of our RF receivers and RF receiver SoCs. Using our proprietary CMOS-based radio architecture, we leverage both analog and digital signal processing to improve system performance across multiple products. The partitioning of the signal processing in the chip between analog and digital domains is designed to deliver high performance, small die size and low power for a given application. Moreover, our architecture is implemented in standard CMOS process technology, which enables us to realize the integration benefits of analog and digital circuits on the same IC. This allows us to predictably scale the on-chip digital circuits in successive advanced CMOS process technologies. Our solutions have been designed into products in markets with extremely stringent specifications for quality, performance and reliability, such as the automotive market. We believe that our success in these markets demonstrates that our solution can be implemented successfully across multiple markets and applications.

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High Signal Clarity Performance. We design our RF receivers and RF receiver SoCs to provide high signal clarity performance regardless of the application in which they are employed. For example, in the mobile and automotive markets, we implement diversity combining of signals to eliminate picture and audio degradation that can occur when moving at high speeds. In the set top box market, we deploy our core RF and mixed-signal CMOS process technology platform and radio system architecture to overcome the interference from in-home networks that can degrade cable broadband signals. We believe that signal clarity is more critical in television compared to other communications applications such as voice and data, because signal loss and interference have a more adverse impact on the end user experience.

•

Highly Integrated Solution. Our products integrate on a single chip the functionality associated with traditional analog and digital integrated circuits and other expensive discrete components. This high level of integration has the cost benefits associated with smaller silicon die area, fewer external components and lower power. Our CMOS-based RF receiver SoC eliminates analog interface circuit blocks and external components situated at the interface between discrete analog and digital demodulator chips and reduces the cost associated with multiple integrated circuit packages and related test costs. We are also able to integrate multiple RF receivers along with a demodulator onto a single die to create application-specific configurations for our customers. Thus, our highly integrated solution reduces the technical difficulties associated with overcoming the undesired interactions between multiple discrete analog and digital integrated circuits comprising a single system. Our solutions reduce the technical burden on system designers in deploying enhanced television functionality in their products.

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Low Power. Our products enable our customers to reduce power consumption in consumer electronic devices without compromising the stringent performance requirements of applications such as broadcast television. For example, our MxL5007T receiver for terrestrial digital television consumes only 300 milliwatts of power, while many competing products consume as much as four times the same power. In addition, our products enable our customers to decrease overall system costs by reducing the power consumption and heat dissipation requirements in their systems. For example, in cable boxes supporting voice applications, low power consumption may enable a reduction in the number of batteries required to support standby and lifeline telephony. In certain set top boxes, reduced overall power consumption may allow the system designer to eliminate one or more cooling fans required to dissipate the heat generated by high power consumption. The benefits of low power consumption increase with the number of RF receivers included in a system.

•

Scalable Platform. Our product families share a highly modular, core radio system architecture, which enables us to offer RF receiver and RF receiver SoC solutions that meet the requirements of a wide variety of geographies, broadcast standards and applications. This is in contrast to legacy solutions that require significant customization to conform to regional standards, technical performance and feature requirements. Moreover, by leveraging our flexible core architecture platform, our integrated circuit solutions can be deployed across multiple device categories. As a result, our customers can minimize the design resources required to develop applications for multiple market segments. In addition, our engineering resources can be deployed more efficiently to design products for larger addressable markets. We believe that our core technology platform also can be applied to other communications markets with similar performance requirements.

•

Space Efficient Solution. Our highly integrated CMOS-based RF receivers and RF receiver SoCs have an extremely small silicon die size, require minimal external components and consume very little power. This enables our customers to design multi-receiver applications, such as cable set top boxes, in an extremely small form factor. In addition, our products are easily adopted into space constrained devices such as mobile handsets, netbooks, laptops and portable media players.

Our Strategy

Our objective is to be the leading provider of mixed-signal RF receivers and RF receiver SoCs for stationary and mobile broadband video and data communications applications and, in the future, to leverage this core competency to expand into other communications markets with similar performance requirements. The key elements of our strategy are:

•

Extend Technology Leadership in RF Receivers and RF Receiver SoCs. We believe that our success has been, and will continue to be, largely attributable to our RF and mixed-signal design capability, which we leverage to develop high-performance, low-cost semiconductor solutions for broadband communications applications. The broadband RF receiver market presents significant opportunities for innovation through the further integration of RF and mixed-signal functionality with digital signal processing capability in CMOS process technology. By doing so, we will be able to deliver products with lower power consumption, superior performance and increased cost benefits to system designers and service providers. We believe that our core competencies and design expertise in this market will enable us to acquire more customers and design wins over time. We will continue to invest in this capability and strive to be an innovation leader in this market.

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Leverage and Expand our Existing Customer Base. We target customers who are leaders in their respective markets. We intend to continue to focus on sales to customers who are leaders in our current target markets, and to build on our relationships with these leading customers to define and enhance our product roadmap. By solving the specific problems faced by our existing large customers, we can minimize the risks associated with our customers’ adoption of our new integrated circuit products, and reduce the length of time from the start of product design to customer revenue. Further, our engagements with market leaders will enable us to participate in emerging technology trends and new industry standards.

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Target Additional High-Growth Markets. Our core competency is in analog and mixed-signal integrated circuit design in CMOS process technology for broadband communications applications. Several of the technological challenges involved in developing RF solutions for video broadcasting are common to a majority of broadband communication markets. We intend to leverage our core competency in developing highly integrated RF receiver and RF receiver SoCs in standard CMOS process technology to address additional segments of the broadband communication and connectivity markets that we believe offer high growth potential.

•

Expand Global Presence. Due to the global nature of our supply chain and customer locations, we intend to continue to expand our sales, design and technical support organization both in the United States and overseas. In particular, we expect to increase the number of employees in Asia, Europe and the United States to provide regional support to our increasing base of customers. We believe that our customers will increasingly expect this kind of local capability and support.

•

Attract and Retain Top Talent. We are committed to recruiting and retaining highly talented personnel with proven expertise in the design, development, marketing and sales of communications integrated circuits. We believe that we have assembled a high quality team in all the areas of expertise required at a semiconductor communications company. We provide an attractive work environment for all of our employees. We believe that our ability to attract the best engineers is a critical component of our future growth and success in our chosen markets.

Products

Our products are integrated into a wide range of electronic devices, including cable and terrestrial set top boxes, digital televisions, mobile handsets, personal computers, netbooks and in-vehicle entertainment devices. We are currently shipping production volumes of RF receiver and RF receiver SoCs that incorporate the third generation of our core technology platform. We provide customers guidelines known as reference designs so that they can efficiently use our products in their product designs. We currently provide two types of semiconductors:

•

RF Receivers. These semiconductor products combine RF receiver technology that traditionally required multiple external discrete components, such as VHF and UHF tracking filters, SAW filters, IF amplifiers, low noise amplifiers and transformers. All of these external components have been either eliminated or integrated into a single semiconductor produced entirely in standard CMOS process technology.

•

RF Receiver SoCs. These semiconductor products combine the functionality of our RF receivers with that of a demodulator in a single chip. In some configurations, these products may incorporate multiple RF receivers and single or multiple demodulators in a single chip to provide application or market specific solutions to customers.

The chart below sets out key product lines, descriptions and target markets for each of the successive generations of our products:

First Generation	Second Generation	Third Generation
Consumer			
RF Receiver	MxL5003 • Global digital TV • 40 pin QFN package 6x6mm • 300mW • Integrated SAW filters	MxL5007 • Low power digital terrestrial receiver • Low power - 300mW • Integrated SAW filters • Simple S/W integration MxL131 • ISDB-T full segment receiver for automotive • Extended temperature range • Low power - 300mW • Integrated SAW filters	MxL301 • Global hybrid TV • 32 pin QFN package 5x5mm • 400mW • Worldwide analog support
RF Receiver SoC			MxL101 • DVB-T receiver and demodulator with USB interface • Ultra low power • Integrated loop-through and SAW filters • Receiver supports analog and digital standards • Simple S/W integration
Mobile			
RF Receiver	MxL7001 • ISDB-T 1-segment mobile TV • 24 pin WLCSP • 75mW	MxL7002 • ISDB-T 1-segment mobile TV • 24 pin WLCSP • 70mW • Integrated LNA	MxL703 • ISDB-T 1-segment receiver • < 50mW power consumption • Minimal board area implementation • High integration • Analog and digital IF out
RF Receiver SoC			MxL751 • ISDB-T 1-segment mobile SoC • 24pin WLCSP • 95mW max • Antenna diversity
Cable			
RF Receiver		MxL201 • Low power digital cable receiver • Meets North American Video and DOCSIS standards • Low power - 400mW • Integrated SAW filters • Simple S/W integration	
RF Receiver SoC			MxL241 • Digital cable receiver and demodulator • Meets North American Video and DOCSIS standards • Low power - 450mW • High integration • Simple S/W integration

Customers

We sell our products, directly and indirectly, to OEMs, module makers and ODMs. By providing a highly integrated reference design solution that our customers can incorporate in their products with minimal modifications, we enable our customers to design cost-effective high performance digital RF receiver and RF receiver SoC solutions rapidly. During the year ended December 31, 2009, we sold our products to more than 35 customers, including Panasonic, Murata, MTC, Alps, Mico and Sony.

We currently rely, and expect to continue to rely, on a limited number of customers for a significant portion of our revenue. During the year ended December 31, 2009 and the year ended December 31, 2008, ten customers accounted for approximately 83% and 96% of our net revenue, respectively. For the year ended December 31, 2009, Panasonic, Murata and MTC represented 23%, 13% and 12% of revenue, respectively. In 2008, Panasonic, Murata, Alps and Sony represented 28%, 28%, 16% and 12% of net revenue, respectively. At Panasonic, we sell our products into several applications, including modules for digital TV sets, automotive navigation displays and mobile handsets.

Substantially all of our sales are made to customers outside the United States, and we anticipate that such sales will continue to be a significant portion of our revenue. Sales to end customers in Asia accounted for 99% of our net revenue in the year ended December 31, 2009 and 97% of our net revenue in the year ended December 31, 2008. Sales to end customers in Japan accounted for 54% of our net revenue in the year ended December 31, 2009 and 87% of our net revenue in the year ended December 31, 2008. Sales to end customers in China accounted for 39% of our net revenue in the year ended December 31, 2009. Although a significant portion of our sales are to customers in Asia, the end users who purchase products incorporating our integrated circuits may be in locations different than our own sales destination. See Note 1 to our consolidated financial statements for a discussion of total revenue by geographical region for 2007, 2008 and 2009.

Sales and Marketing

We sell our products worldwide through multiple channels, using both our direct sales force and a network of domestic and international distributors. We have direct sales personnel covering the United States, Europe and Asia, and operate sales offices in Carlsbad, California and in Shenzhen, China. In addition, in each of these locations, we employ a staff of field applications engineers to provide direct engineering support locally to our customers. We also provide many of our customers with access to individualized, web-based support.

Our distributors are independent entities that assist us in identifying and servicing customers in a particular territory, usually on a non exclusive basis. Sales through distributors accounted for approximately 96% of our net revenue in the year ended December 31, 2009 and 93% of our net revenue in the year ended December 31, 2008.

In October 2005, we entered into a non-exclusive distributor agreement with Tomen Electronics Corporation, or Tomen, for distribution of our products in Japan. Our distributor agreement with Tomen is effective for one year, unless it is terminated earlier by either party for any or no reason with written notice provided three months prior to the expiration of the agreement or by failure of the breaching party to cure a material breach within fifteen days following written notice of such material breach by the non-breaching party. Our agreement with Tomen will automatically renew for additional successive one-year terms unless at least three months before the end of the then-current term either party provides written notice to the other party that it elects not to renew the agreement. In June 2009, we entered into a non-exclusive distributor agreement with Moly Tech Limited, or Moly Tech, for distribution of our products in China, Hong Kong and Taiwan. Our distributor agreement with Moly Tech is effective for one year, unless it is terminated earlier by either party for any or no reason within sixty days of prior written notice or by failure to cure a material breach within thirty days following written notice of such material breach by the non-breaching party. Our agreement with Moly Tech will automatically renew for additional successive one-year terms unless at least sixty days before the end of the then-current term either party provides written notice to the other party that it elects not to renew the agreement. In

August 2009, we entered into a non-exclusive distributor agreement with Lestina International Limited, or Lestina, for distribution of our products in China and Taiwan. Our distributor agreement with Lestina is effective for one year, unless it is terminated earlier by either party for any or no reason within sixty days of prior written notice or by failure to cure a material breach within thirty days following written notice of such material breach by the non-breaching party. Our agreement with Lestina will automatically renew for additional successive one-year terms unless at least sixty days before the end of the then-current term either party provides written notice to the other party that it that it elects not to renew the agreement.

Our sales cycles typically require a significant amount of time and a substantial expenditure of resources before we can realize revenue from the sale of products, if any. Our typical sales cycle consists of a multi-month sales and development process involving our customers’ system designers and management. The typical time from early engagement by our sales force to actual product introduction runs from nine to twelve months for the consumer market, to as much as 12 to 36 months for the automotive TV display market. If successful, this process culminates in a customer’s decision to use our products in its system, which we refer to as a design-win. Volume production may begin within three to nine months after a design-win, depending on the complexity of our customer’s product and other factors upon which we may have little or no influence. Once our products have been incorporated into a customer’s design, they are likely to be used for the life cycle of the customer’s product. Thus, a design-win may result in an extended period of revenue generation. Conversely, a design-loss to our competitors, may adversely impact our financial results for an extended period of time.

Our sales, generally, are made to purchase orders received approximately six to twelve weeks prior to the scheduled product delivery date. These purchase orders may be cancelled without charge upon notification, received within an agreed period of time in advance of the delivery date. Because of the scheduling requirements of our foundries and assembly and test contractors, we generally provide our contractors production forecasts, and place firm orders for products with our suppliers, up to thirteen weeks prior to the anticipated delivery date, often without a purchase order from our own customers. Our standard warranty provides that products containing defects in materials, workmanship or product performance may be returned for a refund of the purchase price or for replacement, at our discretion.

Manufacturing

We use third-party foundries and assembly and test contractors to manufacture, assemble and test our semiconductor products. This outsourced manufacturing approach allows us to focus our resources on the design, sale and marketing of our products. Our engineers work closely with our foundries and other contractors to increase yield, lower manufacturing costs and improve product quality.

Wafer Fabrication. We have selected standard CMOS process technology for our integrated circuit production. We currently manufacture our products in 0.18µ, 0.13µ and 0.11µ silicon wafer production process geometries at our principal foundry, United Microelectronics Corporation, or UMC, in Taiwan, and in Singapore.

Package and Assembly. Upon the completion of silicon processing at the foundry, we forward the finished silicon wafers to our third-party assemblers for packaging and assembly. We and our customers have qualified multiple package and assembly vendors. Currently, Advanced Semiconductor Engineering Inc., Siliconware Precision Industries Co., Ltd., or SPIL, and Unisem (M) Berhad are our vendors for conventional chip packaging technologies. Jiangyin Changdian Advanced Packaging Co., Ltd., SPIL and Casio Micronics Co., Ltd. are our vendors for advanced chip packaging technologies, such as wafer level chip scale packages, or WLCSP.

Test. At the last stage of integrated circuit production, our third-party test service providers test the packaged and assembled integrated circuits. Currently, we have qualified two test service providers, Giga Solution Technology Co., Ltd. and SIGURD Microelectronics Corp. We are in the process of qualifying one additional third-party test service provider, King Yuan Electronics Co., Ltd.

Quality Assurance. We have implemented significant quality assurance procedures to assure high levels of product quality for our customers. We closely monitor the work-in-progress information and production records maintained by our suppliers, and communicate with our third-party contractors to assure high levels of product quality and an efficient manufacturing time cycle. Upon successful completion of the quality assurance procedures, all of our products are stored and shipped to our customers or distributors directly from our third-party contractors in accordance with our shipping instructions.

Research and Development

We believe that our future success depends on our ability to both improve our existing products and to develop new products for both existing and new markets. We direct our research and development efforts largely to the development of new high performance, mixed-signal semiconductor solutions for broadband communications applications. We target applications that require stringent overall system performance and low power consumption. As new and challenging communication applications proliferate, we believe that many of these applications will benefit from our SoC solutions combining analog and mixed-signal processing with digital signal processing functions. We have assembled a team of highly skilled semiconductor and embedded software design engineers with expertise in broadband RF and mixed-signal integrated circuit design, digital signal processing, communications systems and SoC design. We currently have 137 employees in our research and development group, which includes 14 employees in our operations and semiconductor technology department, including 46 with Ph.Ds and 60 with Masters degrees. Our engineering design teams are located in Carlsbad and Irvine in California, and in Shanghai, China. Our research and development expense was $9.9 million in 2007, $14.3 million in 2008 and $19.8 million in 2009.

Competition

We compete with both established and development-stage semiconductor companies that design, manufacture and market analog and mixed-signal broadband RF receiver products. Our competitors include companies with much longer operating histories, greater name recognition, access to larger customer bases and substantially greater financial, technical and operational resources. Our competitors may develop products that are similar or superior to ours. We consider our primary competitors to be companies with a proven track record of supporting market leaders and the technical capability to develop and bring to market competing broadband RF receiver and RF receiver SoC products. Our primary competitors include Analog Devices, Inc., Broadcom Corporation, Entropic Communications, Inc., Maxim Integrated Products, Inc., Microtune, Inc., Newport Media Inc., NXP B.V., Silicon Laboratories Inc. and Xceive Corporation. In addition, we believe that a number of other public and private companies, including some of our customers, are developing competing products for digital TV and other broadband communications applications.

The market for analog and mixed-signal semiconductor products is highly competitive, and we believe that it will grow more competitive as a result of continued technological advances. We believe that the principal competitive factors in our markets include the following:

•	product performance;

•	features and functionality;

•	energy efficiency;

•	size;

•	ease of system design;

•	customer support;

•	product roadmap;

•	reputation;

•	reliability; and

•	price.

We believe that we compete favorably as measured against each of these criteria. However, our ability to compete in the future will depend upon the successful design, development and marketing of compelling RF and mixed-signal semiconductor integrated solutions for high growth communications markets. In addition, our competitive position will depend on our ability to continue to attract and retain talent while protecting our intellectual property.

Intellectual Property Rights

Our success and ability to compete depend, in part, upon our ability to establish and adequately protect our proprietary technology and confidential information. To protect our technology and confidential information, we rely on a combination of intellectual property rights, including patents, trade secrets, copyrights and trademarks. We also protect our proprietary technology and confidential information through the use of internal and external controls, including contractual protections with employees, contractors, business partners, consultants and advisors. Protecting mask works, or the “topography” or semiconductor material designs, of our integrated circuit products is of particular importance to our business and we seek to prevent or limit the ability of others to copy, reproduce or distribute our mask works.

We have two issued patents and 48 patent applications pending in the United States. We also have seven issued foreign patents and 34 other pending foreign patent applications, based on our issued patents and pending patent applications in the United States. The two issued patents in the United States will expire in 2025 and 2026, respectively. The seven issued foreign patents will expire in 2025.

We are the owner of two registered trademarks in the United States, “MxL” and “digIQ”, and we claim common law rights in certain other trademarks that are not registered.

We may not gain any competitive advantages from our patents and other intellectual property rights. Our existing and future patents may be circumvented, designed around, blocked or challenged as to inventorship, ownership, scope, validity or enforceability. It is possible that we may be provided with information in the future that could negatively affect the scope or enforceability of either our present or future patents. Furthermore, our pending and future patent applications may or may not be granted under the scope of the claims originally submitted in our patent applications. The scope of the claims submitted or granted may or may not be sufficiently broad to protect our proprietary technologies. Moreover, we have adopted a strategy of seeking limited patent protection with respect to the technologies used in or relating to our products.

We are a party to license agreements with Texas Instruments and NEC Electronics relating to demodulator technologies that are licensed specifically for the use in our products for cable set top boxes and mobile television handsets for the ISDB-T segment market in Japan and South America, respectively. The license agreement with Texas Instruments has a perpetual term, but Texas Instruments may terminate the agreement for our uncured material breach or for our bankruptcy. The license agreement with NEC Electronics allows us to incorporate the licensed technology in our products for a term of three years. The development term of three years expires on April 6, 2012. In addition, NEC Electronics may terminate the agreement for our uncured material breach or for our insolvency or bankruptcy. If either agreement is terminated, we would not be able to manufacture or sell products that contain the demodulator technology licensed from either Texas Instruments or NEC Electronics and there would be a delay in the shipment of our products containing the demodulator technology until we find a replacement for the demodulator technology in the marketplace on commercially reasonable terms or we developed the demodulator technology itself. We believe we could find a substitute for the currently licensed demodulator technology in the marketplace on commercially reasonable terms or develop the demodulator technology ourselves. In either case, obtaining new licenses or replacing existing technology could have a material adverse effect on our business, as described in “Risk Factors—Risks Related to Our Business—We utilize a significant amount of intellectual property in our business. If we are unable to protect our intellectual property, our business could be adversely affected.”

The semiconductor industry is characterized by frequent litigation and other vigorous offensive and protective enforcement actions over rights to intellectual property. Moreover, there are numerous patents in the semiconductor industry, and new patents are being granted rapidly worldwide. Our competitors may obtain patents that block or limit our ability to develop new technology and/or improve our existing products. If our products were found to infringe any patents or other intellectual property rights held by third parties, we could be prevented from selling our products or be subject to litigation fees, statutory fines and/or other significant expenses. We may be required to initiate litigation in order to enforce any patents issued to us, or to determine the scope or validity of a third-party’s patent or other proprietary rights. We may in the future be contacted by third parties suggesting that we seek a license to intellectual property rights that they may believe we are infringing. In addition, in the future, we may be subject to lawsuits by third parties seeking to enforce their own intellectual property rights, as described in “Risk Factors—Risks Related to Our Business—We may face claims of intellectual property infringement, which could be time-consuming, costly to defend or settle and result in the loss of significant rights.”

Employees

As of March 4, 2010, we had 177 employees, including 123 in research and development, 21 in sales and marketing, 14 in operations and semiconductor technology and 19 in administration. None of our employees is represented by a labor organization or under any collective bargaining arrangement, and we have never had a work stoppage. We consider our employee relations to be good.

Facilities

Our corporate headquarters occupy approximately 29,000 square feet in Carlsbad, California under a lease that expires in August 2014. All of our business and engineering functions are represented at our corporate headquarters, including three laboratories for research and development and manufacturing operations. In addition to our principal office space in Carlsbad, we have leased facilities for use as design centers in Irvine, California and Shanghai, China. We also have a local sales support office in Shenzhen, China. We believe that our current facilities are adequate to meet our ongoing needs and that additional facilities are available for lease to meet our future needs.

Legal Proceedings

We are not currently a party to any material litigation, and we are not aware of any pending or threatened litigation against us that we believe would adversely affect our business, operating results, financial condition or cash flows. The semiconductor industry is characterized by frequent claims and litigation, including claims regarding patent and other intellectual property rights as well as improper hiring practices. As a result, in the future, we may be involved in various legal proceedings from time to time.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names, ages and positions of our executive officers and directors as of March 3, 2010:

Name	Age	Position

Kishore Seendripu, Ph.D. (1)	40	Chairman, President and Chief Executive Officer

Joe D. Campa	52	Vice President, Finance and Treasurer

Patrick E. McCready	51	Chief Accounting Officer and Controller

John M. Graham	48	Vice President, Marketing

Kimihiko Imura	52	Vice President, Semiconductor Technology and Operations

Michael C. Kastner	47	Vice President, Sales

Curtis Ling, Ph.D. (1)	44	Chief Technical Officer and Director

Madhukar Reddy, Ph.D.	40	Vice President, IC and RF Systems Engineering

Brendan Walsh	36	Vice President, Business Development

Edward E. Alexander (2)	45	Director

Kenneth P. Lawler (4)	50	Director

David Liddle, Ph.D. (3)	65	Director

Albert J. Moyer (2)(4)	66	Director

Thomas E. Pardun (2)(3)	66	Director (Lead Director)

Donald E. Schrock (3)(4)	64	Director

(1)	Class B common stock Director
(2)	Member of the Audit Committee
(3)	Member of the Compensation Committee
(4)	Member of the Nominating and Governance Committee

Executive Officers

Kishore Seendripu, Ph.D. is a co-founder and has served as our Chairman, President and Chief Executive Officer since our inception in September 2003. From July 1998 to July 2002, Dr. Seendripu served in senior engineering roles, most recently as the director of RF & Mixed-Signal IC Design at Silicon Wave, Inc., a designer and developer of radio frequency systems-on-chip for use in wireless and broadband communication systems and products. From December 1997 to July 1998, Dr. Seendripu served as a member of the technical staff at Broadcom Corporation, a manufacturer of networking and communications integrated circuits for data, voice and video applications. From 1996 to December 1997, Dr. Seendripu served as a radio frequency integrated circuit, or RFIC, design engineer at Rockwell Semiconductor Systems, a provider of semiconductor system solutions for personal communications electronics. From 1990 to 1992 Dr. Seendripu served as a research assistant at the Lawrence Berkeley National Laboratories. Dr. Seendripu received an M.S. in Materials Sciences Engineering and a Ph.D. in Electrical Engineering from the University of California at Berkeley, a B. Tech degree from the Indian Institute of Technology, Bombay, India, and an M.B.A. from the Wharton School, University of Pennsylvania.

Joe D. Campa has served as our Vice President, Finance and Treasurer since January 2010. From March 2008 to January 2010, Mr. Campa served as our Chief Financial Officer. From October 2007 to March 2008, Mr. Campa served as a consultant for us. From September 2002 to June 2007, Mr. Campa served as the chief financial officer of Jaalaa, Inc., a wireless semiconductor company. From August 2000 to July 2002, Mr. Campa served as the Chief Financial Officer and Vice President of Corporate Strategy of Transillica, Inc., a Bluetooth wireless semiconductor company. Prior to August 2000, Mr. Campa served as chief investment officer and portfolio manager for institutional investment management firms. Mr. Campa received a B.A. in Economics and an M.B.A. from Stanford University.

Patrick E. McCready has served as our Chief Accounting Officer and Controller since January 2010. He joined us as our corporate controller in December 2009. From December 2008 to August 2009, Mr. McCready served as Chief Financial Officer of RAD Electronics, Inc., a manufacturing services company specializing in electronic equipment. From September 2006 to November 2008, he served as Chief Financial Officer of Channell Commercial Corporation, a designer and manufacturer of telecommunications equipment. From April 1991 to April 2006, Mr. McCready was employed with Pulse Engineering, Inc., a designer and manufacturer of magnetics-based electronic components, serving as their corporate controller from 1991 to 1995 and as their Vice President of Finance from 1995 to 2006. Mr. McCready received a Bachelor of Business Administration degree from the University of Notre Dame.

John M. Graham has served as our Vice President, Marketing since November 2008. From March 2005 to November 2008, Mr. Graham served as Vice President of Marketing at Entropic Communications, a provider of silicon and software solutions to enable home networking of digital entertainment. From October 2003 to March 2005, Mr. Graham served as the Vice President of World Wide Sales at picoChip Designs Limited, a supplier of processor array chips for wireless infrastructure applications. From January 2003 to June 2003, he served as Executive Vice President for Transitive Technologies Inc., a central processing unit emulation software company, and from September 2000 to December 2002, Mr. Graham served as the President and Chief Executive Officer of the company. From June 1996 to September 2000, he served as General Manager and Vice President of Marketing for Conexant Systems, Inc., a semiconductor company. From January 1993 to June 1996, Mr. Graham served as the General Manager of the Graphics Business Unit and a Sales Manager at Brooktree Corporation, a producer of integrated circuits for consumer products, including networking, digital video, cordless technology, fax machines, modems and set top boxes. Mr. Graham received a B.S. in Electrical and Electronic Engineering from the University of Nottingham, England and an M.B.A. from the University of San Diego.

Kimihiko Imura is a co-founder and has served as our Vice President, Semiconductor Technology and Operations since January 2004. From April 1985 to March 1995, Mr. Imura served as a senior member of technical staff of Compound Semiconductor Device Development at Japan Energy Corporation, a producer and distributor of crude oil. From April 1995 to July 2001, he served as the Technology Development Manager at AMI Semiconductors (now ON Semiconductor). From August 2001 to December 2003, he served as a senior member of technical staff at Silicon Wave, Inc., a semiconductor company (now RF Micro Devices, a Qualcomm Bluetooth Division). Mr. Imura received a B.S. in Engineering from Tokushima University and an M.S. in Materials Science from Hiroshima University in Japan.

Michael C. Kastner has served as our Vice President, Sales since September 2008. From July 2004 to April 2008, Mr. Kastner served as Vice President of Worldwide Sales for Impinj, Inc., a radio-frequency identification systems solutions and semiconductor company. From June 2002 to July 2004, Mr. Kastner served as the Director of Sales, Global Account Management for Skyworks Solutions, Inc., a wireless handset chip supplier. From September 1996 to January 1999, Mr. Kastner held various positions in sales management at Conexant Systems, Inc., a semiconductor company and Rockwell International, a manufacturing company. From June 1987 to September 1996, Mr. Kastner was a Product Line Manager at Brooktree Corporation. Mr. Kastner received a B.S. in Electrical Engineering from Cleveland State University and has completed executive programs at the University of California, San Diego and the University of California, Irvine.

Curtis Ling, Ph.D. is a co-founder and has served as our Chief Technical Officer since April 2006. From March 2004 to July 2006, Dr. Ling served as our Chief Financial Officer, and from September 2003 to March 2004, as a co-founder, he consulted for us. From July 1999 to July 2003, Dr. Ling served as a principal engineer at Silicon

Wave, Inc. From August 1993 to May 1999, Dr. Ling served as a professor at the Hong Kong University of Science and Technology. Dr. Ling received a B.S. in Electrical Engineering from the California Institute of Technology and an M.S. and Ph.D. in Electrical Engineering from the University of Michigan, Ann Arbor.

Madhukar Reddy, Ph.D. has served as our Vice President, IC and RF Systems Engineering since November 2006. From January 2005 to November 2006, Dr. Reddy served as our Director, RF/Mixed-Signal IC Design. From July 2002 to January 2005, he served as Manager, RFIC Design at Skyworks Solutions. From January 1999 to July 2002, he served as RFIC Design Engineer and Group Leader at Conexant Systems. From January 1997 to December 1998, he served as RFIC Designer at Rockwell Semiconductor Systems. Since 2005, Dr. Reddy has been a member of the Technical Program Committee of the IEEE RFIC Symposium. Dr. Reddy received a B. Tech degree from the Indian Institute of Technology, Madras, India, and an M.S. and Ph.D. in Electrical Engineering from the University of California, Santa Barbara.

Brendan Walsh has served as our Vice President, Business Development since November 2008. From September 2004 to October 1, 2007, he served as our Vice President of Sales, Marketing and Business Development. From October 2008 to November 2008, he served as our Vice President of Marketing and Business Development. From October 2000 to August 2004, Mr. Walsh was the Director of Business Development and Venture Investment in the corporate mergers and acquisitions department of Philips Electronics N.V., an electronics company. From August 1999 to October 2000, he served as a strategic investment manager for Hikari Tsushin Inc., a retailer of mobile devices and venture capital firm focusing on mobile technologies. Mr. Walsh received a B.A. from the University of California, Davis and an M.B.A. from the Wharton School, University of Pennsylvania.

Board of Directors

Edward E. Alexander has served as a member of our Board of Directors since November 2004. Since January 2000, Mr. Alexander has served as a Managing Partner of Mission Ventures, a venture capital investment firm focused on early stage technology investments throughout Southern California. He joined Mission Ventures as an associate in August 1997. Previously, Mr. Alexander was a platoon commander in the U.S. Navy SEALs and a division officer aboard a U.S. Navy destroyer. Mr. Alexander received a B.S. in Engineering from the United States Naval Academy and an M.B.A. from Duke University.

Kenneth P. Lawler has served as a member of our Board of Directors since November 2006. Since February 1995, Mr. Lawler has served as a general partner of the Battery Ventures fund organization, a venture capital investment firm. Mr. Lawler is a managing member of Battery Partner Ventures VII, L.L.C., which is the sole general partner of Battery Ventures VII, L.P. and the sole managing member of Battery Investment Partners VII, L.L.C. Prior to working at Battery Ventures, Mr. Lawler held various positions, including vice president, at Patricof & Co. Ventures, now known as Apax Partners, and also held various positions, including principal, at Berkeley International Capital Corporation, both venture capital firms. Prior to 1985, he worked in product management at Advanced Micro Devices, Inc. and in engineering management at Teradyne, Inc. and Fairchild Semiconductor International, Inc., all semiconductor companies. Mr. Lawler also serves on the Venture Capital Advisory Board for the Global Semiconductor Alliance. Mr. Lawler received a B.S. and an M.S. in Industrial Engineering from Stanford University and an M.B.A. from the University of California, Los Angeles.

David Liddle, Ph.D. has served as a member of our Board of Directors since November 2004. Since January 2000, Dr. Liddle has been associated with U.S. Venture Partners, a venture capital investment firm. Dr. Liddle is a managing member of Presidio Management Group VIII, L.L.C., or PMG VIII, the general partner of U.S. Venture Partners VIII, L.P. and certain other venture partner investment funds which together with PMG VIII are collectively referred to as U.S. Venture Partners, or USVP. From March 1992 to December 1999, Dr. Liddle co-founded and served as the President and Chief Executive Officer of Interval Research Corporation, a computer-related research laboratory based in Palo Alto, California. From November 1991 to March 1992, he served as Vice President of New Systems Business Development, Personal Systems, for International Business

Machines Corporation, a computer and office equipment manufacturer. Dr. Liddle also serves on the board of the New York Times Company, a publishing company. Dr. Liddle received a B.S. in Electrical Engineering from the University of Michigan and a Ph.D. in Electrical Engineering and Computer Science from the University of Toledo.

Albert J. Moyer has served as a member of our Board of Directors since October 2009. Since 2000, Mr. Moyer has served as a private financial consultant. From March 1998 to February 2000, Mr. Moyer served as Executive Vice President and Chief Financial Officer of QAD Inc., a publicly held software company that is a provider of enterprise resource planning software applications, and he subsequently served as a consultant to QAD Inc., assisting in the Sales Operations of the Americas Region. From August 1995 to March 1998, Mr. Moyer served as Chief Financial Officer of Allergan Inc., a specialty pharmaceutical company. Previously, Mr. Moyer served as Chief Financial Officer of National Semiconductor Corporation, a semiconductor company. Mr. Moyer also served as Chief Financial Officer of Western Digital Corporation, a manufacturer of hard-disk drives for the personal computer and home entertainment markets. Mr. Moyer also serves on the board of each of CalAmp Corp., a provider of wireless communications solutions, Collectors Universe, Inc., a third-party grading and authentication service for high-value collectibles, Virco Manufacturing Corporation, a manufacturer of educational furniture, LaserCard Corporation, a provider of secure identification solutions, and Occam Networks, Inc., a developer of broadband networking equipment. Mr. Moyer received his B.S. in finance from Duquesne University and graduated from the Advanced Management Program at the University of Texas, Austin. In November 2008, Mr. Moyer earned a Professional Director Certification from the Corporate Directors Group, an accredited provider of RiskMetrics ISS director education.

Thomas E. Pardun has served as a member of our Board of Directors since July 2009. Since April 2007, Mr. Pardun has served as chairman of the board of directors of Western Digital Corporation. Mr. Pardun has served as a director of Western Digital Corporation since January 1993 and from January 2000 to November 2001 he previously served as chairman of the board of directors of Western Digital Corporation. From May 1996 to July 2000, Mr. Pardun served as president of MediaOne International, Asia-Pacific (formerly US West Asia-Pacific), an owner/operator of international properties in cable television, telephone services and wireless communications. From May 1993 to April 1996, Mr. Pardun served as president and chief executive officer of US West Multimedia Communications, Inc., a communications company, and from June 1988 to April 1993 held numerous other executive positions with US West, Inc. From June 1986 to May 1988, Mr. Pardun was president of the Central Group for Sprint, Inc. as well as president of Sprint’s West Division. From September 1984 to May 1986 he also served as senior vice president of United Telecommunications, a predecessor company to Sprint. From June 1965 to August 1984, he held various positions at International Business Machines Corporation. In addition to Western Digital Corporation, Mr. Pardun also serves on the boards of each of CalAmp Corp., Finisar Corporation and Occam Networks, Inc. Mr. Pardun received a B.B.A. in Economics and Marketing from the University of Iowa and Management School Certificates from Harvard Business School, Stanford University and The Tuck School of Business at Dartmouth College.

Donald E. Schrock has served as a member of our Board of Directors since October 2009. Mr. Schrock retired as Executive Vice President and President of Qualcomm Incorporated’s CDMA Technologies Group in 2003. Mr. Schrock began his career with Qualcomm in January 1996 as Corporate Vice President. Prior to joining Qualcomm, Mr. Schrock was Group Vice President and Division Manager with GM Hughes Electronics. Prior to working at Hughes, Mr. Schrock was Vice President of Operations with Applied Micro Circuit Corporation. Mr. Schrock also held positions as Vice President / Division Manager at Burr- Brown Corporation and spent 15 years with Motorola Semiconductor. Mr. Schrock has served on the board of directors of Patriot Scientific Corporation, a public intellectual property licensing company since April 2008, as well as the board of directors of Integrated Devices Technology Inc., a designer and fabricator of semiconductor components, since October 2009. He also previously served on the board of directors of the Fabless Semiconductor Association. Mr. Schrock holds a BSEE with honors from the University of Illinois, has completed the coursework for an MSEE from Arizona State University and has an Advanced Business Administration degree from the Arizona State University Center for Executive Development.

Each officer serves at the discretion of the Board of Directors and holds office until his successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Board Composition

Our Board of Directors is currently composed of eight members. Our amended and restated certificate of incorporation and bylaws, which will become effective immediately following the completion of this offering, provide that the number of our directors shall be at least two and will be fixed from time to time by a resolution of the majority of our Board of Directors.

Two directors will be elected exclusively by the holders of the Class B common stock, voting as a separate class, or the Class B Directors. At least one of these directors must be an executive officer nominated by our nominating and governance committee, with the consent of the founders holding a majority-in-interest of the outstanding Class B common stock over which the founders then exercise voting control. The founders are Drs. Seendripu, Ling and Reddy, Messrs. Imura and Walsh, and several other employees named in our amended and restated certificate of incorporation. At the time of the offering, the Class B Directors will be Drs. Ling and Seendripu. The remaining directors will be elected by the holders of our Class A common stock and Class B common stock, voting together as a single class. Immediately prior to this offering, our Board of Directors will be divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during the years 2011 for the Class I directors, 2012 for the Class II directors and 2013 for the Class III directors.

•	Our Class I directors will be Messrs. Alexander and Lawler and Dr. Liddle.

•	Our Class II directors will be Dr. Ling and Messrs Schrock and Moyer.

•	Our Class III directors will be Mr. Pardun and Dr. Seendripu.

Director Independence

In October 2009, our Board of Directors undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our Board of Directors determined that Messrs. Alexander, Lawler, Moyer, Pardun and Schrock and Dr. Liddle, representing a majority of our directors, are “independent directors” as defined under the rules of the New York Stock Exchange, or NYSE.

Lead Director

Our Board of Directors has established certain corporate governance principles in connection with this offering. Our Board of Directors determined as part of our corporate governance principles that one of our independent directors should serve as a lead director at any time when the title of chairman is held by an employee director. Because Dr. Seendripu is our Chairman, President and Chief Executive Officer, our Board of Directors has appointed Mr. Pardun to serve as our lead director. As lead director, Mr. Pardun will, among other responsibilities, preside over periodic meetings of our independent directors, advise our Chairman as to the scheduling of board meetings, oversee the function of our Board of Directors and committees and perform such additional duties as our Board of Directors may otherwise determine and delegate.

Board Committees

Our Board of Directors has an audit committee, a compensation committee and a nominating and governance committee, each of which has the composition and the responsibilities described below.

Audit Committee. Our audit committee oversees our corporate accounting and financial reporting process and assists our Board of Directors in monitoring our financial systems and our legal and regulatory compliance. Our audit committee will also:

•	oversee the work of our independent auditors;

•	approve the hiring, discharging and compensation of our independent auditors;

•	approve engagements of the independent auditors to render any audit or permissible non-audit services;

•	review the qualifications, independence and performance of the independent auditors;

•	review our financial statements and review our critical accounting policies and estimates;

•	review the adequacy and effectiveness of our internal controls; and

•	review and discuss with management and the independent auditors the results of our annual audit, our quarterly financial statements and our publicly filed reports.

The members of our audit committee are Messrs. Alexander, Moyer and Pardun. Mr. Moyer is our audit committee chairman. Mr. Moyer was appointed to our audit committee on October 16, 2009. Our Board of Directors has determined that each of the members of our audit committee is independent and financially literate under the current rules and regulations of the SEC and the NYSE and that Mr. Moyer qualifies as an audit committee financial expert within the meaning of the rules and regulations of the SEC. Our Board of Directors has determined that Mr. Moyer’s simultaneous service on more than three audit committees does not impair the ability of Mr. Moyer to effectively serve as a member and chairman of our audit committee. We believe that our audit committee charter and the functioning of our audit committee comply with the applicable requirements of rules and regulations of the SEC and the NYSE.

Compensation Committee. Our compensation committee oversees our corporate compensation programs. The compensation committee will also:

•	review and recommend policies relating to compensation and benefits of our officers and employees;

•	review and approve corporate goals and objectives relevant to compensation of our Chief Executive Officer and other senior officers;

•	evaluate the performance of our officers in light of established goals and objectives;

•	recommend compensation of our officers based on its evaluations; and

•	administer the issuance of stock options and other awards under our stock plans.

The members of our compensation committee are Messrs. Pardun and Schrock and Dr. Liddle. Mr. Pardun is the chairman of our compensation committee. Our Board of Directors has determined that each member of our compensation committee is independent under the current rules and regulations of the SEC and the NYSE. We believe that our compensation committee charter and the functioning of our compensation committee comply with the applicable requirements of the rules and regulations of the SEC and the NYSE.

Nominating and Governance Committee. Our nominating and governance committee oversees and assists our Board of Directors in reviewing and recommending nominees for election as directors. The nominating and governance committee will also:

•	evaluate and make recommendations regarding the organization and governance of the Board of Directors and its committees;

•	assess the performance of members of the Board of Directors and make recommendations regarding committee and chair assignments;

•	recommend desired qualifications for Board of Directors membership and conduct searches for potential members of the Board of Directors; and

•	review and make recommendations with regard to our corporate governance guidelines.

The members of our nominating and governance committee are Messrs. Lawler, Moyer and Schrock. Mr. Schrock is the chairman of our nominating and governance committee. Our Board of Directors has determined that each member of our nominating and governance committee is independent under the current rules and regulations of the SEC and the NYSE. We believe that the nominating and corporate governance committee charter and the functioning of our compensation committee comply with the applicable requirements of rules and regulations of the SEC and the NYSE.

Our Board of Directors may from time to time establish other committees.

Director Compensation

Compensation paid or accrued for services rendered to us by Drs. Seendripu and Ling in their roles as executive officers is included in our disclosures related to executive compensation.

Three of our non-employee directors have received options to purchase shares of our Class B common stock under our 2004 Plan. In July 2009, we granted an option to purchase 34,575 shares of Class B common stock at an exercise price of $4.26 per share to Mr. Pardun; in October 2009, we granted an option to purchase 34,575 shares of Class B common stock at an exercise price of $6.55 per share to Mr. Moyer; and in October 2009, we granted an option to purchase 34,575 shares of Class B common stock at an exercise price of $7.45 per share to Mr. Schrock. Each of these options vest with respect to twenty-five percent of the option one year from the date of grant and then vest in equal monthly installments over the next three years. Our 2004 Plan provides that in the event of our merger with or into another corporation or a change in control, as defined in the 2004 Plan, the successor corporation or its parent or subsidiary will assume or substitute an equivalent award for each outstanding award under the 2004 Plan. If there is no assumption or substitution of outstanding awards, such awards will become fully vested and exercisable and the administrator will provide notice to the recipient that he or she has the right to exercise such outstanding awards for a period of ten (10) days from the date of such notice, and the awards will terminate upon the expiration of such stated notice period.

We currently pay each of Messrs. Moyer, Pardun and Schrock a retainer of $20,000 per year, payable quarterly. We have a policy of reimbursing directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at board or committee meetings.

The following table sets forth information concerning compensation paid or accrued for services rendered to us by members of our Board of Directors for the year ended December 31, 2009. The table excludes Drs. Seendripu and Ling, who are executive officers and who did not receive any compensation from us in their roles as directors in the year ended December 31, 2009.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Edward E. Alexander	—	—	—	—
Kenneth P. Lawler	—	—	—	—
David Liddle, Ph.D.	—	—	—	—
Albert J. Moyer	5,000	6,464	—	11,464
Thomas E. Pardun	10,000	8,570	—	18,570
Donald E. Schrock.	5,000	6,287	—	11,287

(1)

Represents the aggregate expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2009, calculated in accordance with ASC 718 without regard to estimated forfeitures. See Note 6 to Consolidated Financial Statements for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock options.

The following table lists all outstanding equity awards held by non-employee directors as of the year ended December 31, 2009.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date Fair Value of Option Awards ($)(1)
Edward E. Alexander	—	—	—	—	—
Kenneth P. Lawler	—	—	—	—	—
David Liddle, Ph.D.	—	—	—	—	—
Albert J. Moyer(2)	—	34,575	6.55	10/16/19	124,270
Thomas E. Pardun(3)	—	34,575	4.26	7/28/19	80,257
Donald E. Schrock(4).	—	34,575	7.45	10/27/19	141,311

(1)	Fair values of the option awards on the respective grant dates are computed in accordance with ASC 718. See Note 6 to the Consolidated Financial Statements for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock options.
(2)	These stock options were granted on October 16, 2009 and vest over four years. 25% of the shares subject to the stock options vest one year after grant. 2.08% of the shares vest at the end of each monthly period thereafter.
(3)	These stock options were granted on July 28, 2009 and vest over four years. 25% of the shares subject to the stock options vest one year after grant. 2.08% of the shares vest at the end of each monthly period thereafter.
(4)	These stock options were granted on October 27, 2009 and vest over four years. 25% of the shares subject to the stock options vest one year after grant. 2.08% of the shares vest at the end of each monthly period thereafter.

In connection with this offering, our compensation committee engaged Compensia, Inc., an independent compensation consulting firm to evaluate our compensation policies for independent directors. Compensia reviewed director compensation policies at the same peer group established for purposes of the executive compensation review described in Compensation Discussion and Analysis beginning on page 80. Following their review of the Compensia data, our compensation committee recommended, and our Board of Directors approved, the following cash compensation program for non-employee directors:

•	$25,000 annual retainer for each non-employee director, payable on a quarterly basis;

•	$15,000 additional annual retainer for our lead director, Mr. Pardun, payable on a quarterly basis;

•	$6,000 annual retainer for each member of the audit committee and $14,000 annual retainer for the chairman of the audit committee, payable on a quarterly basis;

•	$4,000 annual retainer for each member of the compensation committee and a $9,000 annual retainer for the chairman of the compensation committee, payable on a quarterly basis; and

•

$2,000 annual retainer for each member of the nominating and governance committee and a $6,000 annual retainer for the chairman of the nominating and governance committee, payable on a quarterly basis.

These cash payments will commence effective with the offering and, with respect to Messrs. Moyer, Pardun and Schrock, will supersede the retainer being paid prior to the offering.

In addition to the cash compensation structure being described above, based in part on the Compensia data, our compensation committee recommended and our Board of Directors approved the equity compensation structure for our independent directors that will be implemented as part of our 2010 Equity Incentive Plan. Specifically, our Board of Directors has established a policy pursuant to which each individual who is elected or appointed as a non-employee director of our Board of Directors after this offering will automatically be granted, upon his or her election, an option to purchase an aggregate number shares of our Class A common stock having an estimated fair value on the date of grant of $155,000, with the fair value determined using the Black-Scholes option pricing model on the same basis as used for financial accounting purposes. All of the shares subject to each such grant will vest in equal annual installments over three years, subject to continued service as a director. The vesting commencement date of these options will occur when the director first takes office.

Upon the completion of the offering, under our director grant policy, each of our non-employee directors will automatically be granted an option to purchase an aggregate number shares of our Class A common stock having an estimated fair value on the date of grant of $80,000, with the fair value determined using the Black-Scholes option pricing model on the same basis as used for financial accounting purposes. These options will vest one year from the date of grant.

At the time of each of our annual stockholders’ meetings, beginning in 2011, each non-employee director who will continue to serve as a director after that meeting will automatically be granted an option on such date to purchase an aggregate number shares of our Class A common stock having an estimated fair value on the date of grant of $80,000, with the fair value determined using the Black-Scholes option pricing model on the same basis as used for financial accounting purposes, that will vest one year from the date of grant.

All these options will be granted with an exercise price equal to the fair market value of our Class A common stock on the date of the grant. For further information regarding the equity compensation of our non-employee directors, see the section titled “Employee Benefit Plans — 2010 Equity Incentive Plan.”

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that is applicable to all of our employees, officers and directors.

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee are Messrs. Pardun and Schrock and Dr. Liddle. Mr. Pardun is the chairman of our compensation committee. None of the members of our compensation committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis reviews and discusses our compensation programs and policies for our principal executive officer, principal financial officer and three additional executive officers who were our most highly compensated executive officers as determined by the rules of the Securities and Exchange Commission. For 2009, these executive officers were Kishore Seendripu, Ph.D., our Chairman, President and Chief Executive Officer; Joe D. Campa, our current Vice President, Finance and Treasurer and our principal financial officer; John M. Graham, our Vice President, Marketing; Madhukar Reddy, Ph.D., our Vice President, ICs and RF Systems Engineering; and Michael C. Kastner, our Vice President, Sales. As a group, we refer to these five executive officers as our “named executive officers,” and they are identified in the summary compensation table provided below.

Objectives of Executive Compensation Programs

The principal objectives of our executive compensation programs are the following:

•	to attract and retain talented and experienced executives;

•	to motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	to ensure fairness among the executive management team by recognizing the contributions each executive makes to our success; and

•	to incentivize our executives to manage our business to meet our long-term objectives and the long-term objectives of our stockholders.

Since we were founded in 2003, our compensation programs have reflected our status as a start-up company, and their principal objective has been to preserve cash resources while attracting and retaining executive talent, largely through the grant of equity incentives consisting of stock options that vest over time. As a result of the heavy equity weighting in our overall compensation program, our current compensation programs are, when compared to a public company peer group, in the lower ranges with respect to cash compensation and in the higher ranges with respect to equity compensation. By focusing our executive compensation program on equity incentive awards, we have sought to align the interests of our executive officers and stockholders by motivating executive officers to increase the value of our stock over time.

Historically, our compensation programs have been administered by our Board of Directors, as we did not have an active compensation committee. In connection with this offering, our recently comprised compensation committee engaged Compensia, an independent executive compensation consulting firm, to evaluate our executive compensation programs relative to those of a public company peer group and to make recommendations with respect to appropriate levels and forms of compensation. The objective of this evaluation and the resulting compensation adjustments was to ensure that we remain competitive as a newly public company and that our named executive officers have meaningful incentives to remain employed with us. As discussed in greater detail below, in October 2009, our compensation committee approved various adjustments in our compensation programs, some of which will become effective upon the closing of this offering and some of which were effective immediately or will be effective for fiscal 2010. These adjustments were intended to begin the process of bringing our cash compensation programs in line with those of public peers, to link short-term cash compensation to achievement of financial milestones and to ensure that unvested equity awards held by our executive officers create appropriate long-term retention and performance incentives.

Our compensation committee intends to determine allocations of compensation between cash and equity compensation or among different forms of non-cash compensation based on its review of typical allocations within our compensation peer group. The committee has not adopted, however, and has no current plans to adopt, any policy requiring a specific allocation between cash and equity compensation or between short-term and long-term compensation. In the course of its deliberations, the committee will review each component of compensation, how they relate to each other and, in particular, how they relate to and affect total compensation. The compensation committee’s philosophy is that a substantial portion of an executive officer’s compensation should be performance-based, whether in the form of equity or cash compensation. In that regard, we also expect to continue to use options or other equity incentive awards as a significant component of compensation because we believe that they best align individual compensation with the creation of stockholder value. To the extent we use cash incentive plans in the future, we anticipate that cash bonuses will be tied to annual financial performance targets.

Role of Our Compensation Committee

As a public company, our compensation committee will assume responsibility for determining the compensation of all executive officers. Our compensation committee operates under a written charter adopted by our Board of Directors, which establishes the duties and authority of our compensation committee. The fundamental responsibilities of our compensation committee are as follows:

•	to oversee our overall compensation philosophy, compensation plans and benefits programs and to make recommendations to our Board of Directors with respect to improvements or changes to such plans;

•	to review and approve all compensation arrangements for our executive officers (including our chief executive officer);

•	to review and approve all equity compensation awards to our executive officers (including our chief executive officer); and

•	to oversee and administer our equity compensation plans.

Our compensation committee is comprised of the following non-employee members of our Board of Directors: Thomas E. Pardun, who chairs the committee, David Liddle, Ph.D., and Donald E. Schrock. Each of Mr. Pardun, Dr. Liddle and Mr. Schrock is an independent director under the rules of the New York Stock Exchange, an “outside director” for purposes of Section 162(m) of the Internal Revenue Code, and a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Mr. Schrock did not join our Board of Directors or the compensation committee until October 27, 2009. As a result, he did not participate in the 2010 competitive market review described below or in the development of the committee’s recommendations for compensation adjustments made in connection with this offering. He did, however, participate in the board’s consideration and approval of the committee’s recommendations on October 27, 2009. Our compensation committee has the authority under its charter to engage the services of outside advisors, experts and others for assistance.

Kishore Seendripu, Ph.D., our Chairman, President and Chief Executive Officer, will support the compensation committee’s work by providing information relating to our financial plans, performance assessments of our officers and other personnel-related data. In particular, as the person to whom our other named executive officers directly report, Dr. Seendripu will be responsible for evaluating individual officers’ contributions to corporate objectives as well as their performance relative to individual objectives. He will, on an annual basis at the beginning of each year beginning in 2011, make recommendations to our compensation committee with respect to base salary adjustments, targets under any annual cash incentive programs and stock option grants or other equity incentives. Our compensation committee is not required to follow any recommendations of Dr. Seendripu and will exercise its discretion in modifying, accepting or rejecting any recommended adjustments or awards. Without the participation of Dr. Seendripu, we expect our compensation committee, as part of the annual review process, to conduct a similar evaluation of his contribution and individual performance and to make determinations, after the beginning of each fiscal year, with respect to any base salary adjustments, targets under any annual cash incentive programs and stock option grants or other equity incentives.

2010 Competitive Market Review

The market for experienced management is highly competitive in the semiconductor industry. We seek to attract and retain the most highly qualified executives to manage each of our business functions, and we face substantial competition in recruiting management from companies ranging from established players with multibillion dollar revenue to entrepreneurial, early-stage companies. We are fortunate that many members of our executive management team have long tenures with us, but from time to time we also have been required to recruit new executive officers. As a result, we need to ensure that our executive compensation programs provide sufficient retention incentives as well as incentives to achieve our long-term strategic business and financial objectives. We expect competition for individuals with our required skill sets, particularly technical and engineering skills, to remain intense even in a relatively weak global macroeconomic environment.

In September 2009, our compensation committee initiated a comprehensive review of our policies. In that regard, the compensation committee engaged Compensia, an independent compensation consulting firm with substantial experience in the technology sector, to evaluate our levels and types of executive compensation and to recommend changes as appropriate. Among other objectives, we engaged Compensia to assist us in identifying a group of peer companies for purposes of benchmarking our levels of compensation; to gather and analyze compensation data from those peer companies, as well from other available compensation surveys; to advise us on the creation and implementation of a performance-based cash incentive plan, including determining target bonus levels; and to assist us in structuring awards as part of the equity incentive element of our compensation program, including assisting us in establishing appropriate amounts for equity incentive awards.

Following Compensia’s engagement, a Compensia representative worked with our compensation committee, then comprised of Dr. Liddle and Mr. Pardun, to establish a peer group of companies for comparing our competitive compensation levels with those of relevant peers. Based on an analysis of companies in our industry and their relative revenue and market capitalizations, Compensia recommended, and our compensation committee approved, two peer sets: a current peer group of semiconductor companies with a range of financial and organizational characteristics, specifically revenue and market capitalization, that we believe establishes an appropriate comparative base for us as a newly public company and an aspirational peer group of larger semiconductor companies. Although our compensation committee’s recommendations were based principally on the current peer data, we believe consideration of the larger company data is appropriate, in some cases because of existing or potential overlap in our target product markets and in other cases due to the geographic proximity of our respective operations. For these reasons, we believe we will be competing with our aspirational peer group for available management talent. The current and aspirational peer groups recommended by Compensia and approved by our compensation committee in September 2009 were as follows:

Current Peer Group		Aspirational Peers
• Cavium Networks, Inc.	• Techwell, Inc.	• Atheros Communications, Inc.
• Conexant Systems, Inc.	• Monolithic Power Systems, Inc.	• Broadcom Corporation
• Entropic Communications, Inc.	• Ultratech, Inc.	• Marvell Technology Group Ltd.
• Exar Corporation	• Volterra Semiconductor Corp.	• Qualcomm Incorporated
• Ikanos Communications, Inc.	• Hittite Microwave Corporation	• Silicon Laboratories Inc.
• Intellon Corporation	• MIPS Technologies, Inc.	• Skyworks Solutions, Inc.
• NetLogic MicroSystems, Inc.	• Rambus Inc.

In directing Compensia’s review and analysis of our compensation structure, our compensation committee established, with the approval of our Board of Directors, a compensation philosophy to guide determinations of compensation adjustments made in connection with the offering. In light of our history as a start-up company and our substantial focus on equity incentives as a recruiting tool, the committee anticipated that our cash compensation would compare less favorably to that of our peer group while the historic size of our equity awards would exceed levels typically available at public companies. The committee also believed that the relative focus of our compensation policy as between cash and equity compensation should shift over time, with an increasing component of compensation being in the form of cash beginning with the offering and a diminishing focus on equity, on a relative basis with respect to the size of equity awards, after our public offering and as our business grows. Although we expect the cash component of total compensation to increase over time, we nonetheless expect that grants of equity incentives will remain a material element of our overall compensation.

In September 2009, the compensation committee approved the following policies with respect to executive compensation:

•	Cash compensation should be heavily weighted toward performance-based compensation;

•	Target executive base salaries should approximate the median of our current peer group;

•

Target total cash compensation, consisting of base salary and short-term cash incentives, should fall between the 50th to 75th percentiles of our peer group, with a relatively higher percentile target for incentive cash compensation compared to base salary, based on achievement of corporate, financial and/or individual milestones, as may be determined from time to time by the committee; and

•	Equity incentive awards should be granted and structured to maximize their long-term retention incentive.

Our compensation committee acknowledged that a transition period will be required to increase our base salary and target total cash compensation levels to these peer group percentile objectives. We currently expect our levels of cash compensation to increase over the next few years, subject to growth rates in our business and the extent to which our operating plan will support such increases. Our compensation committee is not obligated to increase our cash compensation under any agreements with our executive officers and will exercise its discretion, based on developments in our business and operating results.

In connection with our October 2009 executive compensation assessment, Compensia and our compensation committee concluded that:

•	Our current base salary levels are substantially below the 25th percentile of our current peer group;

•	Our cash incentive compensation programs and total cash compensation are substantially below the 25th percentile of our current peer group; and

•

Our historic long-term equity incentive awards were extremely competitive relative to those of our current peer group, but in the case of several executive officers whose equity incentive awards are largely vested, currently outstanding awards offer limited retention value.

Our compensation committee believes that the loss of any of our key executives would have an adverse effect on the operation and management of our business, particularly in light of the increased management and administrative requirements associated with operating as a public company. The market for executive talent among semiconductor companies is currently very competitive. We believe, and our compensation committee concurs, that we may be vulnerable to a loss of key talent, or an inability to obtain additional talent, if we do not establish a compensation structure that is competitive in our markets and in particular that establishes appropriate performance-based incentives.

In the course of making its October 2009 determinations, the compensation committee consulted with Dr. Seendripu to obtain his input and suggestions concerning proposed compensation adjustments for executive officers reporting to Dr. Seendripu. The committee also discussed with Dr. Seendripu his views concerning his own compensation, but Dr. Seendripu did not participate in any committee deliberations concerning his compensation.

On October 27, 2009, our Board of Directors met and approved various adjustments to our compensation structure, which are described in detail below. Dr. Seendripu did not participate in the portion of the meeting where his compensation was discussed and approved. Curtis Ling, Ph.D., a director and our Chief Technology Officer, did not participate in the discussion or approval of any executive’s compensation, including his own.

Elements of Executive Compensation

Our executive compensation program currently consists, and is expected to continue to consist, of the following components:

•	base salary;

•	cash incentive compensation;

•	equity-based incentives, principally in the form of stock options;

•	benefits (on substantially similar terms as provided to the Company’s other employees); and

•	severance/termination protection in connection with certain change of control transactions.

The determination of our Board of Directors and compensation committee as to the appropriate use and weight of each component of executive compensation is subjective, based on their view of the relative importance of each component in meeting our overall objectives and factors relevant to the individual executive. Historically, our compensation structure for executives has consisted principally of a cash-based, short-term salary component and an equity component in the form of stock option grants providing long-term compensation based on company performance. Each of the elements of compensation was determined on an individual basis, and for the year ended December 31, 2009, an increase in one element did not affect decisions regarding the other elements.

Base Salary

The effective base salary for each of our named executive officers for 2007, 2008 and 2009 was and for 2010 will be as follows:

	Annual Base Salary(1)
Executive Officer	2007	2008	2009	2010(2)
Kishore Seendripu, Ph.D	$200,000	$250,000	$250,000	$350,000
Joe D. Campa(3)	—	$175,000	$175,000	$210,000
John M. Graham(4)	—	$185,000	$185,000	$200,000
Madhukar Reddy, Ph.D.	$170,000	$170,000	$170,000	$210,000
Michael C. Kastner(5)	—	$175,000	$175,000	$175,000

(1)

Reflects the highest annualized base salary established for the named executive officer during each fiscal year. For Dr. Seendripu, the annual base salary of $200,000 was paid until December 14, 2007, at which time it was increased to $250,000.

(2)	Increases in 2010 base salary over 2009 base salary will become effective upon the completion of this offering.
(3)	Mr. Campa is our Vice President, Finance and Treasurer and serves as our principal financial officer. He also served as our Chief Financial Officer from March 17, 2008 until January 14, 2010.
(4)	Mr. Graham became our Vice President, Marketing on November 10, 2008.
(5)	Mr. Kastner became our Vice President, Sales on September 23, 2008.

Our Board of Directors was historically responsible for setting our executive base salaries. Because we did not recognize any material revenue until 2007, our base salaries reflected our status as a pre-revenue start-up company focused principally on technology and product development and, as a result, efficient use of limited cash resources. In that regard, our Board of Directors approved, and our management team accepted, base salaries that were generally acknowledged to be below base salaries available at larger, public companies. All of the named executive officers were founders or early employees who recognized our cash constraints as we focused resources on the development of our business and who agreed to relatively lower base salaries in exchange for substantial initial equity incentive awards.

From the time of incorporation until 2008, we did not make substantial increases in our base salary structure for executive officers. Beginning in 2007, however, our revenue began to increase, and cash compensation became more affordable. Accordingly, for 2008, we increased Dr. Seendripu’s base salary by 25% from

$200,000 to $250,000. Other than the 2008 increase for Dr. Seendripu, we did not increase base salaries for any other named executive officers between 2007 and 2009. Our Board of Directors determined that an increase in Dr. Seendripu’s base salary was appropriate in light of his additional responsibilities as we focused on increased customer and market penetration and revenue growth and as Dr. Seendripu became responsible for managing a larger organization. Our Board of Directors also determined that these additional responsibilities justified greater differentiation, relative to prior years, between Dr. Seendripu’s base salary as Chairman, President and Chief Executive Officer and the base salaries of our other executive officers, who are responsible for specific functional areas. Mr. Campa became our Chief Financial Officer, Mr. Graham became our Vice President, Marketing and Mr. Kastner became our Vice President, Sales on March 17, 2008, November 10, 2008 and September 23, 2008, respectively, and our Board of Directors set their initial base salaries at $175,000, $185,000 and $175,000, respectively. Our Board of Directors made its determinations of these executive officers’ base salaries based in part on its view of an appropriate salary level for similarly situated executive officers in their particular roles at a venture-backed company in the early revenue stages and in part to maintain the relative parity in base salaries that existed among our executive officers, other than Dr. Seendripu.

Compensia’s October 2009 review of base salary data from our peer group confirmed our Board of Directors’ and management’s historic views concerning our base salary levels. Relative to our peer group, 2009 base salaries for our named executive officers were uniformly below the 25th percentile for each position. Dr. Seendripu’s 2009 base salary was 21.5% below the 25th percentile for chief executive officers at our peer companies, and Mr. Campa’s base salary was 26% below the 25th percentile for chief financial officers.

Based on the Compensia data and the compensation committee’s objective of gradually transitioning our base salaries to the peer group median, in October 2009, our compensation committee recommended, and our Board of Directors approved, increases in base salaries for all our executive officers, other than Mr. Kastner, as indicated in the table above. Increases in base salaries will become effective for 2010 upon the consummation of our initial public offering. The principal objectives of the base salary increases for 2010 were for the named executive officers as a group to approximate the peer group 25th percentile of base salaries and, other than with respect to Dr. Seendripu and Mr. Kastner, to retain the relative parity among our executive officers. With respect to Mr. Kastner, our Board of Directors and our compensation committee determined that an increase in base salary was not appropriate for 2010 based on its intent to implement a separate 2010 sales incentive plan for Mr. Kastner and on their view that our principal sales executive should have a cash compensation structure that is more heavily weighted, relative to other executives, toward performance-based compensation. We expect gradual increases in our base salaries over the next few years as we adjust salary compensation toward our peer group median, and we expect that base salaries among the various functional areas will become increasingly differentiated.

Cash Incentive Compensation

Cash Bonus Program

Consistent with our historic focus on cash preservation, we did not establish any formal cash incentive programs for our executive officers prior to 2009. From time to time, we paid modest, discretionary bonuses to executive officers. In October 2009, for example, we paid modest discretionary bonuses of $10,000 in recognition of strong performance to Mr. Campa and Dr. Reddy. Specifically, Mr. Campa was rewarded for leading a growing finance department and improving our financial reporting process in preparation for our initial public offering, and Dr. Reddy was rewarded for his increased focus on new product development. We did not pay any bonuses to Dr. Seendripu during 2008 or 2009. During 2008, we also paid a signing bonus to Mr. Graham of $20,000 in connection with his becoming our Vice President, Marketing.

In early 2009, our Board of Directors approved a bonus structure for 2009 that would result in the payment of bonuses if our 2009 revenue equaled or exceeded an established target, which was $48 million. The bonus threshold was structured to provide for modest award payments if we met a $40 million revenue threshold, revenue in the last two quarters of fiscal 2008 had reflected the adverse impact of substantial changes in the Japanese mobile television market as well as the recessionary environment.

In addition, our ability to increase revenue has and will continue to depend upon our ability to develop, market and sell products that address new markets. For example, particularly given growth trends in the Japanese mobile handset market, our Board of Directors determined that revenue growth for 2009 would be highly dependent on our solutions for the European set top box and Japanese automotive markets. To a lesser extent for 2008 and to an increasing extent in future periods, our revenue growth will depend on our ability to address markets for cable and internet protocol television and personal computers, among others. Our 2009 revenue target was achieved, and, in January 2010, our compensation committee and our Board of Directors approved bonus awards to our executive officers equal to a percentage of their 2009 base salaries as indicated in the table below. We expect to pay these bonuses during the first quarter of 2010. Our compensation committee and our Board of Directors maintained discretion to pay bonuses in excess of the targets indicated if we exceeded the established revenue targets and discretion to pay partial bonuses if our revenue was less than the established revenue target.

	Fiscal 2009 Bonus Potential		Fiscal 2009 Bonus Award(1)
Executive Officer	% Bonus Target	$ Bonus Target	% Bonus Award	$ Bonus Award
Kishore Seendripu, Ph.D	50%	$125,000	55%	$137,500
Joe D. Campa	20%	$35,000	13%	$22,750
John M. Graham	20%	$37,000	13%	$23,680
Madhukar Reddy, Ph.D.	20%	$34,000	20%	$34,000

(1)	These bonus awards were earned in fiscal 2009 and are expected to be paid in early 2010.

With respect to Dr. Seendripu, our compensation committee and our Board of Directors exercised their discretion and increased Dr. Seendripu’s bonus award to 55% of his 2009 base salary from the original bonus target of 50%. Our Board of Directors and our compensation committee based their determinations on the fact that we exceeded the revenue target by several million dollars and Dr. Seendripu’s sole performance objective under the 2009 bonus program was revenue growth.

For our named executive officers other than Dr. Seendripu and Mr. Kastner, payments under the 2009 bonus program were based on achievement of the corporate revenue growth target and individual objectives, with the revenue target receiving a 50% weighting and the individual objectives also receiving a 50% weighting. Specifically, Dr. Reddy’s 2009 individual goal related to ensuring that our products for the European set top box market were ready to enter volume production within required time frames; Mr. Campa’s individual goals were to ensure timely completion of our 2008 audited financial statements in anticipation of filing the registration statement related to this offering, to develop our revenue forecasting models, and to expand the technical expertise in our finance department and to complete our operations planning strategy. Mr. Graham’s individual goals related to achieving design wins with prospective customers in the cable set top box industry, improving our revenue forecasting abilities and hiring key employees to expand the skills and competencies of our marketing department. Each of Dr. Reddy, Mr. Graham and Mr. Campa received full credit under the bonus program for achievement of the corporate revenue objective. Dr. Reddy also received full credit for completion of all individual objectives, resulting in a bonus award equal to his full target. Mr. Graham and Mr. Campa received credit for partial completion of individual objectives, resulting in actual award percentages less than their 20% targets.

Mr. Kastner did not participate in our 2009 executive cash bonus program but participated instead in a separate sales incentive plan, which is described below.

In October 2009, our compensation committee reviewed our philosophy and historical practices concerning incentive cash compensation. The committee determined, and our Board of Directors concurred, that in light of changes in our business, in particular the increased focus on revenue generation and achieving other financial performance metrics, implementation of a more structured performance-based cash incentive plan for executive officers was appropriate. In structuring our plan, the compensation committee reviewed peer group data on cash incentive programs, focusing specifically on how payments under the bonus plans related to total cash compensation targets. Our compensation committee believes that our corporate objectives of increasing market presence and revenue support a cash compensation program that is heavily weighted toward achieving financial objectives.

Mr. Kastner did not participate in our 2009 executive cash bonus program but participated instead in a separate sales incentive plan, which is described below.

In October 2009, our compensation committee reviewed our philosophy and historical practices concerning incentive cash compensation. The committee determined, and our Board of Directors concurred, that in light of changes in our business, in particular the increased focus on revenue generation and achieving other financial performance metrics, implementation of a more structured performance-based cash incentive plan for executive officers was appropriate. In structuring our plan, the compensation committee reviewed peer group data on cash incentive programs, focusing specifically on how payments under the bonus plans related to total cash compensation targets. Our compensation committee believes that our corporate objectives of increasing market presence and revenue support a cash compensation program that is heavily weighted toward achieving financial objectives.

On November 1, 2009, our compensation committee and, on November 5, 2009, our Board of Directors approved our 2010 Executive Incentive Bonus Plan, which established target bonus percentages as a percent of base salary and target 2010 total cash compensation for each executive officer as set forth in the following table. As with our base salary levels, the 2010 cash incentive places our named executive officers as a group at approximately the 25th percentile of total cash compensation. Subject to the performance of our business, we expect total cash compensation to increase in future periods as we implement the compensation philosophies adopted as part of the 2010 competitive market.

	Bonus Targets		Total Target 2010 Cash Compensation
Executive Officer	% of Salary	Cash Target
Kishore Seendripu, Ph.D	75%	$262,500	$612,500
Joe D. Campa	30%	$63,000	$273,000
John M. Graham	30%	$60,000	$260,000
Madhukar Reddy, Ph.D.	30%	$63,000	$273,000

Under the 2010 Executive Incentive Bonus Plan, bonus awards will be based on achievement of corporate performance goals, which will carry a seventy percent (70%) weighting, and individual performance, which will carry a thirty percent (30%) weighting. The compensation committee established the categories of performance targets as relating to total revenue and operating income. With respect to the 70% weighting allocated to the corporate performance goal, these two financial targets will each receive a 50% weighting for purposes of determining any payouts under the plan. In making its determination whether financial targets have been achieved, the compensation committee will have authority to make appropriate adjustments to the target for the expected effects of any acquisitions or other approved business plan changes made during the applicable fiscal year. Revenue will also be adjusted by the compensation committee as it determines appropriate to exclude certain non-recurring items under generally accepted accounting principles such as gains or losses on sales of assets. Similarly, the operating income target will reflect our profit from operations excluding extraordinary items. The compensation committee will also adjust our reported operating income to exclude certain charges from our operating expenses, including stock compensation expense, accruals under the 2010 Executive Incentive Bonus Plan, any restructuring and impairment charges and any acquisition related charges. Our compensation committee set the 2010 financial targets at levels moderately in excess of the board-approved 2010 operating plan and at levels our compensation committee believes should be challenging but attainable for management. For purposes of determining the portion of awards payable based on individual performance, the standard will be subjective. For executive officers other than Dr. Seendripu, individual performance will be evaluated by our compensation committee based on Dr. Seendripu’s input and recommendations. Our compensation committee will evaluate Dr. Seendripu’s performance.

Our Board of Directors and compensation committee maintain discretion to provide for cash incentive awards under our 2010 Executive Incentive Bonus Plan in excess of the target base salary percentages if it determines appropriate. Awards may be reduced if we do not achieve the targets under the plans. Our compensation committee or our Board of Directors may also approve payments of bonuses outside these plans, regardless of whether performance targets have been achieved. Our compensation committee may, if permitted by law, make retroactive adjustments to, or seek recovery of, cash bonuses whose payment was predicated on achievement of specified financial results that are subsequently restated. In the case of such a restatement, our Executive Incentive Bonus Plan includes a provision requiring recipients of awards under the plan to repay to us an amount of previously paid bonuses determined appropriate by the administrator of the plan, generally our compensation committee, if the administrator determines that the recipient engaged in an act of embezzlement, fraud, or breach of fiduciary duty during the course of his or her employment that contributed to our obligation to restate our financial statements.

2009 and 2010 Sales Incentive Plan for Vice President, Sales

Our Vice President, Sales, Michael C. Kastner, did not participate in our 2009 cash bonus program for executives and will not participate in our 2010 Executive Bonus Plan. Mr. Kastner participates in a separate sales incentive commission plan that provides cash payments based on our annual revenues.

Under the terms of his offer letter, Mr. Kastner was eligible to receive incentive payments based on our net revenues determined under generally accepted accounting principles. Specifically, Mr. Kastner was eligible to receive sales incentive payments dependent on achievement of threshold net revenues of $50 million. For each $5.0 million increment above $50 million, Mr. Kastner was entitled to receive additional incentive payments based on separate predetermined factors. Based on our net revenues for 2009, Mr. Kastner earned a sales incentive payment of $46,711 for 2009. Our compensation committee and our Board of Directors have approved this payment.

On January 12, 2010, our compensation committee approved a separate sales incentive plan for Mr. Kastner. Under the terms of the 2010 Sales Incentive Plan, Mr. Kastner would receive a payment equal to 45% of his base annual salary, or approximately $78,750, if our net revenues equal a specified target. Mr. Kastner’s bonus percentage increases and decreases on a linear basis in the event our net revenues exceed or fall below the target. The maximum Mr. Kastner may receive under the 2010 Sales Incentive Plan will be 65% of his base annual salary, or approximately $113,750, if our net revenues exceed the target under the plan. If our net revenues reach a specified threshold, Mr. Kastner’s sales incentive would equal 25% of his base annual salary, or approximately $43,750. In the event our 2010 net revenues do not equal or exceed the threshold, Mr. Kastner would receive no payments under the 2010 Sales Incentive Plan. In addition to the net revenue performance targets, Mr. Kastner’s 2010 sales incentive payment, if any, will depend in part on achievement of additional qualitative performance metrics, including the accuracy of our revenue forecasting and specific objective and subjective metrics determined by our chief executive officer.

Equity-Based Incentives

We grant equity-based incentives to employees, including our executive officers, in order to create a corporate culture that aligns employee interests with stockholder interests. We have not adopted specific stock ownership guidelines, and other than the issuance of shares to our founders when we were established, our equity incentive plans have provided the principal method for our executive officers to acquire an equity position in our company, whether in the form of shares or options.

Prior to this offering, we granted options and other equity incentives to our officers under the 2004 Stock Plan. In connection with this offering, our Board of Directors has adopted the 2010 Equity Incentive Plan, which we will implement following this offering. The 2010 Equity Incentive Plan permits the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares and other stock-based awards. Historically, our equity incentive plans were administered by our Board of Directors. Going forward, all equity incentive plans and awards will be administered by our compensation committee under the delegated authority established in the compensation committee charter.

To date, our equity incentives have been granted principally with time-based vesting. Most new hire option grants, including those for our executive officers, vest over a four-year period with 25% vesting at the end of the first year of employment and the remainder vesting in equal monthly installments over the subsequent three years. Although our practice in recent years has been to provide equity incentives principally in the form of stock option grants that vest over time, our compensation committee may consider alternative forms of equity in the future, such as performance shares, restricted stock units or restricted stock awards with alternative vesting strategies based on the achievement of performance milestones or financial metrics.

	2008 – 2009 Option Grants
	March 31, 2008		October 1, 2008		December 2, 2008		July 28, 2009		October 27, 2009
Executive Officers	Shares	Exercise Price	Shares	Exercise Price	Shares	Exercise Price	Shares	Exercise Price	Shares	Exercise Price
Kishore Seendripu, Ph.D(1).	—	—	—	—	—	—	86,110	$4.69	226,039	$8.19
Joe D. Campa	193,748	$1.16	—	—	—	—	43,055	$4.26	—	—
John M. Graham	—	—	—	—	226,082	$1.45	—	—	—	—
Madhukar Reddy, Ph.D.	—	—	—	—	—	—	21,527	$4.26	80,728	$7.45
Michael C. Kastner	—	—	226,082	$1.45	—	—	—	—	—	—

(1)	Under the terms of our 2004 Stock Plan, options granted to any service provider that, at the time of the grant of such option, owns stock representing more than ten percent of the voting power of all classes of our stock, are required to have an exercise price no less than one hundred and ten percent of the of the fair market value on the date of grant. As of the date of the grants to Dr. Seendripu, Dr. Seendripu held stock representing more than ten percent of the voting power of all classes of our stock.

As part of the fiscal 2010 competitive compensation review conducted by the compensation committee, Compensia evaluated the current equity incentive award positions of each of our executive officers, including total potential ownership, vested as compared to unvested positions and the current economic value of outstanding awards. Their analysis compared outstanding equity positions for each executive officer’s respective positions with applicable ranges within our peer group. Their analysis indicated that while we were highly competitive overall from an equity incentive perspective, with the current economic value associated with equity incentives held by the named executive officers being substantial, the retentive impact of many outstanding awards was limited because they were substantially vested. Drs. Reddy and Seendripu for example, received their initial equity incentives at the time that we were founded or shortly thereafter, and these shares are now fully vested. As of December 31, 2009, Dr. Seendripu was fully vested in 93.25% of the aggregate shares he held or had the right to acquire, including shares subject to options; and Dr. Reddy was fully vested in 59.31%. In contrast, Mr. Campa was fully vested in 38.05% of his shares because he joined us in March of 2008; Mr. Graham was fully vested in 27.08% of his shares because he joined us in October 2008; and Mr. Kastner was fully vested in 31.25% of his shares because he only joined us in September 2008.

As a result of the substantial vested equity position of several of our named executive officers in July 2009 and in October 2009, our compensation committee recommended, and our Board of Directors approved, new option grants as indicated in the table above for Mr. Campa and Drs. Reddy and Seendripu. The relative sizes of these option grants were based on other factors in addition to the individual’s vested option position. In particular, the compensation committee and our Board of Directors considered the equity incentive that would be required to hire and retain an executive officer performing the same responsibilities. The compensation committee and our Board of Directors also considered the relative competitiveness of the market for each position and the Company’s relative performance and contribution requirements from each individual with respect to achieving our short- and long-term objectives. Based on that analysis, the compensation committee determined that a relatively larger option grant was appropriate for Dr. Reddy based on the particular importance of maintaining the competitiveness of our engineering and product development efforts. To maximize the retention impact of these option grants, the October 2009 options will vest and become exercisable, assuming continued service with us, on a back-end loaded basis, with 10% of the shares vesting on the one-year anniversary of the date of grant, 20% of the shares vesting on the two-year anniversary of the date of grant, 30% of the shares vesting on the three-year anniversary of the date of grant, and 40% of the shares vesting on the four- year anniversary of the date of grant. Our Board of Directors had previously approved an option grant for

Dr. Seendripu in July 2009 that vests over four years, with 25% vesting on the first anniversary of the date of grant and the balance vesting monthly over the remaining three years.

In determining the size of Dr. Seendripu’s October 2009 grant, our compensation committee considered the prior July 2009 grant, which was still unvested. The grant to Dr. Seendripu was based upon his increasing responsibilities as we focus on increasing our customer and market penetration and in ensuring the competitive position of our products and increasing our revenues. In addition, the compensation committee and our Board of Directors noted Dr. Seendripu’s increased leadership responsibility as we become a public company.

In determining the size of Mr. Campa’s July 2009 grant, our Board of Directors considered the prior March 2008 grant, which was largely unvested. The grant to Mr. Campa was based on his increasing responsibilities as we focused on building a larger internal finance team and in ensuring the management of our expenses to enable us to meet our corporate cash objectives.

Benefits

We provide the following benefits to our executive officers, generally on the same basis provided to all of our employees:

•	health, dental and vision insurance;

•	life insurance;

•	employee stock purchase plan, effective upon the closing of this offering;

•	employee assistance plan;

•	medical and dependant care flexible spending account;

•	short- and long-term disability, accidental death and dismemberment; and

•	a 401(k) plan.

We believe that these benefits are consistent with those of companies with which we compete for employees.

Severance and Termination Benefits Upon a Change of Control

In connection with certain terminations of employment upon or following a change of control, our executive officers will be entitled to receive severance payments and benefits pursuant to severance and change in control agreements approved by our compensation committee in November 2009. As part of its compensation review, our compensation committee reviewed competitive data concerning these benefits and made recommendations to our Board of Directors. In setting the terms of, and determining whether to approve these agreements, our compensation committee or Board of Directors, as applicable, recognized that executives often face challenges securing new employment following termination, in particular following a change of control, and that distractions created by uncertain job security surrounding potentially beneficial transactions to us and our stockholders may have a detrimental impact on their performance. As a result, the severance benefits identified below are primarily intended to provide these executive officers with post-change of control termination protection of salary and benefits while they seek new employment. We also have agreed to accelerate vesting of certain equity incentives in connection with certain terminations following a change of control, based on our view that these executive officers are not likely to be retained in comparable positions by a large acquiror, and the benefit of these equity incentives would otherwise be forfeited upon a termination of employment, including an involuntary termination by an acquiring company.

Chief Executive Officer and Chief Financial Officer

Under the terms of change in control agreements that we have entered into with Dr. Seendripu and Mr. Campa in connection with this offering, if the executive is a “Section 16 officer” immediately prior to a “change in control” (as such terms are defined in the change in control agreement) and upon or within 12 months following a change of control, the executive is involuntarily terminated by us or our successor without “cause” or he terminates voluntarily for “good reason” (as such terms are defined in the change in control agreement), we have agreed that the executive will be entitled to receive the following benefits:

•

a lump sum cash payment equal to 12 months of his base salary, determined at a rate equal to the greater of (A) his annual salary as in effect immediately prior to the change in control, or (B) his then current annual salary as of the date of such termination;

•	a lump sum cash payment equal to a pro-rated amount of his target annual bonus for the year immediately preceding the year of the change in control;

•

payment of premiums for continued health benefits under the Company’s health plans for 12 months following the executive’s termination provided that the executive constitutes a qualified beneficiary under applicable law and timely elects to continue coverage under applicable law; and

•	immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by the executive.

In addition, the change of control agreements with Dr. Seendripu and Mr. Campa provide that in the event that the severance payments and other benefits payable to such executives constitute “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended, and would be subject to the applicable excise tax, then such executive’s severance and other benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by such executive on an after-tax basis of the greatest amount of benefits.

Payment of the benefits described above is also subject to the executive’s timely executing and not revoking a release of claims with us.

Our compensation committee and Board of Directors approved change in control severance benefits for Dr. Seendripu and Mr. Campa that are greater than the benefits provided to our other executives with respect to vesting acceleration of equity awards after considering factors such as the higher likelihood that a chief executive officer or chief financial officer will be terminated in connection with a change of control transaction as compared to the other executive officers.

Other Executive Officers

In connection with this offering, we also have entered into change in control agreements with our other executive officers. Under the terms of these agreements, if the executive is a “Section 16 officer” of us or our successor immediately prior to a “change in control” (as such terms are defined in the change in control agreement) and upon or within 12 months following a change in control, the executive is involuntarily terminated by us or our successor without “cause” or the executive voluntarily terminates for “good reason” (as such terms are defined in the change in control agreement), the executive will be entitled to receive the following benefits:

•

a lump sum cash payment equal to 12 months of the executive’s base salary, determined at a rate equal to the greater of (A) his annual salary as in effect immediately prior to the change in control, or (B) his then current annual salary as of the date of such termination ;

•	a lump sum cash payment equal to a pro-rated amount of his target annual bonus for the year immediately preceding the year of the change in control;

•

payment of premiums for continued health benefits under the Company’s health plans for 12 months following the executive’s termination provided that the executive constitutes a qualified beneficiary under applicable law and timely elects to continue coverage under applicable law; and

•	immediate vesting of 50% of the then-unvested portion of any outstanding equity awards held by the executive.

In addition, the change of control agreements with each of the executives provide that in the event that the severance payments and other benefits payable to such executives constitute “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended, and would be subject to the applicable excise tax, then such executive’s severance and other benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by such executive on an after-tax basis of the greatest amount of benefits.

Payment of the benefits described above under these change in control agreements is also subject to the executive’s executing and not revoking a release of claims with us.

Accounting and Tax Considerations

Internal Revenue Code Section 162(m) limits the amount that we may deduct for compensation paid to our Chief Executive Officer and to each of our four most highly compensated officers to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation. In addition to salary and bonus compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer’s total compensation to exceed $1,000,000. Under certain regulations, option spread compensation from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility, and in the past, we have granted options that we believe met those requirements. While the compensation committee cannot predict how the deductibility limit may impact our compensation program in future years, the compensation committee intends to maintain an approach to executive compensation that strongly links pay to performance. While the compensation committee has not adopted a formal policy regarding tax deductibility of compensation paid to our Chief Executive Officer and our four most highly compensated officers, the compensation committee intends to consider tax deductibility under Section 162(m) as a factor in compensation decisions.

Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director, or other service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Although we do not maintain traditional nonqualified deferred compensation plans, Section 409A does apply to certain change of control severance arrangements. Consequently, to assist in avoiding additional tax under Section 409A, we have designed the change of control severance arrangements described above in a manner to avoid the application of Section 409A.

Summary Compensation Table

The following table provides information regarding the compensation of our principal executive officer, principal financial officer and each of the next three most highly compensated executive officers during our fiscal year ended December 31, 2009, together referred to as our “named executive officers.”

Summary Compensation Table for Fiscal Years 2008 and 2009

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Kishore Seendripu, Ph.D.	2009	250,000		—		66,839	137,500	23,681	(3)	478,020
Chairman, President and Chief Executive Officer (Principal Executive Officer)	2008	260,577		—		—	—	—		260,577
Joe D. Campa(4)	2009	175,000		10,000	(5)	41,801	22,750	—		249,551
Vice President, Finance and Treasurer (Principal Financial Officer)	2008	138,542		—		21,395	—	42,500	(6)	202,437
John M. Graham	2009	182,154		—		46,803	23,680	—		252,637
Vice President, Marketing	2008	23,244	(7)	20,000	(8)	3,706	—	—		46,950
Madhukar Reddy, Ph.D.	2009	170,000		10,000	(5)	48,631	34,000	5,794	(3)	268,425
Vice President, ICs and RF Systems Engineering	2008	177,192		—		28,915	—	—		206,107
Michael C. Kastner	2009	175,000		—		47,618	46,711	—		269,329
Vice President, Sales	2008	46,246	(7)	30,000	(9)	11,847	—	—		88,093

(1)	Represents the aggregate expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2009 calculated in accordance with ASC 718 without regard to estimated forfeitures. See Note 6 of Notes to the Consolidated Financial Statements for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock options.
(2)	See “—Grants of Plan-Based Awards in Fiscal Year 2009” under the column “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” for the amounts named executive officers were eligible to earn at target in fiscal 2009. Our Board of Directors retained discretion to approve payments in excess of the target amounts. See also “—Compensation Discussion and Analysis—Cash Incentive Compensation” for a discussion of how the bonus program worked in operation.
(3)	Includes $23,680 and $5,793, respectively, paid to Drs. Seendripu and Reddy in 2009 for accrued vacation buy-outs.
(4)	Mr. Campa became our Vice President, Finance and Treasurer in January 2010. Previously, he served as our Chief Financial Officer.
(5)	Represents payments of $10,000 to each of Mr. Campa and Dr. Reddy on October 15, 2009 as discretionary bonuses.
(6)	Represents consulting fees paid to Mr. Campa prior to his becoming an employee.
(7)	Mr. Graham became our Vice President, Marketing on November 10, 2008. Mr. Kastner became our Vice President, Sales on September 23, 2008.
(8)	Represents a sign-on bonus paid to Mr. Graham per the terms of his offer letter, dated October 17, 2008.
(9)	Represents a sign-on bonus paid to Mr. Kastner per the terms of his offer letter, dated September 12, 2008.

Grants of Plan-Based Awards in Fiscal Year 2009

The following table presents information concerning grants of plan-based awards to each of the named executive officers during the year ended December 31, 2009.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)				All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)		Target ($)	Maximum ($)
Kishore Seendripu, Ph.D.
Option Award	7/28/09	—		—	—	86,110	4.69	191,333
Option Award	10/27/09	—		—	—	226,039	8.19	913,185
Non-Equity Incentive Cash Payment	5/8/2009	5,000		125,000	—	—	—	—
Joe D. Campa
Option Award	7/28/09	—		—	—	43,055	4.26	99,941
Non-Equity Incentive Cash Payment	5/8/2009	3,500		35,000	—	—		—
John M. Graham
Option Award	—	—		—	—	—	—	—
Non-Equity Incentive Cash Payment	5/8/2009	3,700		37,000	—	—	—	—
Madhukar Reddy, Ph.D.
Option Award	7/28/09	—		—	—	21,527	4.26	49,970
Option Award	10/27/09	—		—	—	80,728	7.45	339,538
Non-Equity Incentive Cash Payment	5/8/2009	3,400		34,000	—	—	—	—
Michael C. Kastner
Option Award	—	—		—	—	—	—	—
Non-Equity Incentive Cash Payment	5/8/2009	32,308	(3)	—	—	—	—	—

(1)	Represents awards granted under our 2009 cash incentive bonus program, which were based on achievement of certain levels of performance in fiscal year 2009. These columns show the awards that were possible at the threshold, target and maximum levels of performance. The column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table shows the actual awards earned in fiscal year 2009 by our named executive officers under the 2009 cash incentive bonus program for 2009. These amounts are expected to be paid in early 2010.
(2)	Fair values of the option awards on the respective grant dates are computed in accordance with ASC 718. Our assumptions with respect to the calculation of stock-based compensation expense are set forth above in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation.”
(3)	Mr. Kastner was eligible to receive sales incentive payments dependent on achievement of threshold net revenues of $50 million. For each $5.0 million increment above $50 million, Mr. Kastner was entitled to receive additional incentive payments based on separate predetermined factors. Based on our net revenues for 2009, Mr. Kastner earned a sales incentive payment of $46,711 for 2009.

Outstanding Equity Awards at Fiscal Year-End 2009

The following table presents certain information concerning equity awards held by the named executive officers at the end of the year ended December 31, 2009.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Kishore Seendripu, Ph.D.	— —		86,110 226,039	(1) (2)	4.69 8.19	7/28/2019 10/27/2019
Joe D. Campa	84,764 —	(3)	108,984 43,055	(1)	1.16 4.26	3/31/2018 7/28/2019
John M. Graham	61,231	(4)	164,851		1.45	12/2/2018
Madhukar Reddy, Ph.D.	39,826 36,775 90,416 — —	(5) (6) (7)	— 6,279 64,582 21,527 80,728	(1) (2)	0.23 0.35 1.16 4.26 7.45	10/28/2015 7/6/2016 8/7/2017 7/28/2019 10/27/2019
Michael C. Kastner	67,961 2,691	(8) (8)	149,511 5,919		1.45 1.45	10/1/2018 10/1/2018

(1)	This stock option was granted on July 28, 2009 and vests over four years. Subject to the optionee’s continuing to provide services, 25% of the shares subject to the stock option vest one year after grant, and 2.08% of the shares vest at the end of each monthly period thereafter.
(2)	This stock option was granted on October 27, 2009 and vests over four years. Subject to the optionee’s continuing to provide services, 10% of the shares subject to the stock option vest one year after grant, 20% of the shares subject to the stock option vest on the second anniversary of grant date, 30% of the shares subject to the stock option vest on the third anniversary of grant date, and 40% of the shares subject to the stock option vest on the fourth anniversary of grant date.
(3)	This stock option was granted on March 31, 2008 and vests over four years. Subject to the optionee’s continuing to provide services, 25% of the shares subject to the stock option vest one year after grant, and 2.08% of the shares vest at the end of each monthly period thereafter.
(4)	This stock option was granted on December 2, 2008 and vests over four years. Subject to the optionee’s continuing to provide services, 25% of the shares subject to the stock options vest one year after grant, and 2.08% of the shares vest at the end of each monthly period thereafter.
(5)	This stock option was granted on October 28, 2005 and fully vested over four years. Dr. Reddy previously exercised 16,145 shares subject to the stock options.
(6)	This stock option was granted on July 6, 2006 and vests over four years. Subject to the optionee’s continuing to provide services, 25% of the shares subject to the stock option vest one year after grant, and 2.08% of the shares vest at the end of each monthly period thereafter.
(7)	This stock option was granted on August 7, 2007 and vests over four years. Subject to the optionee’s continuing to provide services, 25% of the shares subject to the stock option vest one year after grant, and 2.08% of the shares vest at the end of each monthly period thereafter.
(8)	This stock option was granted on October 1, 2008 and vests over four years. Subject to the optionee’s continuing to provide services, 25% of the shares subject to the stock options vest one year after grant, and 2.08% of the shares vest at the end of each monthly period thereafter.

Option Exercises and Stock Vested at Fiscal Year-End 2009

The following table presents certain information concerning stock options exercised by our named executive officers during the year ended December 31, 2009. None of our named executive officers held any stock awards that vested during the year ended December 31, 2009.

	Option Awards
Name	Number of Shares Acquired Underlying on Exercise (#)	Value Realized on Exercise($)
Kishore Seendripu, Ph.D.	—	—
Joe D. Campa	8,610	45,199
John Graham	—	—
Madhukar Reddy, Ph.D.	16,145	102,000
Michael Kastner.	—	—

Pension Benefits & Nonqualified Deferred Compensation

The Company does not provide a pension plan for its employees and no named executive officers participated in a nonqualified deferred compensation plan during the fiscal year ended December 31, 2009.

Employment, Severance and Change in Control Arrangements

2004 Founder’s Bonus Agreements

We entered into founder’s bonus agreements with Drs. Ling and Seendripu and Mr. Imura regarding bonus payments to be made upon certain liquidation events. Each of our founders that continuously remains an employee from the date of entering into such founder’s bonus agreement shall receive a bonus payment of $62,500 upon a liquidation, as defined in our certificate of incorporation then in effect. The bonus agreements shall terminate upon the completion of this offering, and we will not be obligated to make any payments pursuant to the founder’s bonus agreements.

Offer Letters

In March 2008, we entered into an offer letter agreement with Joe D. Campa. This offer letter set Mr. Campa’s base salary at an annual rate of $175,000. Pursuant to the offer letter agreement, Mr. Campa was granted options to purchase 193,748 shares of common stock under the 2004 Stock Plan. Mr. Campa is also entitled to participate in all employee benefit plans, including retirement programs, group health care plans and all fringe benefit plans.

Per the terms of his offer letter agreement, Mr. Campa is currently entitled to 50% vesting acceleration with respect to the options granted pursuant to such offer letter agreement in the event of an “involuntary termination” within twelve (12) months of a “change of control” (as such terms are defined in his offer letter agreement). However, the change of control agreement that we entered into with Mr. Campa (which agreement is described in further detail below under the section entitled “Potential Payments Upon Termination or Change of Control—Change in Control Agreements”) will supersede the acceleration described in the preceding sentence.

In September 2008, we entered into an offer letter agreement with Michael C. Kastner. This offer letter set Mr. Kastner’s base salary at an annual rate of $175,000. Pursuant to the offer letter agreement, Mr. Kastner received a signing bonus of $30,000, was granted options to purchase 226,082 shares of common stock under the 2004 Stock Plan and was eligible to receive commission payments under our sales incentive plan as more thoroughly described under the heading “Compensation Discussion and Analysis—Cash Incentive Compensation—2009 and 2010 Sales Incentive Plan for Vice President, Sales.” Mr. Kastner is also entitled to participate in all employee benefit plans, including retirement programs, group health care plans and all fringe benefit plans.

Per the terms of his offer letter agreement, Mr. Kastner is currently entitled to 50% vesting acceleration with respect to the options granted pursuant to such offer letter agreement in the event of an “involuntary termination” within twelve (12) months of a “change of control” (as such terms are defined in his offer letter agreement). However, the change of control agreement that we entered into with Mr. Kastner (which agreement is described in further detail below under the section entitled “Potential Payments Upon Termination or Change of Control—Change in Control Agreements”) will supersede the acceleration described in the preceding sentence.

In October 2008, we entered into an offer letter agreement with John M. Graham. This offer letter set Mr. Graham’s base salary at an annual rate of $185,000. Pursuant to the offer letter agreement, Mr. Graham received a signing bonus of $20,000 and was granted options to purchase 226,082 shares of common stock under the 2004 Stock Plan. Mr. Graham is also eligible to earn an annual target performance bonus over the calendar year 2009. The criteria, form and schedule for the performance bonus will be determined by our Board of Directors in its sole discretion. If the target performance bonus is earned, it will be paid out as 20% of Mr. Graham’s base salary, assuming Mr. Graham is employed on the date the bonus is awarded to be eligible for the bonus. Mr. Graham is also entitled to participate in all employee benefit plans, including retirement programs, group health care plans and all fringe benefit plans.

In December 2009, we entered into an offer letter agreement with Patrick E. McCready. This offer letter set Mr. McCready’s base salary at an annual rate of $170,000. Pursuant to the offer letter agreement, Mr. McCready was granted options to purchase 64,582 shares of common stock under the 2004 Stock Plan. Mr. McCready is also entitled to participate in all employee benefit plans, including retirement programs, group health care plans and all fringe benefit plans.

Potential Payments Upon Termination or Change of Control

Change in Control Agreements

Chief Executive Officer and Chief Financial Officer

Under the terms of change in control agreements that we have entered into with Dr. Seendripu and Mr. Campa, if the executive is a “Section 16 officer” immediately prior to a “change in control” (as such terms are defined in the change in control agreement) and upon or within 12 months following a change of control, the executive is involuntarily terminated by us or our successor without “cause” or he terminates voluntarily for “good reason” (as such terms are defined in the change in control agreement), we have agreed that the executive will be entitled to receive the following benefits:

•

a lump sum cash payment equal to 12 months of his base salary, determined at a rate equal to the greater of (A) his annual salary as in effect immediately prior to the change in control, or (B) his then current annual salary as of the date of such termination;

•	a lump sum cash payment equal to a prorated amount of his target annual bonus for the year immediately preceding the year of the change in control;

•

payment of premiums for continued health benefits under the Company’s health plans for 12 months following the executive’s termination provided that the executive constitutes a qualified beneficiary under applicable law and timely elects to continue coverage under applicable law; and

•	immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by the executive.

In addition, the change of control agreements with Dr. Seendripu and Mr. Campa provide that in the event that the severance payments and other benefits payable to such executives constitute “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended, and would be subject to the applicable excise tax, then such executive’s severance and other benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by such executive on an after-tax basis of the greatest amount of benefits.

Other Executive Officers

We have also entered into change in control agreements with Messrs. Graham, Kastner and Dr. Reddy. Under the terms of these agreements, if the executive is a “Section 16 officer” of us or our successor immediately prior to a “change in control” (as such terms are defined in the change in control agreement) and upon or within 12 months following a change in control, the executive is involuntarily terminated by us or our successor without “cause” or the executive voluntarily terminates for “good reason” (as such terms are defined in the change in control agreement), the executive will be entitled to receive the following benefits:

•

a lump sum cash payment equal to 12 months of the executive’s base salary, determined at a rate equal to the greater of (A) his annual salary as in effect immediately prior to the change in control, or (B) his then current annual salary as of the date of such termination;

•	a lump sum cash payment equal to a prorated amount of his target annual bonus for the year immediately preceding the year of the change in control;

•

payment of premiums for continued health benefits under the Company’s health plans for 12 months following the executive’s termination provided that the executive constitutes a qualified beneficiary under applicable law and timely elects to continue coverage under applicable law; and

•	immediate vesting of 50% of the then-unvested portion of any outstanding equity awards held by the executive.

In addition, the change of control agreements with each of the executives provide that in the event that the severance payments and other benefits payable to such executives constitute “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended, and would be subject to the applicable excise tax, then such executive’s severance and other benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by such executive on an after-tax basis of the greatest amount of benefits.

For the purposes of these agreements, “change in control” is generally defined as: (i) a change in the ownership of the Company (i.e., the date any one person, or more than one person acting as a group, acquires ownership of the stock of the Company that, together with the stock held by such person, constitutes more than 50% of the total voting power of the stock of the Company); (ii) a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; and (iii) a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

For the purposes of these agreements, “good reason” is generally defined as: (i) a material reduction of executive’s authority, duties or responsibilities; (ii) a material reduction in executive’s base compensation; (iii) the relocation of executive to a facility or location more than 50 miles from his or her primary place of employment; (iv) the failure of the Company to obtain the assumption of the agreement by a successor and/or acquirer; or (v) any material breach or material violation of a material provision of the change in control agreement by the Company (or any successor).

For the purposes of these agreements, “cause” is generally defined as: (i) an executive’s willful and continued failure to perform the duties and responsibilities of his or her position; (ii) any material act of personal dishonesty taken by executive; (iii) an executive’s conviction of or plea of nolo contendere to a felony; (iv) an executive’s willful breach of any fiduciary duty owed to the Company; (v) an executive being found liable in any SEC or other civil or criminal securities law action; (vi) an executive entering any cease and desist order; (vii) an executive obstructing or impeding or endeavoring to obstruct or impede or failing to materially cooperate with any investigation authorized by the Board of Directors or any governmental or self-regulatory entity; or (viii) an executive’s disqualifications or bars by any governmental or self-regulatory authority from serving in the capacity contemplated by the change in control agreement.

Estimated Termination Payments

The following table shows potential payments to our named executive officers under the change of control agreements assuming a change of control and termination without cause or resignation for good reason on December 31, 2009, and based on an assumed initial public offering price of $12.00 per share, based on the midpoint of the range set forth on the cover page of this prospectus.

	Change of Control and Involuntary Termination
Name	Severance Payments Attributable to Salary ($)(1)	Severance Payments Attributable to Bonus ($)(2)	Acceleration of Equity Vesting ($)(3)	Health Care Benefits ($)(4)

Kishore Seendripu, Ph.D.	250,000	125,000	1,490,673	13,091

Joe D. Campa	175,000	35,000	1,514,614	4,203

John M. Graham	185,000	37,000	869,589	13,091

Madhukar Reddy, Ph.D.	170,000	34,000	653,575	13,091

Michael C. Kastner	175,000	32,308	819,893	12,813

(1)	The amounts shown in this column are equal to 12 months of the named executive officer’s base salary as of December 31, 2009.
(2)	As none of the named executive officers had a target annual bonus amount for 2008 (the year immediately preceding the year of the assumed change of control), the amounts shown in this column for the named executive officers other than Mr. Kastner represent a prorated amount of the executive’s target annual bonus for 2009 to more accurately reflect the severance payments attributable to their bonus that the named executive officers would be entitled to receive upon such assumed termination of employment. For Mr. Kastner, the amount shown in this column represents the threshold amount he was eligible to receive under a separate sales incentive commission plan based on our annual revenues in 2009, as he did not participate in our 2009 cash bonus program for executives and did not have a target annual bonus amount for 2009.
(3)	For Dr. Seendripu and Mr. Campa, the amounts shown in this column are equal to the spread value between (i) the unvested portion of all outstanding stock options held by the named executive officer on December 31, 2009 and (ii) the initial public offering price of our common stock, which we have assumed to be the midpoint of the price range set forth on the cover page of this prospectus. For all other executives, the amounts shown in this column are equal to the spread value between (i) 50% of the unvested portion of all outstanding stock options held by the named executive officer on December 31, 2009 and (ii) the initial public offering price of our common stock, which we have assumed to be the midpoint of the price range set forth on the cover page of this prospectus.
(4)	The amounts shown in this column are equal to the cost of covering the named executive officer and his or her eligible dependents coverage under our benefit plans for a period of 12 months, assuming that such coverage is timely elected under COBRA.

In addition to the benefits described above, our 2004 Stock Plan and 2010 Equity Incentive Plan provide for the acceleration of vesting of awards in certain circumstances in connection with a change of control of our company. See “Employee Benefit Plans” below.

Employee Benefit Plans

2004 Stock Plan

Our 2004 Stock Plan, as amended, which we refer to as the 2004 Plan, was adopted by our Board of Directors on March 31, 2004 and approved by our stockholders on April 1, 2004. The 2004 Plan was last amended on October 21, 2009. Our 2004 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to our employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants and any parent and subsidiary corporations’ employees and consultants. We will not grant any additional awards under our 2004 Plan following this offering; instead, we will grant awards in the future under our 2010 Equity Incentive Plan. However, our 2004 Plan will continue to govern the terms and conditions of outstanding awards granted thereunder.

Share Reserve. As of December 31, 2009, we have reserved a total of 6,916,736 shares of our common stock for issuance pursuant to the 2004 Plan. As of December 31, 2009, options to purchase 4,951,385 shares of common stock were outstanding, and 277,678 shares were available for future grant under the 2004 Plan. Upon the effective time of this offering, the shares of our common stock underlying these options will convert into shares of our Class A common stock.

Administration. Our Board of Directors currently administers our 2004 Plan. Under our 2004 Plan, the administrator has the power to determine the terms of the awards, including the employees, directors and consultants who will receive awards, the exercise price, the number of shares subject to each award, the vesting schedule and exercisability of awards and the form of consideration payable upon exercise.

Stock Options. With respect to all incentive stock options granted under the 2004 Plan, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. With respect to all nonstatutory stock options granted under the 2004 Plan, the exercise price must at least be equal to eighty-five percent (85%) of the fair market value of our common stock on the date of grant. However, with respect to any participant who owns ten percent (10%) of the voting power of all classes of our outstanding stock as of the grant date, the exercise price of the option must equal at least one hundred ten percent (110%) of the fair market value on the grant date. The term of an option may not exceed ten (10) years, except that with respect to any participant who owns ten percent (10%) of the voting power of all classes of our outstanding stock as of the grant date, the term of an incentive stock option must not exceed five (5) years. The administrator determines the terms of all other options.

After termination of an employee, director or consultant (other than due to death or disability), he or she may exercise his or her option, to the extent vested, for a period of thirty (30) days following such termination, or such longer period of time as specified in the stock option agreement. If termination is due to death or disability, the option will remain exercisable for a period of six (6) months following such termination, or such longer period of time as specified in the stock option agreement. However, an option generally may not be exercised later than the expiration of its term.

Stock Purchase Rights. Stock purchase rights may be granted alone, in addition to or in tandem with other awards granted under our 2004 Plan and/or cash awards made outside of the 2004 Plan. Stock purchase rights are rights to purchase shares of our common stock that vest in accordance with the terms and conditions established by the administrator. The administrator will determine the number of shares subject to a stock purchase right granted to any employee, director or consultant. The administrator may impose such conditions to vesting it determines to be appropriate. Unless the administrator determines otherwise, we have a repurchase option exercisable upon termination of the purchaser’s service with us. Shares subject to stock purchase rights that do not vest are subject to our right of repurchase or forfeiture.

Transferability. Unless the administrator provides otherwise, our 2004 Plan generally does not allow for the transfer of awards under the 2004 Plan other than by will, the laws of descent and distribution or by gift or domestic relations order to family members (as permitted by Rule 701 of the Securities Act of 1933, as amended), and only the recipient of an option or stock purchase right may exercise an award during his or her lifetime.

Change in Control Transactions. Our 2004 Plan provides that in the event of our merger with or into another corporation or a change in control, as defined in the 2004 Plan, the successor corporation or its parent or subsidiary will assume or substitute an equivalent award for each outstanding award under the 2004 Plan. If there is no assumption or substitution of outstanding awards, such awards will become fully vested and exercisable and the administrator will provide notice to the recipient that he or she has the right to exercise such outstanding awards for a period of ten (10) days from the date of such notice, and the awards will terminate upon the expiration of such stated notice period.

Plan Amendments and Termination. According to its terms, the 2004 Plan will automatically terminate in 2014, unless we terminate it sooner. In addition, our Board of Directors has the authority to amend, alter, suspend or terminate the 2004 Plan, provided such action does not impair the rights of any participant unless mutually agreed to in writing by the participant and us. We intend to terminate the 2004 Plan as of the effective date of this offering.

2010 Equity Incentive Plan

Prior to the completion of this offering, our Board of Directors adopted, and our stockholders approved, our 2010 Equity Incentive Plan, which we refer to as the 2010 Plan. The 2010 Plan will become effective on the date of the completion of this offering and will serve as the successor to our 2004 Plan. Our 2010 Plan will provide for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to our employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants.

Share Reserve. We have reserved a total of 14,222,479 shares of our Class A common stock for issuance pursuant to the 2010 Plan, which will include, as of the effective date of this offering, (a) a new number of shares reserved for issuance under the 2010 Plan of 9,041,591 shares; (b) the number of shares (277,678 as of December 31, 2009) that have been reserved but not issued pursuant to any awards granted under our 2004 Stock Plan and are not subject to any awards granted thereunder as of the effective date of this offering; and (c) shares subject to stock options or other awards granted under the 2004 Stock Plan (4,951,385 as of December 31, 2009) that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 2004 Stock Plan that are forfeited to or repurchased by us. In addition, our 2010 Plan will provide for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with our 2011 fiscal year, equal to the lesser of:

•	2,583,311 shares of our Class A common stock;

•	four percent (4%) of the outstanding shares of our Class A common stock and Class B common stock on the last day of the immediately preceding fiscal year; or

•	such lesser amount as our Board of Directors may determine.

Administration. Our Board of Directors or a committee of our Board of Directors will administer our 2010 Plan. In the case of awards intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, the committee will consist of two (2) or more “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The administrator will have the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards and the form of consideration payable upon exercise. The administrator also will have the authority to institute an exchange program whereby the exercise prices of outstanding awards may be reduced, outstanding awards may be surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices), awards of a different type and/or cash, or outstanding awards may be transferred to a third party.

Stock Options. Our 2010 Plan will provide for the grant of incentive stock options that qualify under Section 422 of the Internal Revenue Code of 1986, or the Code, only to our employees and those of any parent or subsidiary of ours. All awards other than incentive stock options may be granted to our employees, directors, consultants, independent contractors and advisors. The exercise price of options granted under our 2010 Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten (10) years, except that with respect to any participant who owns ten percent (10%) of the voting power of all classes of our outstanding stock as of the grant date, the term must not exceed five (5) years, and the exercise price must equal at least one hundred ten percent (110%) of the fair market value on the grant date. Subject to the provisions of our 2010 Plan, the administrator will determine the terms of all other options.

After termination of an employee, director or consultant, he or she may exercise his or her option, to the extent vested, for the period of time specified in the option agreement. In the absence of a specified time in the option agreement, the option will remain exercisable for twelve (12) months following a termination due to death or disability, and for three (3) months in all other cases. However, an option generally may not be exercised later than the expiration of its term.

Stock Appreciation Rights. Our 2010 Plan will provide for the grant of stock appreciation rights. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The administrator will determine the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than one hundred percent (100%) of the fair market value per share on the date of grant. Stock appreciation rights expire under the same rules that apply to stock options.

Restricted Stock Awards. Restricted stock may be granted under our 2010 Plan. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee. The administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units. Our 2010 Plan will provide for the grant of restricted stock units. Restricted stock units are awards that will result in payment to a participant at the end of a specified period only if the vesting criteria established by the administrator are achieved or the award otherwise vests. The administrator may impose whatever conditions to vesting, restrictions and conditions to payment it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals, on the continuation of service or employment or any other basis determined by the administrator. Payments of earned restricted stock units may be made, in the administrator’s discretion, in cash or with shares of our common stock, or a combination thereof.

Performance Units and Shares. Our 2010 Plan will provide for the grant of performance units and performance shares. Performance units and performance shares are awards that will result in a payment to a participant only if the vesting criteria established by the administrator are achieved or the awards otherwise vest.

The administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. Performance units shall have an initial dollar value established by the administrator prior to the grant date. Performance shares shall have an initial value equal to the fair market value of our common stock on the grant date. Payment for performance units and performance shares may be made in cash or in shares of our common stock with equivalent value, or in some combination, as determined by the administrator.

Transferability of Awards. Unless the administrator provides otherwise, our 2010 Plan generally will not allow for the transfer of awards and only the recipient of an option or stock appreciation right may exercise such an award during his or her lifetime.

Certain Adjustments. In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2010 Plan, the administrator will make adjustments to one or more of the number and class of shares that may be delivered under the 2010 Plan and/or the number, class and price of shares covered by each outstanding award and the numerical share limits contained in the 2010 Plan. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards, to the extent that they have not been previously exercised, will terminate immediately prior to the consummation of such proposed transaction.

Change in Control Transactions. Our 2010 Plan provides that in the event of a merger or change in control, as defined in the 2010 Plan, each outstanding award will be treated as the administrator determines, including, without limitation, that awards may be assumed or substituted for by the acquiring or succeeding corporation, awards may be terminated immediately prior to the consummation of the merger or change in control, awards may vest in whole or in part prior to or upon consummation of the merger or change in control and, to the extent the administrator determines, terminate on the effectiveness of the merger or change in control, or awards may be terminated in exchange for cash and/or property or replaced with other rights or property. If a successor corporation does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse and all performance goals or other vesting criteria applicable to such award will be deemed achieved at one hundred percent (100%) of target levels. Additionally, if a successor corporation does not assume or substitute an option or stock appreciation right, the administrator will notify the participant in writing or electronically that such award will be exercisable for a specified period of time determined by the administrator prior to the transaction, and such award will then terminate upon the expiration of such period. The administrator will not be required to treat all awards similarly in the event of a merger or change in control.

Plan Amendments and Termination. Our 2010 Plan will automatically terminate in 2020, unless we terminate it sooner. In addition, our Board of Directors has the authority to amend, suspend or terminate the 2010 Plan provided such action does not impair the rights of any participant unless mutually agreed to in writing by the participant and us. In the event our stockholders vote on certain amendments to our 2010 Plan (as described in the section of this prospectus captioned “Description of Capital Stock”), for a period of seven (7) years following this offering, the holders of our Class B common stock shall be entitled to ten (10) votes for each such share of Class B common stock they hold. After this initial seven (7) year period, the holders of our Class B common stock will be entitled to one (1) vote for each such share of Class B common stock they hold.

2010 Employee Stock Purchase Plan

Concurrently with this offering, we will establish the 2010 Employee Stock Purchase Plan, or the ESPP. Our Board of Directors has adopted, and our stockholders have approved, the ESPP.

Share Reserve. A total of 645,827 shares of our Class A common stock will be made available for sale. In addition, our ESPP provides for annual increases in the number of shares available for issuance under the ESPP on the first day of each fiscal year, beginning with our 2011 fiscal year, equal to the least of:

•	968,741 shares of our Class A common stock;

•	one and a quarter percent (1.25%) of the outstanding shares of our Class A common stock and Class B common stock on the first day of the fiscal year; or

•	such lesser amount as may be determined by our Board of Directors or a committee appointed by our Board of Directors to administer the ESPP.

Administration. Our Board of Directors or a committee of our Board of Directors will administer the ESPP. Our Board of Directors or its committee will have full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, to determine eligibility and adjudicate all disputed claims filed under the ESPP.

Eligibility. All of our employees will be eligible to participate if they are customarily employed by us or any participating subsidiary for at least twenty (20) hours per week and more than five (5) months in any calendar year. However, an employee may not be granted rights to purchase stock if:

•	such employee, immediately after the grant, would own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of our capital stock;

•

such employee’s rights to purchase stock under all of our employee stock purchase plans would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year in which such rights are outstanding; or

•

such employee belongs to a class of individuals that the administrator determines, on a uniform and nondiscriminatory basis prior to the start of an offering period, to exclude from participation in the ESPP.

Offering Periods. Our ESPP will be intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended. The first offering period will commence on the first trading day on or after the effective date of this offering and will last up to approximately twenty-seven (27) months. The first offering period will be divided into four (4) purchase periods. The first purchase period will end on November 15, 2010. The next three purchase periods will be six (6) months in length and begin on November 15, 2010, May 15, 2011 and November 15, 2011, respectively. The first offering period will be open only to employees who are eligible to participate immediately prior to the first offering period. If, during the first offering period, the fair market value of our Class A common stock on any purchase date is less than the initial public offering price of our common stock, the first offering period will end after the exercise of participants’ options, and all participants will be automatically re-enrolled in the immediately following offering period.

Subsequent to the commencement of the first offering period, the ESPP will be implemented by consecutive six (6) month offering periods that will overlap the first offering period. These consecutive offering periods will generally start on the first trading day on or after May 15 and November 15 of each year and will be open to all employees who are eligible to participate as of the first trading day of the offering period; provided, however, that the second offering period will commence on the first trading day on or after November 15, 2010.

Limitations. Our ESPP will permit participants to purchase Class A common stock through payroll deductions of any whole percentage up to ten percent (10%) of their eligible compensation which includes a participant’s straight time gross earnings, commissions, overtime and shift premium, exclusive of payments for incentive compensation, bonuses and other compensation. A participant may purchase a maximum of one thousand eight hundred (1,800) shares of Class A common stock during each purchase period that occurs during each offering period in which a participant participates.

Purchase of Shares. Amounts accumulated through these compensation deductions by the participant will be used to purchase shares of our Class A common stock at the end of each purchase period. The purchase price will be eighty-five percent (85%) of the fair market value of our Class A common stock on the first trading day of the offering period or on the purchase date, whichever is lower. Participants may end their participation at any time during a purchase period, and will be paid their payroll deductions to date. Participation will end automatically upon termination of employment with us.

Transferability. A participant may not transfer rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided under the ESPP.

Change in Control Transactions. In the event of a merger or change in control, as defined under the ESPP, a successor corporation may assume or substitute each outstanding purchase right. If the successor corporation refuses to assume or substitute the outstanding purchase rights, the offering period then in progress will be shortened and a new exercise date will be set. The administrator will notify each participant in writing prior to the new exercise date that the exercise date for the participant’s option has been changed to the new exercise date and his or her option will be exercised automatically on the new exercise date unless the participant withdraws from the offering period.

Plan Amendments and Termination. Our ESPP will automatically terminate in 2020, unless we terminate it sooner. In addition, our Board of Directors will have the authority to amend, suspend or terminate our ESPP, except that, subject to certain exceptions described in the ESPP, no such action may adversely affect any outstanding rights to purchase stock under our ESPP. In the event our stockholders vote on certain amendments to our ESPP (as described in the section of this prospectus captioned “Description of Capital Stock”), for a period of seven (7) years following this offering, the holders of our Class B common stock shall be entitled to ten (10) votes for each such share of Class B common stock they hold. After this initial seven (7) year period, the holders of our Class B common stock will be entitled to one (1) vote for each such share of Class B common stock they hold.

Retirement Plans

401(k) Plan. We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to participate in the 401(k) plan upon attainment of age 21 and completion of one (1) month of service with us and participants are able to defer up to 100% of their eligible compensation subject to applicable annual Code limits. All participants’ interests in their deferrals are 100% vested when contributed. The 401(k) plan permits us to make matching contributions and profit- sharing contributions to eligible participants, although we have not made any such contributions to date. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation and bylaws that will become effective upon the completion of this offering contain provisions that limit the personal liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation, which will become effective upon the completion of this offering, provides that we indemnify our directors to the fullest extent permitted by Delaware law. In addition, our amended and restated bylaws, which will become effective upon the completion of this offering, provide that we indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws, which will become effective upon the completion of this offering, also provide that we shall advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the Board of Directors. With certain exceptions, these agreements provide for indemnification for related expenses including, among others, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and bylaws, which will become effective upon the completion of this offering, may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty of care. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the director and executive compensation arrangements discussed above in “Management,” we have been a party to the following transactions since January 1, 2006, in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer or holder of more than 5% of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them, had or will have a material interest.

Sales of Series B Preferred Stock

In November 2006, we issued and sold an aggregate of 6,972,493 shares of our Series B preferred stock at a per share price of $2.87, each as adjusted (i) for our 4-for-3 forward stock split of our common and preferred stock on July 15, 2009 and (ii) our 1.5484-for-1 reverse stock split of our common and preferred stock on March 4, 2010, for aggregate consideration of approximately $20 million. We believe that the terms obtained and consideration received in connection with Series B financing are comparable to terms available and the amounts we would have received in an arm’s-length transaction.

The table below summarizes purchases of shares of our Series B preferred stock since January 1, 2006, on a split-adjusted basis, by our directors, executive officers, holders of more than 5% of any class of our voting securities, and any member of the immediate family of or any entities affiliated with any of the foregoing persons. In connection with these sales, we granted the purchasers certain registration rights with respect to their securities. See “Description of Capital Stock—Registration Rights.” Each outstanding share of our preferred stock will be converted automatically into one share of our Class B common stock upon the completion of this offering.

Purchasers	Shares of Series B Preferred Stock	Aggregate Purchase Price
Entities affiliated with Battery Ventures(1)	3,456,927	$9,915,894
Entities affiliated with Mission Ventures(2)	1,306,796	$3,748,433
Entities affiliated with U.S. Venture Partners(3)	1,695,508	$4,863,425
UMC Capital Corporation	513,262	$1,472,248
Total	6,972,493	$20,000,000

(1)	Consists of 3,391,938 shares purchased by Battery Ventures VII, L.P. and 64,989 shares purchased by Battery Investment Partners VII, LLC. Kenneth P. Lawler, an affiliate of Battery Ventures, is a member of our Board of Directors.
(2)	Consists of 1,251,911 shares purchased by Mission Ventures III, L.P. and 54,885 shares purchased by Mission Ventures Affiliates III, L.P. Edward E. Alexander, an affiliate of Mission Ventures, is a member of our Board of Directors.
(3)	Consists of 1,656,451 shares purchased by U.S. Venture Partners VIII, L.P., 15,988 shares purchased by USVP VIII Affiliates Fund, L.P., 15,309 shares purchased by USVP Entrepreneur Partners VIII-A, L.P. and 7,760 shares purchased by USVP Entrepreneur Partners VIII-B, L.P. David Liddle, Ph.D., an affiliate of U.S. Venture Partners, is a member of our Board of Directors.

Investor Rights Agreement

Holders of our preferred stock and our co-founders are entitled to certain registration rights with respect to the common stock issued or issuable upon conversion of the preferred stock. See “Description of Capital Stock—Registration Rights” for more information.

Voting Agreement

We have entered into a voting agreement with the purchasers of our outstanding preferred stock, including entities with which certain of our directors are affiliated, and certain other stockholders, obligating each party to vote or consent at each stockholder meeting or with respect to each written stockholder consent to elect the nominees of certain parties to our Board of Directors. The parties to the voting agreement have agreed, subject to certain conditions, to vote their shares so as to elect as directors the nominees designated by certain of our investors, including U.S. Venture Partners VIII, L.P. and its affiliated funds, which has designated Dr. Liddle for election to our Board of Directors; Mission Ventures III, L.P. and its affiliated funds, which has designated Mr. Alexander; and Battery Ventures VII, L.P., which has designated Mr. Lawler. In addition, the parties to the voting agreement have agreed to vote their shares so as to elect our then-current chief executive officer to our Board of Directors, one person designated by the holders of a majority of the outstanding shares of common stock, which designated Dr. Ling, and two people designated by the mutual agreement of all other members of our Board of Directors, which are Mr. Pardun and one vacancy. Upon the closing of this offering, the voting agreement will terminate in its entirety and none of our stockholders will have any special rights regarding the election or designation of members of our Board of Directors.

Stockholders Agreement

In November 2006, we entered into an amended and restated stockholders agreement, amending a stockholders agreement dated November 2004, with the purchasers of our redeemable convertible preferred stock and certain holders of our common stock that provides for certain rights of first refusal with respect to the securities subject to the agreement, certain rights relating to the co-sale of such securities and certain rights with respect to the voting of the securities subject to the agreement. The holders of 5% of our capital stock listed in the above table as well as certain of our executive officers, including Drs. Ling and Seendripu and Mr. Imura, are parties to this agreement. This agreement and all rights thereunder, including rights to designate directors, will be terminated prior to the completion of this offering.

Customer Relationship with UMC

We purchase processed wafers and pay non-recurring engineering expenses for masks, prototype expenses and expenses for wafer probe to determine good die from United Microelectronics Corporation, or UMC, one of our fabrication suppliers and an affiliate of UMC Capital Corporation. Our total purchases from UMC were approximately $1.2 million, $4.3 million, $8.9 million and $10.5 million in 2006, 2007, 2008 and 2009, respectively.

Employment Arrangements and Offer Letters

We have entered into agreements containing compensation, termination and change of control provisions, among others, with certain of our executive officers as described under the caption “Management—Employment, Severance and Change in Control Arrangements” above.

Bonus Agreements

We have entered into agreements with certain of our executive officers regarding bonus payments to be made upon certain liquidation events that terminate upon the completion of this offering as described under the caption “Compensation Discussion and Analysis—Long-Term Incentives” above.

Indemnification of Officers and Directors

We have also entered into indemnification agreements with each of our directors, executive officers and certain controlling persons. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors, executive officers and certain controlling persons to the fullest extent permitted by Delaware law. See “Management—Limitations on Liability and Indemnification Matters” above.

Related Party Transaction Policy

We have adopted a formal policy that our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee, or other independent members of our Board of Directors if it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. All of the transactions described above were entered into prior to the adoption of this policy.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our Class B common stock as of March 3, 2010 and as adjusted to reflect the shares of Class A common stock to be issued and sold in the offering assuming no exercise of the underwriters’ over-allotment option, by:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors;

•	all executive officers and directors as a group; and

•	each selling stockholder.

We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of Class B common stock deemed outstanding includes shares issuable upon exercise of options held by the respective person or group which may be exercised or converted within 60 days after March 3, 2010. For purposes of calculating each person’s or group’s percentage ownership, stock options exercisable within 60 days after March 3, 2010 are included for that person or group. We did not deem these shares outstanding, however, for the purpose of calculating the percentage ownership of any other person or group.

Applicable percentage ownership is based on 25,311,238 shares of Class B common stock outstanding at March 3, 2010, assuming the automatic conversion of all outstanding shares of our preferred stock on a one-for-one basis into 14,526,083 shares of Class B common stock. For purposes of the table below, we have assumed that 5,434,783 shares of Class A common stock and 24,043,122 shares of Class B common stock will be outstanding upon completion of this offering.

Unless otherwise noted below, the address of each person listed on the table is c/o MaxLinear, Inc., 2051 Palomar Airport Road, Suite 100, Carlsbad, California 92011.

	Shares Beneficially Owned Prior to the Offering		Number of Shares Offered	Shares Beneficially Owned After the Offering
Name and Address of Beneficial Owner	Shares	Percentage (%)		Shares	Percentage (%)
5% Stockholders:
Entities affiliated with U.S. Venture Partners(1)	5,435,158	21.47	494,084	4,941,074	16.76
Entities affiliated with Battery Ventures(2)	3,456,927	13.66	314,252	3,142,675	10.66
Entities affiliated with Mission Ventures(3)	3,275,031	12.94	297,717	2,977,314	10.10
UMC Capital Corporation(4)	1,782,773	7.04	162,063	1,620,710	5.50
Named Executive Officers and Directors:
Kishore Seendripu, Ph.D.(5)	4,313,268	17.04	—	4,313,268	14.63
Curtis Ling, Ph.D.(6)	719,603	2.84	—	719,603	2.44
Joe D. Campa(7)	109,520	*	—	109,520	*
Brendan Walsh(8)	404,717	1.59	—	404,717	1.37
John Graham(9)	80,071	*	—	80,071	*
Michael Kastner(10)	94,692	*	—	94,692	*
Madhukar Reddy, Ph.D.(11)	269,786	1.06	—	269,786	*
Kimihiko Imura(12)	525,270	2.07	—	525,270	1.78
Patrick E. McCready(13)	—	*	—	—	*
Edward E. Alexander(3)	3,275,031	12.94	297,717	2,977,314	10.10
Kenneth P. Lawler(2)	3,456,927	13.66	314,252	3,142,675	10.66
David E. Liddle, Ph.D.(1)	5,435,158	21.47	494,084	4,941,074	16.76
Thomas E. Pardun(14)	—	—	—	—	—
Albert J. Moyer(15)	—	—	—	—	—
Donald E. Schrock(16)	—	—	—	—	—
All directors and executive officers as a group (15 people)(17)	18,684,043	72.05	1,106,053	17,577,990	58.40

(*)	Represents beneficial ownership of less than 1%.
(1)	Consists of 5,309,952 shares held of record by U.S. Venture Partners VIII, L.P. (“USVP VIII”), 51,253 shares held of record by USVP VIII Affiliates Fund, L.P., 49,076 shares held of record by USVP Entrepreneur Partners VIII-A, L.P., and 24,877 shares held of record by USVP Entrepreneur Partners VIII-B, L.P. David Liddle, Ph.D., a member of our Board of Directors, is a managing member of Presidio Management Group VIII, L.L.C. (“PMG VIII”), the general partner of USVP VIII, USVP VIII Affiliates Fund, L.P., USVP Entrepreneur Partners VIII-A, L.P., and USVP Entrepreneur Partners VIII-B, L.P. The other managing members of PMG VIII are Timothy Connors, Irwin Federman, Winston Fu, Steven M. Krausz, Jonathan D. Root, Christopher Rust, Casey Tansey and Philip M. Young. The individuals listed herein may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by USVP VIII, USVP VIII Affiliates Fund, L.P., USVP Entrepreneur Partners VIII-A, L.P. and USVP Entrepreneur Partners VIII-B, L.P. Each managing member disclaims beneficial ownership of the shares except to the extent of their pecuniary interest therein. The address of the entities affiliated with U.S. Venture Partners is 2735 Sand Hill Road, Menlo Park, CA 94025.
(2)	Consists of 3,391,938 shares held of record by Battery Ventures VII, L.P. and 64,989 shares held of record by Battery Investment Partners VII, L.L.C. Kenneth P. Lawler, a member of our Board of Directors, is a managing member of Battery Partners VII, L.L.C., which is the sole general partner of Battery Ventures VII, L.P. and the sole managing member of Battery Investment Partners VII, L.L.C. The other managing members of Battery Partners VII, L.L.C. are Thomas J. Crotty, Richard D. Frisbie, Morgan M. Jones, Roger H. Lee, R. David Tabors and Scott R. Tobin. The individuals listed herein may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Battery Ventures VII, L.P. and Battery Investment Partners VII, L.L.C. Each managing member disclaims beneficial ownership of the shares except to the extent of their pecuniary interest therein. The address of the entities affiliated with Battery Ventures is 930 Winter Street, Suite 2500, Waltham, MA 02451.

(3)	Consists of 3,137,481 shares held of record by Mission Ventures III, L.P. and 137,550 shares held of record by Mission Ventures Affiliates III, L.P. Edward E. Alexander, a member of our Board of Directors, is a managing partner of Mission Ventures III, L.L.C., which is the general partner of each of Mission Ventures III, L.P. and Mission Ventures Affiliates III, L.P. The other managing members of Mission Ventures III, L.L.C. are David Ryan, Robert Kibble and Leo Spiegel. The individuals listed herein may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mission Ventures III, L.P. and Mission Ventures Affiliates III, L.P. Each managing member disclaims beneficial ownership of the shares except to the extent of their pecuniary interest therein. The address of the entities affiliated with Mission Ventures is 2951 28th Street, Suite 450, San Diego, CA 92130.
(4)	UMC Capital Corporation has an Investment Committee which is comprised of the Chairman, President and Senior Vice Presidents. It is based on UMC Capital’s Investment Committee’s unanimous consensus that decisions involving the investment policies are made. Nobody other than the Investment Committee can exert any control over its investment or voting rights. The members of the Investment Committee are Stan Hung and Duen Chian Cheng. The mailing address of UMC Capital Corporation is 488 DeGuigne Drive, Sunnyvale, CA 94085, Attn: Daisy Chang, Assistant Section Manager.
(5)	Consists of 18,920 shares held of record by the Seendripu Relatives Trust (“Relatives Trust”), 2,163,116 shares held of record by the Seendripu Family Trust (“Family Trust”), 1,065,616 shares held of record by the Kishore V. Seendripu Annuity Trust (“Kishore Trust”) and 1,065,616 shares held of record by the Rekha S. Seendripu Annuity Trust (“Rekha Trust”). Kishore V. Seendripu, a member of our Board of Directors and Named Executive Officer, is a trustee of the Relatives Trust, the Family Trust, the Kishore Trust and the Rekha Trust. Rekha Seendripu, Kishore V. Seendripu’s spouse, is a trustee of the Family Trust. No options will be exercisable within 60 days of March 3, 2010.
(6)	Includes options to purchase 12,200 shares, which will be vested and exercisable within 60 days of March 3, 2010.
(7)	Includes options to purchase 100,910 shares, which will be vested and exercisable within 60 days of March 3, 2010.
(8)	Includes options to purchase 94,720 shares, which will be vested and exercisable within 60 days of March 3, 2010.
(9)	Consists of options to purchase 80,071 shares, which will be vested and exercisable within 60 days of March 3, 2010.
(10)	Consists of options to purchase 94,692 shares, of which 89,490 will be vested and exercisable within 60 days of March 3, 2010 and options to purchase 5,202 shares, which are unvested but exercisable, subject to Mr. Kastner entering into the Company’s standard form of restricted stock purchase agreement under the Company’s 2004 Stock Plan.
(11)	Includes 3,969 shares held of record by Madhukar Reddy, Custodian for Anavi Reddy UTMA of CA, 3,969 shares held of record by Madhukar Reddy, Custodian for Arnav Reddy UTMA of CA and options to purchase 184,418 shares, which will be vested and exercisable within 60 days of March 3, 2010.
(12)	Consists of 94,541 shares held of record by the KI Trust, Kimihiko Imura Trustee (“KI Trust”) and 94,541 shares held of record by the YI Trust, Yoshiko Imura Trustee (“YI Trust”). Kimihiko Imura, a Named Executive Officer, is the sole trustee of the KI Trust. Yoshiko Imura, Kimihiko Imura’s spouse, is the sole trustee of the YI Trust. Includes options to purchase 52,564 shares, which will be vested and exercisable within 60 days of March 3, 2010.
(13)	No options will be exercisable within 60 days of March 3, 2010.
(14)	No options will be exercisable within 60 days of March 3, 2010.
(15)	No options will be exercisable within 60 days of March 3, 2010.
(16)	No options will be exercisable within 60 days of March 3, 2010.
(17) Includes	options to purchase 619,575 shares, of which 89,490 shares will be vested and exercisable within 60 days of March 3, 2010 and 5,202 shares which will be unvested but exercisable within 60 days of March 3, 2010.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of the rights of our common stock and preferred stock and of certain provisions of our restated certificate of incorporation and bylaws as they will be in effect upon the completion of this offering. For more detailed information, please see our restated certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is part.

Our certificate of incorporation as in effect upon the consummation of this offering will provide for three classes of common stock: Class A common stock, Class B common stock and common stock. No shares of common stock will be issued or outstanding until the seven year anniversary of this offering, at which time all outstanding shares of Class A common stock and Class B common stock will be converted into a single class of common stock. In addition, our certificate of incorporation will authorize shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our Board of Directors.

Generally, our Class A common stock and Class B common stock will vote together on a one vote per share basis, except that the Class B common stock will be entitled to vote as a separate class with respect to the election of two members of our Board of Directors and will have ten votes per share in connection with approving transactions that result in a change of control of us or that relate to our equity incentive plans. If an equity plan transaction involves an increase in the number of shares reserved for issuance under our equity incentive plans that would cause our fully diluted capitalization to increase by an amount in excess of 2.5% per year, measured cumulatively from the date of this offering and including issuances not related to our equity incentive plans that may be approved by our Board of Directors, such as issuances in financing or acquisition transactions, then the Class B common stock will not be entitled to its ten vote per share preference. For purposes of calculating the share limitation on equity issuances under our equity incentive plans, the number of board-approved shares is also permitted to increase at an annual rate of 2.5%, measured cumulatively from the date of each Board-approved issuance. The special voting rights of the Class B common stock are described in greater detail below.

The economic rights of the Class A common stock and Class B common stock, including rights in connection with dividends and payments upon a liquidation or merger are identical, and the Class A common stock and Class B common stock will be treated equally, identically and ratably, unless differential treatment is approved by the Class A common stock and Class B common stock, each voting separately as a class.

Immediately following the completion of this offering, our authorized capital stock will consist of 1,575,000,000 shares, all with a par value of $0.0001 per share, of which:

•	500,000,000 shares are designated as Class A common stock;

•	500,000,000 shares are designated as Class B common stock;

•	550,000,000 shares are designated as common stock; and

•	25,000,000 shares are designated as preferred stock.

As of December 31, 2009, we had outstanding 10,736,980 shares of common stock, all of which will be converted into an equivalent number of shares of Class B common stock immediately prior to the completion of this offering. In addition, we had outstanding 14,526,083 shares of preferred stock, all of which will be converted into an equivalent number of shares of Class B common stock immediately prior to the completion of this offering. Our outstanding capital stock was held by 141 stockholders of record as of December 31, 2009. As of December 31, 2009, we also had outstanding options to acquire 4,951,385 shares of common stock held by employees, directors and consultants, all of which will become options to acquire an equivalent number of shares of Class B common stock, immediately prior to the completion of this offering.

Class A and Class B Common Stock

Voting Rights

Holders of our Class A and Class B common stock have identical voting rights, except that holders of our Class A common stock are entitled to one vote per share and holders of our Class B common stock are entitled to ten votes per share with respect to transactions that would result in a change of control of us or that relate to our equity incentive plans. If an equity plan transaction involves an increase in the number of shares reserved for issuance under our equity incentive plans that would cause our fully diluted capitalization to increase by an amount in excess of 2.5% per year, measured cumulatively from the date of this offering and including issuances not related to our equity incentive plans that may be approved by our Board of Directors, such as issuances in financing or acquisition transactions, then the Class B common stock will not be entitled to its ten vote per share preference. For purposes of calculating the share limitation on equity issuances under our equity incentive plans, the number of board-approved shares is also permitted to increase at an annual rate of 2.5%, measured cumulatively from the date of each board approved issuance.

In addition, holders of our Class B common stock have the exclusive right to elect two members of our Board of Directors, each referred to as a Class B director. At least one of the Class B directors must be an executive officer nominated by our nominating and governance committee with the consent of our founders who hold a majority of the outstanding Class B common stock over which our founders then exercise voting control. For this purpose, our founders include the following executive officers: Kishore Seendripu, Ph.D.; Curtis Ling, Ph.D.; Madhukar Reddy, Ph.D.; Kimihiko Imura; and Brendan Walsh. Vacancies in the two directorships reserved in Class B directors may be filled only by the affirmative vote of the holders of a majority of the outstanding Class B common stock or by the remaining Class B director (with consent of founders holding a majority of the Class B common stock over which our founders then exercise voting control). Except in connection with the election of the Class B directors or as otherwise required by law or our certificate of incorporation and described below, the holders of shares of our Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders (including the election of all directors other than the Class B directors).

Under our certificate of incorporation, we may not increase the authorized number of shares of Class B common stock without the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class. In addition, Delaware law could require either our Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:

•

If we amended our certificate of incorporation to increase the authorized shares of a class of stock, or to increase or decrease the par value of a class of stock, then that class would be required to vote separately to approve the proposed amendment.

•

If we amended our certificate of incorporation in a manner that altered or changed the powers, preferences or special rights of a class of stock in a manner that affects them adversely then that class would be required to vote separately to approve the proposed amendment.

Under our certificate of incorporation, after the completion of this offering, we may not issue any shares of Class B common stock, other than upon exercise of options, warrants, or similar rights to acquire Class B common stock outstanding prior to the completion of the offering and in connection with stock dividends and similar transactions.

Dividends

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Class A common stock and our Class B common stock will be entitled to share equally, identically and ratably in any dividends that our Board of Directors may determine to issue from time to time. In the event a dividend is paid in the form of shares of common stock or rights to acquire shares of common stock, the holders of our Class A common stock will receive Class A common stock, or rights to acquire Class A common stock, as the case may be, and the holders of our Class B common stock will receive Class B common stock, or rights to acquire Class B common stock, as the case may be.

Liquidation Rights

Upon our liquidation, dissolution or winding-up, the holders of our Class A common stock and our Class B common stock will be entitled to share equally, identically and ratably in all assets remaining after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock.

Merger Transactions

Upon any merger or consolidation of us into any other entity, the holders of our Class A common stock and our Class B common stock will be treated equally, identically and ratably.

Subdivisions and Combinations

If we subdivide or combine in any matter outstanding shares of Class A common stock or Class B common stock, the outstanding shares of the other class will be subdivided or combined in the same manner.

Conversion

Our Class A common stock and Class B common stock will each convert automatically into a single class of common stock on the seventh anniversary of this offering.

Each share of Class B common stock is convertible at any time at the option of the holder into one share of our Class A common stock. In addition, each share of our Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain transfers described in our certificate of incorporation, including, without limitation, transfers to a spouse or former spouse pursuant to a marital dissolution and certain transfers for tax and estate planning purposes, including to trusts, corporations and partnerships, where a holder of Class B common stock will continue to hold voting and dispositive power with respect to the shares transferred. Separately, without triggering a conversion of Class B common stock to Class A common stock, our founders may make transfers to their spouses and lineal descendants and to spouses of their lineal descendants as well as to trusts for the benefit of the founder’s spouse, or lineal descendants or spouses of their lineal descendants, provided that the trustee for such trusts is approved by the founder.

Partnerships or limited liability companies who hold outstanding shares of our Class B common stock as of the closing of the offering may distribute their Class B common stock to their respective partners or members (who may further distribute the Class B common stock to their respective partners or members) without triggering a conversion to Class A common stock. Such distributions must be conducted in accordance with the ownership interests of such partners or members and the terms of any agreements binding on the partnership or limited liability company.

For holders of our Class B common stock who are natural persons, the Class B common stock held by them, or certain permitted estate planning entities as described above, will convert automatically into Class A common stock upon their death.

Once transferred and converted into Class A common stock, the Class B common stock will not be reissued. No shares of Class B common stock will be issued after the date of this offering other than in connection with the exercise or conversion of options, warrants, or other rights to acquire shares of Class B common stock that were outstanding immediately prior to the completion of this offering or stock dividends or similar transactions.

Following the conversion of all outstanding shares of Class A common stock and Class B common stock into a single class of common stock on the seventh anniversary of this offering, no further shares of Class A common stock or Class B common stock will be issued.

Preferred Stock

As of December 31, 2009, there were 14,526,083 shares of our preferred stock outstanding, consisting of 7,553,590 shares of Series A preferred stock and 6,972,493 shares of Series B preferred stock. Immediately prior to the closing of this offering, all outstanding shares of preferred stock will convert into shares of our common stock on a one-for-one basis and all outstanding common stock will then convert into Class B common stock.

Though we currently have no plans to issue any shares of preferred stock, upon the closing of this offering and the filing of our restated certificate of incorporation, our Board of Directors will have the authority, without further action by our stockholders, to designate and issue up to 25,000,000 shares of preferred stock in one or more series. Our Board of Directors may also designate the rights, preferences and privileges of the holders of each such series of preferred stock, any or all of which may be greater than or senior to those granted to the holders of Class A common stock or Class B common stock. Though the actual effect of any such issuance on the rights of the holders of Class A common stock or Class B common stock will not be known until our Board of Directors determines the specific rights of the holders of preferred stock, the potential effects of such an issuance include:

•	diluting the voting power of the holders of Class A common stock or Class B common stock;

•	reducing the likelihood that holders of Class A common stock or Class B common stock will receive dividend payments;

•	reducing the likelihood that holders of Class A common stock or Class B common stock will receive payments in the event of our liquidation, dissolution, or winding up; and

•	delaying, deterring or preventing a change-in-control or other corporate takeover.

Registration Rights

As of December 31, 2009, the holders of an aggregate of 14,526,083 shares of our Class B common stock, issuable upon conversion of outstanding preferred stock, are entitled to the following rights with respect to the registration of such shares for public resale under the Securities Act, pursuant to an investor rights agreement by and among us and certain of our stockholders. We refer to these shares collectively as “registrable securities.”

The registration of shares of common stock as a result of the following rights being exercised would enable the holders to trade these shares without restriction under the Securities Act when the applicable registration statement is declared effective. Ordinarily, we will be required to pay all expenses, other than underwriting discounts and commissions, related to any registration effected pursuant to the exercise of these registration rights.

The registration rights terminate upon the earlier of five years after completion of this offering, or, with respect to the registration rights of an individual holder, when the holder of one percent or less of our outstanding common stock can sell all of such holder’s registrable securities in any 90-day period without registration, in compliance with Rule 144 of the Securities Act or another similar exemption.

Demand Registration Rights

If at any time after this offering the holders of at least 40% of the registrable securities then outstanding request in writing that we effect a registration that has a reasonably anticipated aggregate price to the public in excess of $20,000,000, we may be required to register their shares. At most, we are obligated to effect two registrations for the holders of registrable securities in response to these demand registration rights. Depending on certain conditions, however, we may defer such registration for up to 90 days. If the holders requesting registration intend to distribute their shares by means of an underwriting, the managing underwriter of such offering will have the right to limit the number of shares to be underwritten for reasons related to the marketing of the shares.

Piggyback Registration Rights

In connection with this offering, the holders of registrable securities were entitled to, and the necessary percentage of holders waived, their rights to notice of this offering and to include their shares of registrable securities in this offering. The holders of registrable securities may be entitled to participate in this offering unless the managing underwriters of this offering determine to limit the number of shares to be underwritten for reasons related to the marketing of our Class A common stock. If at any time after this offering we propose to register any shares of our Class A common stock or Class B common stock under the Securities Act, the holders of registrable securities will be entitled to notice of the registration and to include their shares of registrable securities in the registration, subject to certain exceptions relating to employee benefit plans and mergers and acquisitions. If our proposed registration involves an underwriting, the managing underwriter of such offering will have the right to limit the number of shares to be underwritten, subject to certain restrictions, for reasons related to the marketing of the shares.

Form S-3 Registration Rights

If at any time after we become entitled under the Securities Act to register our shares on Form S-3 a holder of registrable securities requests in writing that we register their shares for public resale on Form S-3 and the reasonably anticipated price to the public of the offering exceeds $1,000,000, we will be required to use our best efforts to effect such registration; provided, however, that if such registration would be seriously detrimental to us or our stockholders, we may defer the registration for up to 90 days. We are only obligated to file up to two registration statements on Form S-3 in any 12 month period.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law and our restated certificate of incorporation and bylaws that will become effective upon completion of this offering contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed in part to encourage anyone seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the advantages gained by protecting our ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of our Class A common stock or Class B common stock, because, among other reasons, the negotiation of such proposals could improve their terms.

Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and bylaws that will become effective upon completion of this offering include provisions that:

•	authorize our Board of Directors to issue, without further action by the stockholders, up to 25,000,000 shares of undesignated preferred stock;

•	require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

•

specify that special meetings of our stockholders can be called only by our Board of Directors, our Chairman of the Board of Directors, the President of the Company or by unanimous written consent of directors appointed by the holders of Class B common stock;

•

establish an advance notice procedure for stockholder approvals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our Board of Directors;

•

establish that our Board of Directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered terms and with one Class B director being elected to each of Classes II and III;

•

provide for a dual class common stock structure, which provides our founders, current investors, executives and employees with significant influence over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets;

•	provide that our directors may be removed only for cause;

•

provide that vacancies on our Board of Directors may be filled only by a majority of directors then in office, even though less than a quorum, other than any vacancy in the two directorships reserved for the designees of the holders of Class B common stock, which may be filled only by the affirmative vote of the holders of a majority of the outstanding Class B common stock or by the remaining director elected by the Class B common stock (with the consent of founders holding a majority in interest of the Class B common stock over which the founders then exercise voting control);

•	specify that no stockholder is permitted to cumulate votes at any election of directors; and

•	require supermajority votes of the holders of our common stock to amend special provisions of our charter documents.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•

prior to the date of the transaction, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not for determining the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the date of the transaction, the business combination is approved by the Board of Directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our Board of Directors does not approve in advance. We also anticipate that Section 203 may discourage business combinations or other attempts that might result in a premium over the market price for the shares of Class A common stock or Class B common stock held by our stockholders.

The provisions of Delaware law and our restated certificate of incorporation and bylaws to become effective upon completion of this offering could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Class A common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

Upon the completion of this offering, the transfer agent and registrar for our Class A common stock and Class B common stock will be Computershare Trust Company, N.A., having its principal office and place of business at 250 Royall Street, Canton, Massachusetts 02021.

New York Stock Exchange Listing

We have applied to have our Class A common stock listed on the New York Stock Exchange under the symbol “MXL.”

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has not been a public market for shares of our common stock. Future sales of substantial amounts of shares of our Class A common stock, including shares issued upon the exercise of outstanding options, in the public market after this offering, or the possibility of these sales occurring, could cause the prevailing market price for our Class A common stock to fall or impair our ability to raise equity capital in the future.

Upon the completion of this offering, a total of 5,434,783 shares of Class A common stock and 23,994,947 shares of Class B common stock will be outstanding, assuming that there are no exercises of options after December 31, 2009. The 5,434,783 shares of Class A common stock sold in this offering, plus any shares sold upon exercise of the underwriters’ over-allotment option, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act.

All 23,994,947 shares of Class B common stock will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are converted into shares of our Class A common stock and registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below.

Under the lock-up agreements described below and the provisions of Rules 144 and 701 under the Securities Act, these restricted securities will be available for sale in the public market as follows:

Date	Number of Shares
On the date of this prospectus	—
Between 90 and 180 days after the date of this prospectus	—
At various times beginning more than 180 days after the date of this prospectus	23,994,947

In addition, of the 4,951,385 shares of Class B our common stock that were subject to stock options outstanding as of December 31, 2009, options to purchase 1,377,919 shares of Class B common stock were vested as of December 31, 2009 and will be eligible for sale 180 days following the effective date of this offering.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our “affiliates” for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our “affiliates,” is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our “affiliates,” then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our “affiliates” are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of Class A common stock then outstanding, which will equal approximately 54,348 shares immediately after this offering; or

•	the average weekly trading volume of our Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our “affiliates” or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an “affiliate” of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits “affiliates” of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701. Substantially all Rule 701 shares are subject to lock-up agreements as described below and under “Underwriting” included elsewhere in this prospectus, and will become eligible for sale upon expiration of the restrictions set forth in those agreements.

As of December 31, 2009, 1,687,667 shares of our outstanding common stock had been issued in reliance on Rule 701 as a result of exercises of stock options and stock awards.

Lock-Up Agreements

We, the selling stockholders, all of our directors and officers and the other holders of substantially all shares of common stock outstanding immediately prior to this offering, have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and Deutsche Bank Securities Inc. on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock;

•

in the case of us, file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock,

whether any transaction described above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise.

The 180-day restricted period described above will be extended if:

•	during the last 17 days of the restricted period, we issue an earnings release or material news or a material event relating to us occurs; or

•

prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the applicable restricted period, in which case, the restrictions described above will, subject to limited exceptions, continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Registration Rights

Upon completion of this offering, the holders of 13,257,967 shares of Class B common stock or their transferees will be entitled to various rights with respect to the registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See “Description of Capital Stock—Registration Rights” for additional information.

Registration Statements

We intend to file a registration statement on Form S-8 under the Securities Act covering all of the shares of our common stock subject to options outstanding or reserved for issuance under our stock plans and shares of our Class A common stock issued upon the exercise of options by employees. We expect to file this registration statement as soon as practicable after this offering. In addition, we intend to file a registration statement on Form S-8 or such other form as may be required under the Securities Act for the resale of shares of our common stock issued upon the exercise of options that were not granted under Rule 701. We expect to file this registration statement as soon as permitted under the Securities Act. However, the shares registered on Form S-8 will be subject to volume limitations, manner of sale, notice and public information requirements of Rule 144 and will not be eligible for resale until expiration of the lock up agreements to which they are subject.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX

CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax and estate tax consequences of the ownership and disposition of our Class A common stock to non-U.S. holders, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax or estate tax consequences different from those set forth below.

This summary does not address the tax considerations arising under the laws of any U.S. state or local or any non-U.S. jurisdiction or under U.S. federal gift and estate tax laws, except to the limited extent below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than five percent of our Class A common stock (except to the extent specifically set forth below);

•	certain former citizens or long-term residents of the United States;

•	persons who hold our Class A common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons who do not hold our Class A common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); or

•	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our Class A common stock arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, you are a non-U.S. holder if you are any holder (other than a partnership or entity classified as a partnership for U.S. federal income tax purposes) that is not:

•	an individual citizen or resident of the U.S.;

•	a corporation or other entity taxable as a corporation created or organized in the U.S. or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) which has made an election to be treated as a U.S. person.

Distributions

If we make distributions on our Class A common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our Class A common stock, but not below zero, and then will be treated as gain from the sale of stock.

Any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Payment of effectively connected dividends that are included in the gross income of a non-U.S. holder generally are exempt from withholding tax. In order to obtain this exemption, you must provide us with an IRS Form W-8 ECI or other applicable IRS Form W-8 properly certifying such exemption.

If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may be able to obtain a refund of any excess amounts currently withheld if you timely file an appropriate claim for refund with the Internal Revenue Service, or the IRS.

Gain on Disposition of Class A Common Stock

You generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our Class A common stock unless:

•

the gain is effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by you in the U.S.), in which case you will be required to pay tax on the net gain derived from the sale (net of certain deductions or credits) under regular graduated U.S. federal income tax rates, and for a non-U.S. holder that is a corporation, such non-U.S. holder may be subject to a branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty;

•

you are an individual who is present in the U.S. for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case you will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses (even though you are not considered a resident of the U.S.) subject to applicable income tax or other treaties providing otherwise; or

•

our Class A common stock constitutes a U.S. real property interest by reason of our status as a “U.S. real property holding corporation” for U.S. federal income tax purposes (a “USRPHC”) at any time within the shorter of the five-year period preceding the disposition or your holding period for our Class A common stock. We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our Class A common stock is regularly traded on an established securities market, such Class A common stock will be treated as a U.S. real property interest only if you actually or constructively hold more than five percent of such regularly traded Class A common stock at any time during the five year (or shorter) period that is described above.

Federal Estate Tax

Our Class A common stock held (or treated as held) by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the disposition of Class A common stock made to you may be subject to additional information reporting and backup withholding at a current rate of 28% unless you establish an exemption, for example by properly certifying your non-U.S. status on a Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our Class A common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITERS

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated and Deutsche Bank Securities Inc. are acting as representatives, have severally agreed to purchase, and we and the selling stockholders have agreed to sell to them, severally, the number of shares of Class A common stock indicated below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated
Deutsche Bank Securities Inc.
UBS Securities LLC
Thomas Weisel Partners LLC
Needham & Company, LLC

Total	5,434,783

The underwriters are offering the shares of our Class A common stock subject to their acceptance of the shares from us and the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of Class A common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $             a share under the public offering price. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We and the selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 815,217 additional shares of Class A common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Class A common stock offered by this prospectus. To the extent that the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Class A common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of Class A common stock listed next to the names of all underwriters in the preceding table. If the underwriters’ option is exercised in full, the total price to the public would be $            , the total underwriters’ discounts and commissions would be $            , and total proceeds to the selling stockholders would be $             and $            , respectively.

The estimated offering expenses payable by us, in addition to the underwriting discounts and commissions, are approximately $3,800,004, which includes legal, accounting and printing costs and various other fees associated with registering and listing our Class A common stock.

The underwriters have informed us and the selling stockholders that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of Class A common stock offered by them.

We have applied to list our Class A common stock for quotation on the New York Stock Exchange under the trading symbol “MXL.”

We, the selling stockholders, all of our directors and executive officers and substantially all of our stockholders of have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and Deutsche Bank Securities Inc. on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

•

in the case of us, file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to:

•	the sale of shares of common stock to the underwriters;

•

the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

•	the filing by us of a registration statement on Form S-8 in respect of any shares issued under or the grant of any award pursuant to an employee benefit plan in effect on the date of this prospectus;

•

our sale or issuance of or entry into an agreement to sell or issue shares of Class A common stock in connection with our acquisition of one or more businesses, products or technologies, in an aggregate number of shares not to exceed 10% of the total number of shares of common stock issued and outstanding immediately following the completion of this offering, provided that each recipient of these shares of Class A common stock shall sign and deliver a copy of the lock-up agreement;

•

transactions by a director, officer or stockholder relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of common stock or other securities acquired in such open market transactions;

•

in the case of a director, officer or stockholder, transfers of shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (i) to the spouse, domestic partner, parent, child or grandchild of the director, officer or other stockholder or to a trust formed for the benefit of a spouse, domestic partner, parent, child or grandchild or (ii) by bona fide gift, will or intestacy;

•

in the case of a stockholder which is a corporation, partnership or other business entity, transfers of shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (i) to another corporation, partnership or other business entity that controls, is controlled by or is under common control with the director, officer or other stockholder or (ii) as part of a disposition, transfer or distribution without consideration by the stockholder to its equity holders;

•

in the case of a stockholder which is a trust, transfers of shares of common stock or any securities convertible into or exercisable or exchangeable for common stock to a trustor or beneficiary of the trust;

•

the transfer of common stock to us by a director, officer or stockholder upon a vesting event of its securities or the exercise of options to purchase shares of common stock, including standalone options or options issued pursuant to our 2004 Stock Plan and 2010 Equity Incentive Plan, to cover tax withholding obligations in connection with such vesting or exercise, provided that no filing under Section 16(a) of the Exchange Act reporting a disposition of shares of common stock shall be required or shall be made voluntarily in connection with the exercise; or

•

the establishment by a director, officer or stockholder of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of the directors, officers or other stockholders or us;

provided that in the case of any transfer or distribution pursuant to the sixth, seventh and eighth bullets above, it shall be a condition of the transfer or distribution that there shall be no disposition for value, each transferee, donee or distributee shall sign and deliver a copy of the lock-up agreement and no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of common stock shall be required or shall be made voluntarily during the 180-day restricted period.

Without the prior written consent of Morgan Stanley & Co. Incorporated and Deutsche Bank Securities Inc. on behalf of the underwriters, no party to the agreement will be able, during the period ending 180 days after the date of this prospectus, to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The 180-day restricted periods described above are subject to extension such that, in the event that either (1) during the last 17 days of the restricted period, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the applicable restricted period, the “lock-up” restrictions described above will, subject to limited exceptions, continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

In order to facilitate the offering of the Class A common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of Class A common stock in the open market to stabilize the price of the Class A common stock. The underwriting syndicate also may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Class A common stock in the offering, if the syndicate repurchases previously distributed Class A common stock to cover syndicate short positions or to stabilize the price of the Class A common stock. These activities may raise or maintain the market price of the Class A common stock above independent market levels or prevent or retard a decline in the market price of the Class A common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

We, the selling stockholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

The underwriters may in the future provide investment banking services to us for which they would receive customary compensation.

Pricing of the Offering

Prior to this offering, there has been no public market for the shares of Class A common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price will be our future prospects and the future prospects of our industry in general, our sales, earnings and certain other financial operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any securities which are the subject of the offering contemplated by this prospectus may not be made to the public in that Relevant Member State, except that an offer of securities may be made to the public in that Relevant Member State at any time under the following exemptions under the Prospectus Directive, if they are implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive.

provided that no such offer of securities shall result in a requirement that we or any underwriter publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of any securities to the public” in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer so as to enable an investor to decide to purchase any securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (Qualified Investors) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as relevant persons). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the shares of Class A common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, San Diego, California. Davis Polk & Wardwell LLP, Menlo Park, California, is representing the underwriters. Members of Wilson Sonsini Goodrich & Rosati, Professional Corporation and investment funds associated with that firm hold 39,976 shares of our common stock.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2008 and 2009, and for each of the three years in the period ended December 31, 2009, as set forth in its report. We have included our consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on its authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock that we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our common stock. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.

For further information about us and our Class A common stock, you may inspect a copy of the registration statement and the exhibits and schedules to the registration statement without charge at the offices of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of the registration statement from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549 upon the payment of the prescribed fees.

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the SEC. You can also inspect our registration statement on this website.

Upon completion of this offering, we will become subject to the reporting and information requirements of the Exchange Act and we will file reports, proxy statements and other information with the SEC.

MaxLinear, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

MaxLinear, Inc.

We have audited the accompanying consolidated balance sheets of MaxLinear, Inc. (the Company) as of December 31, 2008 and 2009, and the related consolidated statements of operations, convertible preferred stock and stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2008 and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/    Ernst & Young LLP

San Diego, California

February 16, 2010,

except for the stock split paragraph of Note 1,

and the changes in capitalization paragraph of Note 10,

as to which the date is

March 5, 2010

MAXLINEAR, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except par amounts)

	December 31,		Pro Forma December 31, 2009
	2008	2009
			(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,919	$17,921
Investments, available-for-sale	1,801	—
Accounts receivable	1,351	9,707
Inventory	3,675	2,850
Prepaid and other current assets	157	262

Total current assets	14,903	30,740
Property and equipment, net	1,733	2,627
Other long-term assets	87	2,406

Total assets	$16,723	$35,773

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$1,543	$4,162
Deferred revenue and deferred profit	3,300	9,850
Accrued expenses	704	1,346
Accrued compensation	501	1,721
Amounts due to related party	340	2,508
Current portion of capital lease obligations	109	124

Total current liabilities	6,497	19,711
Deferred rent	—	71
Capital lease obligations, net of current portion	238	115

Commitments and contingencies

Convertible preferred stock, $0.0001 par value; 22,492 shares authorized:

Series A convertible preferred stock, 11,696 shares authorized; 7,554 shares issued and outstanding at December 31, 2008 and 2009; liquidation preference of $15,351 at December 31, 2009; no shares issued and outstanding, pro forma (unaudited)	15,351	15,351	$—

Series B convertible preferred stock, 10,796 shares authorized; 6,972 shares issued and outstanding at December 31, 2008 and 2009; liquidation preference of $20,000 at December 31, 2009; no shares issued and outstanding, pro forma (unaudited)	20,000	20,000	—

Stockholders’ deficit:

Common stock, $0.0001 par value, 48,333 shares authorized, 9,900 and 10,737 shares issued and outstanding at December 31, 2008 and 2009, respectively; 25,263 issued and outstanding, pro forma (unaudited)	1	1	3
Additional paid-in capital	737	2,301	37,650
Accumulated other comprehensive income	5	—	—
Accumulated deficit	(26,106)	(21,777)	(21,777)

Total stockholders’ (deficit) equity	(25,363)	(19,475)	$15,876

Total liabilities and stockholders’ deficit	$16,723	$35,773

See accompanying notes.

MAXLINEAR, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Years Ended December 31,
	2007	2008	2009

Net revenue	$9,696	$31,331	$51,350
Cost of net revenue	4,896	12,675	17,047

Gross profit	4,800	18,656	34,303
Operating expenses:
Research and development	9,924	14,310	19,790
Selling, general and administrative	4,296	6,356	9,921

Total operating expenses	14,220	20,666	29,711

(Loss) income from operations	(9,420)	(2,010)	4,592
Interest income	654	179	51
Interest expense	(78)	(74)	(52)
Other income (expense), net	135	(9)	(32)

(Loss) income before income taxes	(8,709)	(1,914)	4,559
Provision for income taxes	—	—	230

Net (loss) income	(8,709)	(1,914)	4,329
Net income allocable to preferred stockholders	—	—	(3,691)

Net (loss) income attributable to common stockholders	$(8,709)	$(1,914)	$638

Net (loss) income per share attributable to common stockholders:
Basic	$(0.93)	$(0.19)	$0.06

Diluted	$(0.93)	$(0.19)	$0.06

Shares used to compute net (loss) income per share attributable to common stockholders:
Basic	9,364	9,861	10,129

Diluted	9,364	9,861	11,512

Pro forma net income per share attributable to common stockholders (unaudited):
Basic			$0.18

Diluted			$0.17

Shares used to compute pro forma net income per share attributable to common stockholders (unaudited):
Basic			24,655

Diluted			26,038

See accompanying notes.

MAXLINEAR, INC.

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(in thousands)

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2006	7,554	$15,351	6,972	$20,000	9,716	$1	$42	$13	$(15,483)	$(15,427)
Common stock issued upon exercise of stock options	—	—	—	—	117	—	38	—	—	38
Repurchase of common stock	—	—	—	—	(26)	—	(3)	—	—	(3)
Stock-based compensation	—	—	—	—	—	—	201	—	—	201
Comprehensive loss:
Unrealized loss on investments	—	—	—	—	—	—	—	(14)	—	(14)
Net loss	—	—	—	—	—	—	—	—	(8,709)	(8,709)

Comprehensive loss	—	—	—	—	—	—	—	—	—	(8,723)

Balance at December 31, 2007	7,554	15,351	6,972	20,000	9,807	1	278	(1)	(24,192)	(23,914)
Common stock issued upon exercise of stock options	—	—	—	—	173	—	141	—	—	141
Repurchase of common stock	—	—	—	—	(80)	—	(93)	—	—	(93)
Stock-based compensation	—	—	—	—	—	—	411	—	—	411
Comprehensive loss:
Unrealized gain on investments	—	—	—	—	—	—	—	3	—	3
Foreign currency translation adjustments	—	—	—	—	—	—	—	3		3
Net loss	—	—	—	—	—	—	—	—	(1,914)	(1,914)

Comprehensive loss	—	—	—	—	—	—	—	—	—	(1,908)

Balance at December 31, 2008	7,554	15,351	6,972	20,000	9,900	1	737	5	(26,106)	(25,363)
Common stock issued upon exercise of stock options	—	—	—	—	837	—	605	—	—	605
Stock-based compensation	—	—	—	—	—	—	959	—	—	959
Comprehensive income:
Unrealized loss on investments	—	—	—	—	—	—	—	(2)	—	(2)
Foreign currency translation adjustments	—	—	—	—	—	—	—	(3)	—	(3)
Net income	—	—	—	—	—	—	—	—	4,329	4,329

Comprehensive income	—	—	—	—	—	—	—	—	—	4,324

Balance at December 31, 2009	7,554	$15,351	6,972	$20,000	10,737	$1	$2,301	$—	$(21,777)	$(19,475)

See accompanying notes.

MAXLINEAR, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2007	2008	2009

Operating Activities
Net (loss) income	$(8,709)	$(1,914)	$4,329
Adjustments to reconcile net (loss) income to cash used in operating activities:
Amortization and depreciation	467	606	841
Accretion of investment premiums, net	(281)	(88)	(1)
Stock-based compensation	201	411	959
Write down of leasehold improvements	—	—	32
Changes in operating assets and liabilities:
Accounts receivable	(1,604)	853	(8,356)
Inventory	(1,024)	(1,747)	825
Prepaid and other assets	5	(122)	(1,680)
Accounts payable and accrued expenses	484	476	2,902
Amounts due to related party	(93)	(12)	2,168
Accrued compensation	152	(161)	1,220
Deferred revenue and deferred profit	—	3,300	6,550
Deferred rent	—	—	71

Net cash (used in) provided by operating activities	(10,402)	1,602	9,860

Investing Activities
Purchase of property and equipment	(337)	(906)	(1,409)
Purchases of available-for-sale securities	(11,031)	(4,737)	—
Sales of available-for-sale securities	19,200	5,800	1,800
Change in restricted cash	50	—	—

Net cash provided by investing activities	7,882	157	391

Financing Activities
Payments on capital leases	(121)	(89)	(108)
Proceeds on exercise of common stock options, net of repurchases	35	48	605
Costs paid in connection with initial public offering	—	—	(747)

Net cash used in financing activities	(86)	(41)	(250)

Effect of exchange rate changes on cash and cash equivalents	—	—	1
Increase (decrease) in cash and cash equivalents	(2,606)	1,718	10,002
Cash and cash equivalents at beginning of year	8,807	6,201	7,919

Cash and cash equivalents at end of year	$6,201	$7,919	$17,921

Supplemental disclosures of cash flow information:
Cash paid for interest	$52	$56	$45

Cash paid for income taxes	$5	$1	$411

Supplemental disclosures of non cash investing and financing information:
Capital lease obligations entered into for equipment purchases	$346	$48	$—

Unrealized gain (loss) on available-for-sale securities	$(14)	$3	$(2)

Accrued purchase of property and equipment	$—	$—	$359

See accompanying notes.

MAXLINEAR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts)

1. Organization and Summary of Significant Accounting Policies

Description of Business

MaxLinear, Inc. (the Company) was incorporated in Delaware in September 2003. The Company is a provider of highly integrated, mixed-signal semiconductor solutions for broadband communication applications whose customers include module makers, original equipment manufacturers (OEMs), original design manufacturers (ODMs), who incorporate the Company’s products in a wide range of stationary and mobile electronic devices including mobile handsets, cable and terrestrial set top boxes, televisions, personal computers and netbooks and automotive entertainment applications. The Company is a fabless semiconductor company focusing its resources on the design, sales and marketing of its products, and outsourcing the manufacturing of its products.

Basis of Presentation and Principles of Consolidation

The consolidated financial statements include the accounts of MaxLinear, Inc. and its wholly owned subsidiaries MaxLinear Shanghai Limited and MaxLinear Limited. In October 2007, MaxLinear Shanghai Limited was incorporated under the laws of the Republic of China and established for the purpose of providing support for the integrated circuit design. In November 2009, MaxLinear Limited was incorporated under the laws of the Islands of Bermuda and had no significant operations through December 31, 2009. All intercompany transactions and investments have been eliminated in consolidation.

The functional currency of MaxLinear Shanghai Limited is the local currency. Accordingly, assets and liabilities of this entity are translated at the current exchange rate at the balance sheet date and historical rates for equity. Revenue and expense components are translated at weighted average exchange rates in effect during the period. Gains and losses resulting from foreign currency translation are included as a component of stockholders’ equity. Foreign currency transaction gains and losses are included in the results of operations and, to date, have not been significant. The functional currency of MaxLinear Limited is the United States dollar.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes of the consolidated financial statements. Actual results could differ from those estimates.

Unaudited Pro Forma Stockholders’ Equity

The unaudited pro forma stockholders’ equity information in the accompanying consolidated balance sheet assumes the conversion of the outstanding shares of convertible preferred stock at December 31, 2009 into 14,526 shares of common stock as though the completion of the initial public offering contemplated by the filing of this prospectus had occurred on December 31, 2009. Common shares issued in such initial public offering and any related estimated net proceeds are excluded from such pro forma information.

Stock Split

On July 16, 2009, the Company effected a four-for-three forward stock split of the Company’s outstanding common and preferred stock. On March 5, 2010, the Company effected a 1.5484-for-1 reverse stock split of the Company’s outstanding common and preferred stock. The accompanying consolidated financial statements and notes to the consolidated financial statements give retroactive effect to the stock splits for all periods presented.

MAXLINEAR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts)

Cash and Cash Equivalents

The Company considers all liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents are recorded at cost, which approximates market value.

Inventory

Inventory is stated at the lower of cost (first-in, first-out) or market and include materials and manufacturing overhead. The Company periodically reviews inventory for evidence of slow-moving or obsolete parts on a part-by-part basis, and the estimated reserve is based on management’s reviews of inventory on hand, compared to estimated future usage and sales, and assumptions about the likelihood of obsolescence. Once established, these adjustments are considered permanent and are not revised until the related inventory is sold or disposed of.

Newly developed products are generally not valued until they have been qualified for manufacturing and success in the marketplace has been demonstrated through sales and backlog, among other factors.

Investments, Available-for-Sale

The Company classifies all investments as available-for-sale, as the sale of such investments may be required prior to maturity to implement management strategies. These investments are carried at fair value, with unrealized gains and losses reported as accumulated other comprehensive income (loss) until realized. The cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion, as well as interest and dividends, are included in interest income. Realized gains and losses from the sale of available-for-sale investments, if any, are determined on a specific identification basis and are also included in interest income.

Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and compensation are considered to be representative of their respective fair value because of the short-term nature of these items. Investment securities, available-for-sale, are carried at fair value. Based on the borrowing rates currently available to the Company for loans with similar terms, the Company believes the fair value of long-term capital lease obligations approximates its carrying value.

Property and Equipment

Property and equipment is carried at cost and depreciated over the estimated useful lives of the assets, ranging from two to five years, using the straight-line method. Leasehold improvements are stated at cost and amortized over the shorter of the estimated useful lives of the assets or the lease term.

Impairment of Long-Lived Assets

The Company regularly reviews the carrying amount of its long-lived assets, as well as the useful lives, to determine whether indicators of impairment may exist which warrant adjustments to carrying values or estimated useful lives. An impairment loss would be recognized when the sum of the expected future undiscounted net cash flows is less than the carrying amount of the asset. Should impairment exist, the impairment loss would be measured based on the excess of the carrying amount of the asset over the asset’s fair value. The Company has not recognized any impairment losses through December 31, 2009.

MAXLINEAR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts)

Revenue Recognition

Revenue is generated from sales of the Company’s integrated circuits. The Company recognizes revenue when all of the following criteria are met: 1) there is persuasive evidence that an arrangement exists, 2) delivery of goods has occurred, 3) the sales price is fixed or determinable and 4) collectibility is reasonably assured. Title to products transfer to customers either when it is shipped to or received by the customer, based on the terms of the specific agreement with the customer.

Revenue is recorded based on the facts at the time of sale. Amounts that are not probable of collection once the product has shipped and title has transferred to the customer are deferred until the amount that is probable of collection can be determined. Items that are considered when determining the amounts that will be ultimately collected are: a customer’s overall creditworthiness and payment history, customer rights to return unsold product, customer rights to price protection, customer payment terms conditioned on sale or use of product by the customer, or extended payment terms granted to a customer.

In 2007, for distributor transactions, revenue was recorded upon shipment of products to the distributors as title of the inventory transferred to the distributor, the sales price was known, collectibility was reasonably assured, and no right of return existed. In 2008, the relationship with the distributors changed such that the Company increased its direct interaction and negotiations with the end customers, increased the number of end customers, and requested the distributors to carry additional inventory. These changes created variability in the ultimate amount to be collected upon shipment to the distributor whereby the Company could no longer conclude the price as fixed and determinable. As a result, since 2008, for distributor transactions, revenue is not recognized until product is shipped to the end customer and the amount that will ultimately be collected is determinable. Upon shipment of product to these distributors, title to the inventory transfers to the distributor and the distributor is invoiced, generally with 30 day terms. On shipments where revenue is not recognized, the Company records a trade receivable for the selling price as there is a legally enforceable right to payment, relieving the inventory for the carrying value of goods shipped since legal title has passed to the distributor, and records the corresponding gross profit in the consolidated balance sheet as a component of deferred revenue and deferred profit, representing the difference between the receivable recorded and the cost of inventory shipped.

In 2009, the Company began providing rebates of free product to end customers based on volume purchases. The Company estimates that all of the rebates will be achieved, reduces the average selling price of the product sold under the rebate program and defers revenue for the difference between the amount billed to the customer and the adjusted average selling price. Once the targeted level is achieved, the deferred revenue is recognized as revenue as rebated products are shipped to the end customer. Deferred revenue associated with rebate programs is included in deferred revenue and deferred profit in the consolidated balance sheet.

Warranty

The Company generally provides a warranty on its products for a period of one year. The Company makes estimates of product return rates and expected costs to replace the products under warranty at the time revenue is recognized based on historical warranty experience and any known product warranty issues. If actual return rates and/or replacement costs differ significantly from these estimates, adjustments to recognize additional cost of net revenue may be required in future periods. At December 31, 2008 and 2009, no accrual for warranty costs was recorded based on the Company’s analysis. During 2007, 2008 and 2009, warranty costs incurred totaled $523, $3 and $40, respectively.

MAXLINEAR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts)

Segment Information

The Company operates in one segment related to the design, development and sale of RF analog and mixed-signal semiconductor solutions for broadband communications applications. The Company’s chief operating decision-maker is its chief executive officer, who reviews operating results on an aggregate basis and manages the Company’s operations as a single operating segment.

Concentration of Credit Risk and Significant Customers

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and accounts receivable. The Company limits its exposure to credit loss by placing its cash with high credit quality financial institutions. At times, such deposits may be in excess of insured limits. The Company has not experienced any losses on its deposits of cash and cash equivalents.

The Company markets its products and services to consumer electronics and communications companies throughout the world. The Company makes periodic evaluations of the credit worthiness of its customers and does not require collateral for credit sales. The Company has not had any bad debt expense since inception.

Customers representing greater than 10% of net revenue for each of the periods are as follows:

	Years Ended December 31,
	2007	2008	2009
Percentage of total net revenue
Tomen Electronics Corp.	66%	87%	54%
Lestina International Ltd.	*	*	27
Moly Tech, Limited	*	*	11
Asia Fortune Electronics Enterprise	11	*	*

*	Represents less than 10% of the net revenue for the respective period.

Revenues by country representing greater than 10% of net revenue for each of the periods are as follows:

	Years Ended December 31,
	2007	2008	2009
Percentage of total net revenue
Japan.	66%	87%	54%
China	*	*	39
Taiwan	12	*	*

*	Represents less than 10% of the net revenue for the respective period.

MAXLINEAR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts)

Customers whose balance represents greater than 10% of accounts receivable is as follows:

	December 31,
	2008	2009
Percentage of gross accounts receivable:
Tomen Electronics Corp.	54%	57%
Moly Tech, Limited	*	14
Lestina International Ltd.	*	21

*	Represents less than 10% of the gross accounts receivable for the respective period end.

Net revenue to customers in foreign countries, substantially all in Asia, accounted for 92%, 100% and 99% of net revenue in 2007, 2008 and 2009, respectively. The determination of which country a particular sale is allocated to is based on the destination of the product shipment.

Stock-based Compensation

The Company uses the Black-Scholes valuation model to calculate the fair value of stock options. The fair value of employee stock options was estimated at the grant date using the following assumptions:

	Years Ended December 31,
	2007	2008	2009
Risk-free interest rate	4.82%	2.78%	2.68%
Dividend yield	—	—	—
Expected life of options (years)	6.25	6.08	6.18
Volatility	70.00%	61.99%	56.00%

The weighted average grant date fair value per share of employee stock options granted during 2007, 2008 and 2009 was $0.65, $0.71 and $3.36, respectively.

The risk-free interest rate assumption was based on the United States Treasury’s rates for U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued. The assumed dividend yield was based on the Company’s expectation of not paying dividends in the foreseeable future. The weighted average expected life of options was calculated using the simplified method as prescribed by guidance provided by the Securities and Exchange Commission. This decision was based on the lack of relevant historical data due to the Company’s limited historical experience. In addition, due to the Company’s limited historical data, the estimated volatility incorporates the historical volatility of comparable companies whose share prices are publicly available.

The Company recognized stock-based compensation in the statements of operations as follows:

	Years Ended December 31,
	2007	2008	2009
Research and development	$157	$307	$583
Selling, general and administrative	44	104	376

	$201	$411	$959

MAXLINEAR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts)

The total unrecognized compensation cost related to unvested stock option grants as of December 31, 2009 was $7.1 million, and the weighted average period over which these grants are expected to vest is 3.05 years.

The Company records equity instruments issued to non-employees as expense at their fair value over the related service period as determined in accordance with the authoritative guidance and periodically revalues the equity instruments as they vest. Stock-based compensation expense related to non-employee consultants is included in the table above and totaled $10, $18 and $35 for 2007, 2008 and 2009, respectively.

Research and Development

Costs incurred in connection with the development of the Company’s technology and future products are charged to research and development expense as incurred.

Income Taxes

The Company accounts for income taxes using the asset and liability method to compute the differences between the tax basis of assets and liabilities and the related financial amounts, using currently enacted tax rates.

The Company has deferred tax assets, which are subject to periodic recoverability assessments. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount that more likely than not will be realized.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Other comprehensive income (loss) income includes certain changes in equity that are excluded from net income (loss), such as unrealized holding gains and losses on available-for-sale investments, net of tax, and translation gains and losses.

Net Income (Loss) per Share

The Company follows the authoritative guidance which establishes standards regarding the computation of earnings per share, or EPS, by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the company. The guidance requires earnings available to common stockholders for the period, after deduction of preferred stock dividends, to be allocated between the common and preferred stockholders based on their respective rights to receive dividends, whether or not declared. Basic net income (loss) per share is then calculated by dividing income allocable to common stockholders (after the reduction for any preferred stock dividends assuming current income for the period had been distributed) by the weighted average number of shares of common stock outstanding, net of shares subject to repurchase by the Company, during the period. The guidance does not require the presentation of basic and diluted net income (loss) per share for securities other than common stock; therefore, the following net income (loss) per share amounts only pertain to the Company’s common stock. The Company calculates diluted net income (loss) per share under the as-if-converted method unless the conversion of the preferred stock is anti-dilutive to basic net income (loss) per share. To the extent preferred stock is anti-dilutive, the Company calculates diluted net income (loss) per share under the two-class method. The net income (loss) per share amounts presented below are based on share and net income amounts that are not rounded and, as such, may result in minor differences from the amounts computed based on the equivalent information presented in thousands.

MAXLINEAR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts)

The unaudited pro forma basic and diluted net income (loss) per share is calculated by dividing the pro forma net income (loss) by the weighted average number of common shares outstanding for the period plus the weighted average number of common shares resulting from the assumed conversion of the outstanding shares of convertible preferred stock. The assumed conversion is calculated using the as-if-converted method, as if such conversion had occurred as of the beginning of each period presented or the original issuance date, if later.

	Years Ended December 31,
	2007	2008	2009
Historical
Numerator:
Net (loss) income	$(8,709)	$(1,914)	$4,329
Net income allocable to preferred stockholders	—	—	(3,691)

Net (loss) income attributable to common stockholders	$(8,709)	$(1,914)	$638

Denominator:
Weighted average common shares outstanding	9,786	9,894	10,129
Weighted average unvested shares of common stock subject to repurchase	(422)	(33)	—

Weighted average common shares outstanding—basic	9,364	9,861	10,129
Common equivalent shares from options to purchase common stock	—	—	1,383

Weighted average common shares outstanding—diluted	9,364	9,861	11,512

Net (loss) income per share attributable to common stockholders:
Basic	$(0.93)	$(0.19)	$0.06

Diluted	$(0.93)	$(0.19)	$0.06

Pro Forma (unaudited)
Net income			$4,329

Pro forma basic and diluted net income per share attributable to common stockholders:
Basic			$0.18

Diluted			$0.17

Weighted average common shares outstanding—basic			10,129
Pro forma adjustments to reflect assumed weighted average effect of conversion of preferred stock			14,526

Pro forma shares used to compute basic net income per share attributable to common stockholders			24,655
Pro forma common equivalent shares from options to purchase common stock			1,383

Pro forma shares used to compute diluted net income per share attributable to common stockholders			26,038

Historical outstanding anti-dilutive securities not included in diluted net (loss) income per share calculation:
Preferred stock (as converted)	14,526	14,526	14,526
Common stock options	2,567	3,795	1,639

	17,093	18,321	16,165

MAXLINEAR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts)

Recent Accounting Pronouncements

Effective January 1, 2009, the Company implemented the FASB’s revised authoritative guidance for business combinations. This revised guidance requires an acquiring company to measure all assets acquired and liabilities assumed, including contingent considerations and all contractual contingencies, at fair value as of the acquisition date. In addition, an acquiring company is required to capitalize in-process research and development and either amortize it over the life of the product, or write it off if the project is abandoned or impaired. Previously, post-acquisition adjustments related to business combination deferred tax asset valuation allowances and liabilities for uncertain tax positions were generally required to be recorded as an increase or decrease to Goodwill. The revised guidance does not permit this accounting and, generally, requires any such changes to be recorded in current period income tax expense. Thus, all changes to valuation allowances and liabilities for uncertain tax positions established in acquisition accounting, regardless of the guidance used to initially account for the business combination, will be recognized in current period income tax expense. The adoption of the revised guidance did not have an impact on the Company’s consolidated financial statements, but the nature and magnitude of the specific effects will depend upon the nature, terms and size of any acquisitions consummated after the effective date of January 1, 2009.

Effective January 1, 2009, the Company adopted the revised authoritative guidance for the accounting treatment afforded preacquisition contingencies in a business combination. Under the revised guidance, an acquirer is required to recognize at fair value an “asset acquired or liability assumed in a business combination that arises from a contingency if the acquisition-date fair value of the liability can be determined during the measurement period.” If the acquisition-date fair value cannot be determined, the acquirer will apply the authoritative guidance used to evaluate contingencies to determine whether the contingency should be recognized as of the acquisition date or after the acquisition date. The adoption of the revised guidance did not have an impact on the Company’s consolidated financial statements, but the nature and magnitude of the specific effects will depend upon the nature, terms and size of any acquisitions consummated after the effective date of January 1, 2009.

Effective April 1, 2009, the Company adopted FASB’s revised authoritative guidance for fair value measurements which clarifies the measurement of fair value in a market that is not active, and is effective as of the issue date, including application to prior periods for which financial statements have not been issued. The Company also adopted additional authoritative guidance for determining whether a market is active or inactive, and whether a transaction is distressed, is applicable to all assets and liabilities (financial and nonfinancial) and which requires enhanced disclosures. The adoption of this guidance did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

Effective April 1, 2009, the Company adopted authoritative guidance which provides additional guidance to provide greater clarity about the credit and noncredit component of an other-than-temporary impairment event and to more effectively communicate when an other-than-temporary impairment event has occurred. The adoption of this guidance, which applies to investments in debt securities, did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In October 2009, the FASB issued new standards for revenue recognition with multiple deliverables. These new standards impact the determination of when the individual deliverables included in a multiple-element arrangement may be treated as separate units of accounting. Additionally, these new standards modify the manner in which the transaction consideration is allocated across the separately identified deliverables by no longer permitting the residual method of allocating arrangement consideration. These new standards are effective

MAXLINEAR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts)

for the Company beginning in the first quarter of fiscal year 2011, however early adoption is permitted. The Company does not expect these new standards to significantly impact its consolidated financial statements.

In October 2009, the FASB issued new standards for the accounting for certain revenue arrangements that include software elements. These new standards amend the scope of pre-existing software revenue guidance by removing from the guidance non-software components of tangible products and certain software components of tangible products. These new standards are effective for the Company beginning in the first quarter of fiscal year 2011, however early adoption is permitted. The Company does not expect these new standards to significantly impact its consolidated financial statements.

2. Investments, Available-for-Sale and Fair Value Measurements

The composition of investments, available-for-sale is as follows:

	Maturity in Years	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2008
Securities of government-sponsored entities	Less than 1	$1,799	$2	$—	$1,801

The Company had no investments, available-for-sale, as of December 31, 2009.

Effective January 1, 2008, the Company adopted the authoritative guidance for fair value measurements, which defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measurements. The Company measures certain assets at fair value and thus there was no impact on the Company’s consolidated financial statements upon adoption of the guidance. The guidance requires fair value measurements be classified and disclosed in one of the following three categories:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs are used when little or no market data is available.

The Company measures investments, available-for-sale, at fair value on a recurring basis. The fair values of the Company’s investments, available-for-sale, were determined using Level 2 inputs at December 31, 2008.

Effective January 1, 2009, the Company implemented the authoritative guidance for nonfinancial assets and liabilities that are remeasured at fair value on a non-recurring basis. As the Company has not elected to measure any financial assets or liabilities at fair value that were not previously required to be remeasured at fair value, the adoption of this guidance did not have a material impact on the financial position or results of operations. However, it could have an impact in future periods. In addition, the Company may have additional disclosure requirements in the event it completes an acquisition or incurs asset impairment in future periods.

MAXLINEAR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts)

3. Balance Sheet Details

Inventory consists of the following:

	December 31,
	2008	2009
Work-in-process	$2,969	$1,615
Finished goods	706	1,235

	$3,675	$2,850

Property and equipment consist of the following:

	Useful Life (in Years)	December 31,
		2008	2009
Furniture and fixtures	5	$131	$270
Machinery and equipment	5	2,362	3,223
Masks and production equipment	2	192	824
Software	3	433	478
Leasehold improvements	4-5	55	97

		3,173	4,892
Less accumulated depreciation and amortization		(1,440)	(2,265)

		$1,733	$2,627

The net book value of property and equipment acquired under capital leases totaled $320 and $207 at December 31, 2008 and 2009, respectively.

Deferred revenue and deferred profit consist of the following:

	December 31,
	2008	2009
Deferred revenue—rebates	$—	$202
Deferred revenue—distributor transactions	4,457	12,546
Deferred cost of net revenue—distributor transactions	(1,157)	(2,898)

	$3,300	$9,850

Accrued expenses consist of the following:

	December 31,
	2008	2009
Accrued software license payments	$271	$162
Accrued reimbursement cost	311	—
Accrued professional fees	—	546
Accrued inventory purchases	—	262
Other	122	376

	$704	$1,346

MAXLINEAR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts)

4. Licensing Agreements and Lease Commitments

Licensing Agreements

The Company has entered into several licensing agreements which allow it to use certain software or intellectual property for specified periods of time. Research and development expense associated with these licensing agreements was $749, $1,316 and $2,041 for 2007, 2008 and 2009, respectively.

Lease Commitments

The Company has capital leases for certain equipment with lease terms ranging from 36 to 60 months at interest rates ranging from 12% to 18%.

During May 2009, the Company entered into two lease agreements for office facilities to replace the office facilities being leased at December 31, 2008. In connection with vacating the facilities, the Company wrote off the carrying value of leasehold improvements at June 30, 2009 totaling $32. The Company did not incur any additional expenses as a result of terminating the leases. One lease commenced on June 1, 2009 and expires on January 22, 2014. The second lease commenced on September 1, 2009 and expires on August 31, 2014. The lease which expires on August 31, 2014 has an option to extend the lease beyond the initial term for three years. The terms of these leases provide for rental payments on a monthly basis with periodic rent escalations over the term of the lease. The Company recognizes rent expense on a straight-line basis over the lease period and has accrued for rent expense incurred but not paid. In addition, incentives were granted, including discounted rental payments and inducements. As such, these allowances have been recorded as deferred rent and these items are being recognized as reductions to rental expense on a straight-line basis over the term of the lease.

At December 31, 2009, future minimum annual payments under the equipment and the non-cancelable operating leases and licensing agreements are as follows:

	Capital Leases	Operating Leases	Software Licensing Agreements
2010	$151	$476	$1,602
2011	108	541	1,073
2012	17	538	251
2013	2	555	—
2014	—	283	—

Total minimum lease payments	278	$2,393	$2,926

Less amounts representing interest	(39)

Net present value of capital lease obligations	239
Less current portion of capital lease obligations	(124)

Capital lease obligations, net of current portion	$115

Total rent expense for 2007, 2008 and 2009, was $269, $485 and $614, respectively.

Two of the Company’s executive officers have personally guaranteed the Company’s performance under certain capital leases with remaining payments totaling $117 at December 31, 2009.

MAXLINEAR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts)

The Company had firm purchase order commitments for the acquisition of inventory as of December 31, 2008 and 2009 of $455 and $4,380, respectively.

From time to time, the Company may be involved in litigation relating to claims arising out of its operations. The Company is not a party to any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on its business, financial condition or operating results.

5. Convertible Preferred Stock

The Company’s convertible preferred stock has been classified as temporary equity on the accompanying balance sheets instead of in stockholders’ deficit in accordance with authoritative guidance for the classification and measurement of redeemable securities. Upon certain change in control events that are outside of the control of the Company, including liquidation, sale or transfer of control of the Company, holders of the convertible preferred stock can cause its redemption. Accordingly, these shares are considered contingently redeemable and the carrying values of the convertible preferred stock have been adjusted to their liquidation values at the date of issuance.

In November 2003, an officer of the Company invested $50 cash for future conversion into Preferred Stock. The investment was converted into 38 shares of Series A Preferred Stock during fiscal year 2004.

During April and November 2004, the Company issued 7,516 shares of Series A Preferred Stock at $2.03 per share for cash proceeds of $15,301.

In November 2006, the Company issued 6,972 shares of Series B Preferred Stock (“Series B Preferred Stock” and, together with the Series A Preferred Stock, the “Preferred Stock”), at $2.87 per share to existing investors and a new investor for aggregate proceeds of $20 million.

The holders (collectively, the “Preferred Holders”) of Preferred Stock are entitled to receive non-cumulative dividends at a rate of 8% per annum. These dividends are payable when and if declared by the Board of Directors. At December 31, 2008 and 2009, the Board of Directors had not declared any dividends. The preferred dividends are payable in preference and in priority to any dividends on the Company’s common stock. After satisfaction of the annual noncumulative preferred stock dividends noted above, the preferred stockholders would participate in any common stock dividends on an as-if-converted to common stock basis.

Shares of Preferred Stock are convertible into shares of common stock, at the option of the holder, at a conversion ratio of one-to-one, subject to certain further antidilutive adjustments. Preferred Holders vote on an equivalent basis with common stockholders on an as-converted basis.

Each share of Preferred Stock is automatically converted into common stock upon (i) the affirmative election of the holders of two-thirds of the outstanding shares of Preferred Stock, or (ii) the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock for the account of the Company in which the per share price is at least $3.60 (as may be adjusted for any stock splits, stock dividends or distributions, recapitalizations and similar events affecting the common stock), and the gross cash proceeds are at least $20 million.

The holders of the Series A Preferred Stock and Series B Preferred Stock are entitled to receive liquidation preferences at the rate of $2.03 and $2.87 per share, respectively. Liquidation payments to the holders of Preferred Stock have priority and are made in preference to any payments to the holders of common stock.

MAXLINEAR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts)

6. Stockholders’ Equity

Common Stock

On March 31, 2004, the Company issued 9,197 shares of common stock at $0.0001 par value to the founding employees. The stock vested in monthly increments ranging from 30 to 45 months. All shares were fully vested as of December 31, 2007.

Stock Options

At December 31, 2009, the Company has one stock plan, the 2004 Stock Plan, as amended (the Plan), which allows for the grant of stock options and purchase rights for up to 6,917 shares to acquire restricted stock to employees, directors and consultants of the Company. The terms and conditions of specific awards are set at the discretion of the Company’s Board of Directors. Exercise prices of awards are equal to an amount not less than fair value as determined by the Board of Directors on the date of the grant and options generally vest over four years. Options may be immediately exercisable. Options granted under the Plan expire no later than ten years from the date of grant. Unvested common shares obtained upon early exercise of options are subject to repurchase by the Company at the original issue price. The number of unvested options subject to repurchase was not significant at December 31, 2008 and 2009. At December 31, 2009, 278 shares remain available for grant.

A summary of the Company’s stock option activity is as follows:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Contractual Term (in Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2008	3,795	$1.04
Granted	2,207	6.23
Exercised	(837)	0.72
Canceled	(214)	1.79

Outstanding at December 31, 2009	4,951	$3.38	8.5	$24,829

Vested and expected to vest at December 31, 2009	4,667	$3.27	8.5	$23,917

Exercisable at December 31, 2009	1,378	$1.01	7.4	$10,177

The exercise price for all stock options granted is at or above the estimated fair value of the underlying common stock as determined contemporaneously on the date of grant by the Company’s Board of Directors with assistance from valuation information provided the Company’s management. Given the absence of an active market for the Company’s common stock, the Company’s Board of Directors was required to estimate the fair value of the Company’s common stock at the time of each grant. The Company’s Board of Directors, which includes members who are experienced in valuing the securities of early-stage technology companies, considered objective and subjective factors in determining the estimated fair value of the Company’s common stock on each option grant date.

The intrinsic value of stock options exercised during 2007, 2008 and 2009 was $58, $54 and $3,723, respectively.

The fair value of options which vested during 2007, 2008 and 2009 was $87, $385 and $656, respectively.

MAXLINEAR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts)

Shares Reserved for Future Issuance

Common stock reserved for future issuance is as follows:

December 31, 2009
Conversion of preferred stock	14,526
Stock options outstanding	4,951
Authorized for future stock option grants	278

Total	19,755

7. Income Taxes

The income tax expense consists of current federal alternative minimum taxes and California income taxes. Due to net operating loss utilization limitations, the Company’s net operating losses will not fully offset the federal alternative minimum taxes and California income taxes during 2009.

The actual income tax provision differs from the amount computed using the federal statutory rate as follows:

	Years Ended December 31,
	2007	2008	2009
Provision at statutory rate	$(2,961)	$(651)	$1,550
State income taxes (net of federal benefit)	(786)	(130)	162
Research and development credits	(418)	(707)	(890)
Foreign rate differential	(4)	(4)	292
Stock compensation	171	127	282
Tax attribute reduction	—	—	572
Permanent and other	(64)	(34)	53
Valuation allowance	4,062	1,399	(1,791)

Total provision for income taxes	$—	$—	$230

The components of the deferred income tax assets are as follows:

	December 31,
	2008	2009
Deferred tax assets:
Net operating loss carry forwards	$9,952	$7,282
Research and development credits	2,035	2,957
Accrued expenses and other	358	507
Stock-based compensation	21	62

	12,366	10,808
Less valuation allowance	(12,151)	(10,361)

	215	447
Deferred tax liability:
Depreciation and amortization	(215)	(447)

Net deferred tax assets	$—	$—

MAXLINEAR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts)

At December 31, 2009, the Company had federal and state tax net operating loss carryforwards of $19,549 and $14,776, respectively. The federal and state tax loss carryforwards will begin to expire in 2024 and 2016, respectively, unless previously utilized.

At December 31, 2009, the Company had federal and state tax credit carryforwards of $2,150 and $2,142, respectively. The federal tax credit carryforward will begin to expire in 2024, unless previously utilized. The state tax credits do not expire.

Pursuant to Internal Revenue Code sections 382 and 383, use of the Company’s net operating loss and credit carryforwards may be limited if a cumulative change in ownership of more than 50% occurs within a three-year period. The Company has had two changes of ownership, one in April 2004 and the second in November 2004, resulting in an annual net operating loss and credit limitation. The annual limitation will not cause a loss of net operating loss or credit carryforwards. Additionally, such a limitation may occur as a result of the planned initial public offering. Additional limitations on the use of these tax attributes could occur in the event of possible disputes arising in examinations from various taxing authorities. Currently, the Company is not under examination by any taxing authorities.

In July 2006, the FASB issued authoritative guidance to create a single model to address accounting for uncertain tax positions. This guidance clarifies the accounting for income taxes, by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. The guidance also provides guidance on derecognition, measurement, and classification of amounts relating to uncertain tax positions, accounting for and disclosure of interest and penalties, accounting for interim periods, disclosures and transition relating to the adoption of the new accounting standard.

The Company adopted the provisions of this guidance on January 1, 2008. As of the date of adoption, the Company’s unrecognized tax benefits totaled $354, $292 of which, if recognized at a time when the valuation allowance no longer exists would affect the effective tax rate. The adoption of the guidance did not result in an adjustment to the accumulated deficit. At December 31, 2009, the Company’s unrecognized tax benefits totaled $872, $720 of which, if recognized at a time when the valuation allowance no longer exists, would affect the effective income tax rate. The Company will recognize interest and penalties related to unrecognized tax benefits as a component of income tax expense. The Company recognized no interest or penalties upon the adoption of the guidance or as of December 31, 2009. The Company does not expect any significant increases or decreases to its unrecognized tax benefits within the next twelve months.

The following table summarizes the changes to the unrecognized tax benefits during 2008:

Balance as of January 1, 2008	$354
Additions based on tax positions related to the current year	228
Additions based on tax positions of prior year	—

Balance as of December 31, 2008	582
Additions based on tax positions related to the current year	290
Additions based on tax positions of prior year	—

Balance as of December 31, 2009	$872

The Company is subject to federal, California and Chinese income tax. Upon adoption, the Company was no longer subject to federal, California or Chinese income tax examinations for the years before 2004, 2003 and

MAXLINEAR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except per share amounts)

2007, respectively. At December 31, 2009, the Company is no longer subject to federal, California and Chinese income tax examinations for the years before 2006, 2005 and 2007, respectively. However, to the extent allowed by law, the tax authorities may have the right to examine prior periods where net operating losses or tax credits were generated and carried forward, and make adjustments up to the amount of the net operating loss or credit carryforward amount.

8. Employee Retirement Plan

The Company has a 401(k) defined contribution retirement plan (the 401(k) Plan) covering all eligible employees. Participants may voluntarily contribute on a pre-tax basis an amount not to exceed a maximum contribution amount pursuant to Section 401(k) of the Internal Revenue Code. The Company is not required to contribute, nor has it contributed, to the 401(k) Plan for any of the periods presented.

9. Related-Party Transactions

For 2007, 2008 and 2009, the Company recorded charges of $4,273, $8,891 and $10,541, respectively, related to wafer inventory purchased from and research and development expenses incurred with an affiliate of one of the Company’s stockholders. Accounts payable to this stockholder at December 31, 2008 and 2009 were $340 and $2,508, respectively.

10. Subsequent Events

Facility Lease

During January 2010, the Company entered into a five-year noncancelable operating lease agreement for a research and development facility in Irvine, CA. The lease is subject to rent holidays and rent increases and is scheduled to commence in April 2010 with an option to extend the lease for an additional five years. Future minimum payments under the operating lease for the years ending December 31, 2010, 2011, 2012, 2013, 2014 and 2015 are $20, $83, $87, $90, $94 and $24, respectively.

Changes in Capitalization

On March 3, 2010, the Company’s board of directors approved a restated certificate of incorporation to provide for the following:

•

authorization of 550,000 shares of common stock, 500,000 shares of Class A common stock, 500,000 shares of Class B common stock (containing certain preferential voting rights) and 25,000 shares of undesignated preferred stock; and

•	reclassification of outstanding common stock to Class B common stock, inclusive of the Preferred Stock that will automatically convert upon the initial public offering

The changes will become effective immediately prior to the completion of the Company’s initial public offering.

# MaxLinear

MXL241SF
QJ3Y7.05
0933 TYW
MXL111SF
QJ265.04B
0928 A RGM
MXL751
QJ8N9.04
0948 F
MXL5007T
QHPHC.11
0834 DYC
MXL101SF
QJ265.04A
0928 A RGM

Cable

Consumer

Mobile

Automotive

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

Estimated expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered under this registration statement are as follows:

SEC registration fee	$4,185
FINRA filing fee	10,500
Listing fee	144,175
Printing and engraving expenses	240,000
Legal fees and expenses	2,200,000
Accounting fees and expenses	1,100,000
Blue Sky fees and expenses (including legal fees)	20,000
Transfer agent and registrar fees and expenses	30,000
Miscellaneous	51,144

Total	$3,800,004

Item 14.	Indemnification of Directors and Officers.

On completion of this offering, the Registrant’s amended and restated certificate of incorporation will contain provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of the Registrant’s directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers. The Registrant’s amended and restated certificate of incorporation and bylaws will provide that the Registrant must indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its amended and restated certificate of incorporation and bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of the Registrant and its executive officers and directors, and by the Registrant of the underwriters, for certain liabilities, including liabilities arising under the Securities Act.

See also the undertakings set out in response to Item 17 herein.

Item 15.	Recent Sales of Unregistered Securities.

On July 15, 2009, in connection with a 4-for-3 forward stock split of our common and preferred stock, we issued an additional 3,857,496 shares of common stock to our existing common stockholders, an additional 2,923,996 shares of Series A preferred stock to our existing Series A stockholders and an additional 2,699,052 shares of Series B preferred stock to our existing Series B stockholders and increased the shares issuable upon exercise of outstanding options by an aggregate of 1,407,179 shares of our common stock. The amounts below have been adjusted to give effect to the 1.5484-for-1 reverse stock split of our common stock and preferred stock, which took effect on March 5, 2010. The option exercise prices were proportionately adjusted so that the aggregate exercise price of the options remained essentially unchanged. The following sales of unregistered securities in the last three years reflect post-split numbers:

(a)	From January 1, 2007 through March 5, 2010, we sold and issued to our employees, consultants or former service providers an aggregate of 1,175,120 shares of common stock pursuant to option exercises under the 2004 Stock Plan, as amended, at prices ranging from $0.0581 to $4.2581 per share for an aggregate purchase price of $878,497.57.

(b)	From January 1, 2007 through March 5, 2010, we granted options under our 2004 Stock Plan, as amended, to purchase 6,134,120 shares of common stock to our employees, directors and consultants, having exercise prices ranging from $1.1613 to $9.1820 per share for an aggregate exercise price of $20,282,655.70.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes that each transaction was exempt from the registration requirements of the Securities Act in reliance on the following exemptions:

•

with respect to the transactions described in paragraphs (a) and (b), Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s Board of Directors; and

•

with respect to the transactions described in paragraph (c), Section 4(2) of the Securities Act, or Rule 506 of Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. Each recipient of the securities in these transactions represented his or her intention to acquire the securities for investment only and not with a view to, or for resale in connection with, any distribution thereof, and appropriate legends were affixed to the share certificates issued in each such transaction. In each case, the recipient received adequate information about the registrant or had adequate access, through his or her relationship with the registrant, to information about the registrant.

There were no underwriters employed in connection with any of the transactions set forth in Item 15.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits:

Exhibit Number	Exhibit Title

1.1#	Form of Underwriting Agreement

3.1#	Fourth Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect

3.2#	Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation of the Registrant, dated September 11, 2009

3.3#	Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation of the Registrant, dated October 26, 2009

3.4#	Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation of the Registrant, dated December 10, 2009

3.4.1#	Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation of the Registrant, dated March 5, 2010

3.5#	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon closing of the offering

3.6#	Amended and Restated Bylaws of the Registrant, as currently in effect

3.7#	Certificate of Amendment to Amended and Restated Bylaws, dated October 30, 2004

3.8#	Form of Amended and Restated Bylaws of the Registrant, to be effective upon closing of the offering

4.1#	Specimen Class A Common Stock Certificate of the Registrant

4.2#	Second Amended and Restated Investor Rights Agreement, dated November 21, 2006

4.3#	Amendment No. 1 to Second Amended and Restated Investor Rights Agreement, dated July 15, 2009

5.1#	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

10.1+#	Form of Director and Executive Officer Indemnification Agreement

10.2+#	Form of Director and Controlling Person Indemnification Agreement

10.3+#	2004 Stock Plan, as amended

10.4+#	Form of Stock Option Agreement under the 2004 Stock Plan

10.5+#	Amendment No. 1 to the form of Stock Option Agreement under the 2004 Stock Plan

10.6+#	2010 Equity Incentive Plan, to be in effect upon the closing of this offering

10.7+#	Form of Agreement under the 2010 Equity Incentive Plan

10.8+#	2010 Employee Stock Purchase Plan, to be in effect upon the closing of this offering

10.9+#	Employment Offer Letter, dated March 2008, between the Registrant and Joe D. Campa

10.10+#	Employment Offer Letter, dated October 17, 2008, between the Registrant and John M. Graham

10.11+#	Employment Offer Letter, dated September 12, 2008, between the Registrant and Michael Kastner

10.11.1+#	Employment Offer Letter, dated December 8, 2009, between the Registrant and Patrick E. McCready

10.12+#	Form of Change in Control Agreement for Chief Executive Officer and Chief Financial Officer

10.13+#	Form of Change in Control Agreement for Executive Officers

10.14#	Lease Agreement, dated May 18, 2009, between the Registrant and JCCE – Palomar, LLC

10.15#	Sublease Agreement, dated May 9, 2009, between the Registrant and CVI Laser, LLC

10.16†#	Intellectual Property License Agreement, dated June 18, 2009, between the Registrant and Texas Instruments Incorporated

Exhibit Number	Exhibit Title

10.17†#	License Agreement, dated April 6, 2009, between the Registrant and NEC Electronics Corporation

10.18†#	Distributor Agreement, dated June 5, 2009, between the Registrant and Moly Tech Limited

10.19†#	Distributor Agreement, dated October 3, 2005, between the Registrant and Tomen Electronics Corporation

10.20†#	Distributor Agreement, dated August 19, 2009, between the Registrant and Lestina International Ltd.

10.21#	MaxLinear, Inc. Executive Bonus Plan, to be in effect upon the closing of the offering

21.1#	List of subsidiaries of the Registrant

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2#	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

23.3	Consent of IMS Research

24.1#	Power of Attorney (see page II-6 to this registration statement on Form S-1)

*	To be filed by amendment.
+	Indicates a management contract or compensatory plan.
†	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this Registration Statement and have been filed separately with the Securities and Exchange Commission.
#	Previously filed with Registrant’s Registration Statement on Form S-1 on November 6, 2009, December 14, 2009, January 21, 2010, February 16, 2010 or March 5, 2010.

Item 17.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing as specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes that:

(a)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of this registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on March 18, 2010.

MAXLINEAR, INC.

By:	/S/ KISHORE SEENDRIPU
Kishore Seendripu, Ph.D.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below:

Signature	Title	Date

/s/ KISHORE SEENDRIPU Kishore Seendripu, Ph.D.	Chairman, President and Chief Executive Officer (Principal Executive Officer)	March 18, 2010

/s/ JOE D. CAMPA Joe D. Campa	Vice President, Finance and Treasurer (Principal Financial Officer)	March 18, 2010

/s/ PATRICK E. MCCREADY Patrick E. McCready	Chief Accounting Officer and Controller (Principal Accounting Officer)	March 18, 2010

* Curtis Ling, Ph.D.	Director and Chief Technical Officer	March 18, 2010

* Edward E. Alexander	Director	March 18, 2010

* Kenneth P. Lawler	Director	March 18, 2010

* David Liddle, Ph.D.	Director	March 18, 2010

* Albert J. Moyer	Director	March 18, 2010

* Thomas E. Pardun	Director	March 18, 2010

* Donald E. Schrock	Director	March 18, 2010

By:	/s/ KISHORE SEENDRIPU
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Exhibit Title

1.1#	Form of Underwriting Agreement

3.1#	Fourth Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect

3.2#	Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation of the Registrant, dated September 11, 2009

3.3#	Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation of the Registrant, dated October 26, 2009

3.4#	Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation of the Registrant, dated December 10, 2009

3.4.1#	Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation of the Registrant, dated March 5, 2010

3.5#	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon closing of the offering

3.6#	Amended and Restated Bylaws of the Registrant, as currently in effect

3.7#	Certificate of Amendment to Amended and Restated Bylaws, dated October 30, 2004

3.8#	Form of Amended and Restated Bylaws of the Registrant, to be effective upon closing of the offering

4.1#	Specimen Class A Common Stock Certificate of the Registrant

4.2#	Second Amended and Restated Investor Rights Agreement, dated November 21, 2006

4.3#	Amendment No. 1 to Second Amended and Restated Investor Rights Agreement, dated July 15, 2009

5.1#	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

10.1+#	Form of Director and Executive Officer Indemnification Agreement

10.2+#	Form of Director and Controlling Person Indemnification Agreement

10.3+#	2004 Stock Plan, as amended

10.4+#	Form of Stock Option Agreement under the 2004 Stock Plan

10.5+#	Amendment No. 1 to the form of Stock Option Agreement under the 2004 Stock Plan

10.6+#	2010 Equity Incentive Plan, to be in effect upon the closing of this offering

10.7+#	Form of Agreement under the 2010 Equity Incentive Plan

10.8+#	2010 Employee Stock Purchase Plan, to be in effect upon the closing of this offering

10.9+#	Employment Offer Letter, dated March 2008, between the Registrant and Joe D. Campa

10.10+#	Employment Offer Letter, dated October 17, 2008, between the Registrant and John M. Graham

10.11+#	Employment Offer Letter, dated September 12, 2008, between the Registrant and Michael Kastner

10.11.1+#	Employment Offer Letter, dated December 8, 2009, between the Registrant and Patrick E. McCready

10.12+#	Form of Change in Control Agreement for Chief Executive Officer and Chief Financial Officer

10.13+#	Form of Change in Control Agreement for Executive Officers

10.14#	Lease Agreement, dated May 18, 2009, between the Registrant and JCCE – Palomar, LLC

10.15#	Sublease Agreement, dated May 9, 2009, between the Registrant and CVI Laser, LLC

10.16†#	Intellectual Property License Agreement, dated June 18, 2009, between the Registrant and Texas Instruments Incorporated

Exhibit Number	Exhibit Title

10.17†#	License Agreement, dated April 6, 2009, between the Registrant and NEC Electronics Corporation

10.18†#	Distributor Agreement, dated June 5, 2009, between the Registrant and Moly Tech Limited

10.19†#	Distributor Agreement, dated October 3, 2005, between the Registrant and Tomen Electronics Corporation

10.20†#	Distributor Agreement, dated August 19, 2009, between the Registrant and Lestina International Ltd.

10.21#	MaxLinear, Inc. Executive Bonus Plan, to be in effect upon the closing of the offering

21.1#	List of subsidiaries of the Registrant

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2#	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

23.3	Consent of IMS Research

24.1#	Power of Attorney (see page II-6 to this registration statement on Form S-1)

*	To be filed by amendment.
+	Indicates a management contract or compensatory plan.
†	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this Registration Statement and have been filed separately with the Securities and Exchange Commission.
#	Previously filed with Registrant’s Registration Statement on Form S-1 on November 6, 2009, December 14, 2009, January 21, 2010, February 16, 2010 or March 5, 2010.